Form 10-K, Exhibit 13
period 2012-12-31
LaPorte Bancorp, Inc.
filed 2013-03-27
CIK 1549276

Crowe Horwath LLP Independent Member Crowe Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

LaPorte Bancorp, Inc.

LaPorte, Indiana

We have audited the accompanying consolidated balance sheets of LaPorte Bancorp, Inc. as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Bancorp, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

South Bend, Indiana

March 26, 2013

LAPORTE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

(Dollar amounts in thousands, except per share data)

	2012	2011
ASSETS
Cash and due from financial institutions	$6,857	$8,146
Interest-earning time deposits in other financial institutions	7,141	—
Securities available for sale	125,620	131,974
Federal Home Loan Bank (FHLB) stock, at cost (restricted)	3,817	3,817
Loans held for sale, at fair value	1,155	3,049
Loans, net of allowance for loan losses of $4,308 at December 31, 2012 and $3,772 at December 31, 2011	313,692	295,359
Mortgage servicing rights	344	348
Other real estate owned	902	1,012
Premises and equipment, net	9,575	9,840
Goodwill	8,431	8,431
Other intangible assets	363	474
Bank owned life insurance	11,263	10,876
Accrued interest receivable and other assets	3,595	3,819

Total assets	$492,755	$477,145

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$50,892	$38,977
Interest bearing	298,078	294,583

Total deposits	348,970	333,560
Federal Home Loan Bank advances	49,009	72,021
Subordinated debentures	5,155	5,155
Federal Deposit Insurance Corporation guaranteed unsecured borrowings	—	4,981
Accrued interest payable and other liabilities	5,566	5,725

Total liabilities	408,700	421,442

Loan commitments and other related activities (Note 19)

Shareholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 and 25,061,000 shares authorized at December 31, 2012 and 2011; 6,205,250 and 6,425,905 shares issued at December 31, 2012 and 2011; and 6,205,250 and 6,147,689 shares outstanding at December 31, 2012 and 2011	62	49
Additional paid-in capital	46,532	21,221
Surplus	770	770
Retained earnings	37,745	34,267
Accumulated other comprehensive income, net of tax of $1,218 and $1,046 at December 31, 2012 and 2011	2,364	2,031
Treasury stock, at cost (2012–0 shares, 2011–278,216 shares)	—	(1,278)
Unearned Employee Stock Ownership Plan (ESOP) shares	(3,418)	(1,357)

Total shareholders’ equity	84,055	55,703

Total liabilities and shareholders’ equity	$492,755	$477,145

See accompanying notes to consolidated financial statements.

1.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2012 and 2011

(Dollar amounts in thousands, except per share data)

	2012	2011
Interest and dividend income
Loans, including fees	$16,362	$15,406
Taxable securities	1,933	2,377
Tax exempt securities	1,374	1,486
FHLB stock	116	99
Other interest income	47	23

Total interest and dividend income	19,832	19,391

Interest expense
Deposits	2,862	3,916
Federal Home Loan Bank advances	1,209	1,467
Subordinated debentures	282	281
FDIC guaranteed unsecured borrowings	37	201
Federal funds purchased and other short-term borrowings	2	6

Total interest expense	4,392	5,871

Net interest income	15,440	13,520

Provision for loan losses	1,037	1,137

Net interest income after provision for loan losses	14,403	12,383

Noninterest income
Service charges on deposits	453	530
ATM and debit card fees	413	391
Earnings on life insurance, net	387	397
Net gains on mortgage banking activities	1,234	676
Loan servicing fees, net	(26)	26
Net gains on securities	378	627
Net losses on sales of other assets	(311)	(374)
Other income	632	374

Total noninterest income	3,160	2,647

Noninterest expense
Salaries and employee benefits	6,642	6,103
Occupancy and equipment	1,825	1,789
Data processing	525	445
Advertising	231	219
Bank examination fees	433	479
Amortization of intangibles	111	201
Collection and other real estate owned	204	153
FDIC insurance	336	410
Other expenses	1,475	1,253

Total noninterest expense	11,782	11,052

Income before income taxes	5,781	3,978
Income tax expense	1,496	736

Net income	$4,285	$3,242

Earnings per share (Note 21):
Basic	$0.72	$0.55
Diluted	0.72	0.55

See accompanying notes to consolidated financial statements.

2.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2012 and 2011

(Dollar amounts in thousands, except per share data)

	2012	2011

Net income	$4,285	$3,242

Other comprehensive income:

Unrealized gains/losses on securities
Unrealized holding gain arising during the period	606	5,298
Reclassification adjustment for gains included in net income	(378)	(627)

Net unrealized gains	228	4,671
Tax effect	(77)	(1,588)

Net of tax	151	3,083

Unrealized gains/losses on cash flow hedges
Unrealized holding gain/loss arising during period	277	(761)

Net unrealized gains/losses	277	(761)
Tax effect	(95)	259

Net of tax	182	(502)

Total other comprehensive income	333	2,581

Comprehensive income	$4,618	$5,823

See accompanying notes to consolidated financial statements.

3.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2012 and 2011

(Dollar amounts in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Treasury Stock	Unearned ESOP Shares	Total

Balance at January 1, 2011	$48	$21,160	$770	$31,211	$(550)	$(1,144)	$(1,447)	$50,048

Net income	—	—	—	3,242	—	—	—	3,242
Other comprehensive income	—	—	—	—	2,581	—	—	2,581
Cash dividends on common stock ($0.03 per share)	—	—	—	(186)	—	—	—	(186)
Treasury shares purchased, 18,637 shares	—	—	—	—	—	(134)	—	(134)
ESOP shares earned, 11,930 shares	—	(9)	—	—	—	—	90	81
Issuance of restricted stock awards	1	(1)	—	—	—	—	—	—
Stock awards and option expense	—	71	—	—	—	—	—	71

Balance at December 31, 2011	$49	$21,221	$770	$34,267	$2,031	$(1,278)	$(1,357)	$55,703

(Continued)

4 ..

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2012 and 2011

(Dollar amounts in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Treasury Stock	Unearned ESOP Shares	Total

Balance at January 1, 2012	$49	$21,221	$770	$34,267	$2,031	$(1,278)	$(1,357)	$55,703

Net income	—	—	—	4,285	—	—	—	4,285
Other comprehensive income	—	—	—	—	333	—	—	333
Cash dividends on common stock ($0.13 per share)	—	—	—	(807)	—	—	—	(807)
Items related to Conversion and stock offering:
Treasury stock retired pursuant to reorganization	(2)	(1,276)	—	—	—	1,278	—	—
Cancellation of LaPorte Savings Bank, Mutual Holding Company shares and fractional shares	(47)	47	—	—	—	—	—	—
Proceeds from stock offering 3,384,611 shares, net of expense of $1,267	62	26,282	—	—	—	—	—	26,344
Purchase of 270,768 shares by ESOP pursuant to reorganization	—	—	—	—	—	—	(2,241)	(2,241)
ESOP shares earned, 22,486 shares	—	15	—	—	—	—	180	195
Stock awards and option expense	—	243	—	—	—	—	—	243

Balance at December 31, 2012	$62	$46,532	$770	$37,745	$2,364	$—	$(3,418)	$84,055

See accompanying notes to consolidated financial statements.

5.

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012 and 2011

(Dollar amounts in thousands, except per share data)

	2012	2011
Cash flows from operating activities
Net income	$4,285	$3,242
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	577	646
Provision for loan losses	1,037	1,137
Net gains on securities	(378)	(627)
Net gains on sales of loans	(1,059)	(610)
Originations of loans held for sale	(46,963)	(37,311)
Proceeds from sales of loans held for sale	49,916	39,028
Recognition of mortgage servicing rights	(174)	(66)
Amortization of mortgage servicing rights	139	105
Net change in mortgage servicing rights valuation allowance	39	27
Loss on sales of other real estate owned	31	193
Write down of other real estate owned	280	185
Earnings on life insurance, net	(387)	(397)
Amortization of intangible assets	111	201
ESOP compensation expense	195	81
Stock award and option expense	243	71
Amortization of issuance costs of unsecured borrowing	19	65
Changes in assets and liabilities:
Accrued interest receivable and other assets	52	733
Accrued interest payable and other liabilities	118	(174)

Net cash from operating activities	8,081	6,529

Cash flows from investing activities
Net change in loans	(20,107)	(24,582)
Proceeds from sales of other real estate owned	536	1,315
Proceeds from maturities, calls and principal repayments of securities available for sale	20,326	19,236
Proceeds from sales of securities available for sale	28,059	39,873
Proceeds from redemption of FHLB stock	—	221
Net change in interest-bearing time deposits at other financial institutions	(7,141)	—
Purchases of securities available for sale	(41,425)	(66,408)
Premises and equipment expenditures, net	(312)	(154)

Net cash from investing activities	(20,064)	(30,499)

(Continued)

6 ..

LAPORTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012 and 2011

(Dollar amounts in thousands, except per share data)

	2012	2011
Cash flows from financing activities
Net change in deposits	$15,410	$16,222
Proceeds from FHLB long-term advances	32,500	27,500
Repayment of FHLB long-term advances	(51,524)	(12,297)
Net change in FHLB short-term advances	(3,988)	(4,857)
Repayment of FDIC guaranteed unsecured borrowing	(5,000)	—
Net proceeds from stock offering	26,344	—
Purchase of shares by ESOP pursuant to reorganization	(2,241)	—
Dividends paid on common stock	(807)	(186)
Purchase of treasury stock	—	(134)

Net cash from financing activities	10,694	26,248

Net change in cash and cash equivalents	(1,289)	2,278

Cash and cash equivalents at beginning of year	8,146	5,868

Cash and cash equivalents at end of year	$6,857	$8,146

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$4,590	$5,882
Income taxes paid	1,661	300

Supplemental noncash disclosures:
Transfers from loans receivable to other real estate owned	$737	$1,189

See accompanying notes to consolidated financial statements.

7.

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements included herein include the accounts of LaPorte Bancorp, Inc., a Maryland corporation (“New LaPorte”), successor to LaPorte Bancorp, Inc., a Federal corporation (“LaPorte-Federal”), its wholly owned subsidiary, The LaPorte Savings Bank (“the Bank”) and the Bank’s wholly owned subsidiary, LSB Investments Inc., Nevada (“LSB Inc.”), together referred to as “the Company”. LaPorte-Federal was formed on October 12, 2007. LSB Inc. was formed on October 1, 2011 to manage a portion of the Bank’s investment portfolio. LaPorte-Federal was a majority owned (54.11%) subsidiary of LaPorte Savings Bank, MHC through September of 2012. These financial statements do not include the transactions and balances of LaPorte Savings Bank, MHC. Intercompany transactions and balances are eliminated in consolidation.

On October 4, 2012, the Company completed its conversion and reorganization to the stock holding company form of organization. New LaPorte, the new stock holding company for the Bank, sold 3,384,611 shares of common stock at $8.00 per share, for gross offering proceeds of $27.1 million, in its stock offering. Concurrent with the completion of the offering, shares of common stock of LaPorte-Federal owned by the public have been exchanged for 1.3190 shares of New LaPorte’s common stock so that LaPorte-Federal’s existing shareholders now own approximately the same percentage of New LaPorte’s common stock as they owned of LaPorte-Federal’s common stock immediately prior to the conversion, as adjusted for the assets of LaPorte Savings Bank, MHC and their receipt of cash in lieu of fractional exchange shares. As a result of the offering and the exchange of shares, New LaPorte has approximately 6,205,250 shares outstanding. All share and per share information in this report for periods prior to conversion has been revised to reflect the 1.3190:1 conversion ratio on shares outstanding, including shares of LaPorte-Federal held by the former mutual holding company that were not publicly traded.

The Company provides financial services through its offices in LaPorte and Porter counties of Indiana. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. The Company established LSB Inc., a wholly owned subsidiary of the Bank incorporated in Nevada to manage a portion of the Bank’s investment portfolio beginning October 1, 2011. On January 4, 2013, the Company established LSB Real Estate, Inc. (“LSB Real Estate”), a real estate investment trust, which is a wholly owned subsidiary of LSB Inc., and is incorporated in Maryland.

Use of Estimates: To prepare financial statements in conformity with United States generally accepted accounting principles management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, mortgage servicing rights, consideration of other than temporary declines in fair values of securities, the fair values of securities and other financial instruments, consideration of impairment of goodwill and other intangible assets, and the need for a deferred tax asset valuation allowance are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, federal funds purchased, Federal Home Loan Bank advances and Federal Reserve Bank discount window borrowings.

(Continued)

8 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest-Earning Time Deposits in Other Financial Institutions: Interest-earning time deposits in other financial institutions mature between one and four years and are carried at cost.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax, as a separate component of shareholders’ equity. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities and collateralized mortgage obligations where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at fair value, as determined by outstanding commitments from investors. The fair value includes the servicing value of the loans.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of purchase premiums and discounts, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment. The Company follows the same nonaccrual policy for troubled debt restructurings.

(Continued)

9 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The recorded investment in loans is the loan balance plus unamortized net deferred loan costs less unamortized net deferred loan fees. The total amount of accrued interest on loans as of December 31, 2012 and 2011 was $677 and $654, respectively.

Concentration of Credit Risk: Most of the Company’s business activity is with customers located within La Porte County. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in the La Porte County area.

Mortgage Warehouse Loans: During the month of May 2009, a mortgage warehouse lending division was established at the Bank. This division has approved specific mortgage companies through which individual mortgage loans are originated by the mortgage company and funded by the Bank as a secured borrowing with the pledge of collateral under the Bank’s agreement with the mortgage company. The individual mortgage loans are held between the time of origination and subsequent repurchase by the mortgage company for sale of the loan into the secondary market. Each individual mortgage is assigned to the Bank until the loan is repurchased and sold to the secondary market by the mortgage company. Also, the Bank takes possession of each original note and forwards such note to the end investor once the mortgage company has sold the loan. The individual loans are typically sold by the mortgage company within 30 days of origination and are seldom held more than 90 days. Interest income is accrued by the Bank during this period and fee income for each loan sold is collected when the sale has been completed.

Purchased Loans: The Company purchased a group of loans through the acquisition of City Savings Financial Corporation on October 12, 2007. Purchased loans that showed evidence of credit deterioration since their origination are recorded at an allocated fair value, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, incurred losses are recognized by an increase in the allowance for loan losses.

Purchased loans are accounted for individually or aggregated into pools of loans based on common risk characteristics (e.g., credit score, loan type, and date of origination). The Company estimates the amount and timing of expected cash flows for each purchased loan or pool, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loan’s or pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

(Continued)

10 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

A loan is impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

All individually classified commercial and commercial real estate loans are evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over certain time periods. Prior to the fourth quarter of 2012, the historical loss experience was based on the actual loss history experienced over the last 18 months for the commercial portfolio segment and over the last year for all other portfolio segments. For the fourth quarter of 2012, the historical loss experience was based on the actual loss history experienced over the last 24 months for the commercial portfolio segment and over the last three years for all other portfolio segments. Management determined this change in assumption better represents potential losses related to non-impaired loans as of December 31, 2012. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other change in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

(Continued)

11 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following portfolio segments have been identified: Commercial, Mortgage, Mortgage Warehouse, Residential Construction, Indirect Auto, Home Equity and Consumer and Other. The risk characteristics of each of the identified portfolio segments are as follows:

Commercial – Subject to decreases in demand for certain products or services; increasing production costs; increases in interest rates on adjustable rate loans may impact borrowers’ ability to continue payments; adverse market conditions which may cause a decrease in the value of underlying collateral.

Mortgage – Subject to adverse market conditions which may cause a decrease in the value of underlying collateral; adverse employment conditions in the local economy which may lead to an increase in default rates; incremental rate increases on adjustable rate mortgages may impact borrowers’ ability to continue payments.

Mortgage Warehouse – Subject to higher fraud risk than our other lending areas; decreased market values in real estate throughout the country.

Residential Construction – Subject to adverse market conditions which may cause a decrease in the value of underlying collateral; adverse employment conditions in the local economy which may lead to an increase in default rates.

Indirect Auto – Subject to higher fraud risk than our other lending areas; adverse employment conditions in the local economy which may lead to an increase in default rates; decreased value of the underlying collateral.

Home Equity – Subject to adverse employment conditions in the local economy which may lead to an increase in default rates; decreased market values due to adverse real estate market conditions.

Consumer and Other – Subject to adverse employment conditions in the local economy which may lead to an increase in default rates; decreased value of the underlying collateral.

The Bank is subject to periodic examinations by its federal and state regulatory examiners, and may be required by such regulators to recognize additions to the allowance for loan losses based on their assessment of credit information available to them at the time of their examinations. The process of assessing the allowance for loan losses is necessarily subjective. Further, and particularly in times of economic downturns, it is reasonably possible that future credit losses may exceed historical loss levels and may also exceed management’s current estimates of incurred credit losses inherent within the loan portfolio. As such, there can be no assurance that future charge-offs will not exceed management’s current estimate of what constitutes a reasonable allowance for loan losses.

Mortgage Servicing Rights: When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in net gains on mortgage banking activities. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

(Continued)

12 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with loan servicing fees, net on the consolidated statements of income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the consolidated statements of income as loan servicing fees, net, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Loan servicing fees, net totaled $(26) and $26 for the years ended December 2012 and 2011. Late fees and ancillary fees related to loan servicing are not material.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight line method with useful lives ranging from 5 to 30 years. Furniture, fixtures and equipment are depreciated on an accelerated or straight line method with useful lives ranging from 3 to 10 years.

Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of FHLB stock based on the level of FHLB borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance: The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

(Continued)

13 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Other Intangible Assets: All goodwill on the Company’s balance sheet resulted from business combinations prior to January 1, 2009 and represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected October 31st as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Other intangible assets consist of core deposit intangible assets arising from a whole bank acquisition. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which range from 4 to 15 years.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Derivatives: At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). As of December 31, 2012, the Company had entered into four cash flow hedge transactions. As of December 31, 2011, the Company had also entered into a fair value hedge. For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

(Continued)

14 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income (loss) are amortized into earnings over the same periods which the hedged transactions will affect earnings.

Mortgage Banking Derivatives: Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest rate on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage banking activities on the consolidated statements of income.

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans: Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Split-dollar life insurance plan expense and supplemental retirement plan expense allocates the benefits over years of service.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

(Continued)

15 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.

Surplus: Surplus has been established in reference to Indiana State Banking Statute 28-6-1-28. This statute required State Savings Banks to reserve and set aside from the gross amount of gains and profits of the institution not less than one quarter of one percent (1/4%) per annum on the deposits, to be held and invested as a surplus fund to meet any contingency in its business, until the surplus fund shall equal up to ten percent (10%) upon the amount of deposits, however, a surplus fund up to twenty-five percent (25%) upon the amount of deposits was allowed. This statute has since been repealed, however, the fund will remain as a part of the Company’s total equity.

Comprehensive Income: Comprehensive income, net of tax, consists of net income and other comprehensive income (loss), net of tax. Other comprehensive income (loss), net of tax, includes net changes in net unrealized gains and losses on securities available for sale, net of tax, reclassification adjustments and unrealized gains and losses on cash flow hedges, which are also recognized as a separate component of shareholders’ equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Bancorp or by the Bancorp to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

(Continued)

16 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards:

In September 2011, the FASB amended existing guidance relating to goodwill impairment testing. The amendment permits an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing these events or circumstances, it is concluded that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The amendments in this guidance are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements. The amendments in this guidance are effective as of the beginning of a fiscal reporting year, and interim periods within that year, that begins after December 15, 2011. Early adoption was permitted. The adoption of this amendment changed the presentation of the statement of comprehensive income for the Company to two consecutive statements instead of presented as part of the consolidated statement of shareholders’ equity.

In May 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this guidance are effective for interim and annual reporting periods beginning after December 15, 2011. The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition, but the additional disclosures are included in Note 4.

(Continued)

17 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 2 – SECURITIES

The following table summarizes the amortized cost and fair value of the available-for-sale securities portfolio at December 31, 2012 and 2011 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2012
U.S. federal agency	$8,045	$360	$—	$8,405
State and municipal	42,161	3,479	(26)	45,614
Mortgage-backed securities – residential	11,819	572	(6)	12,385
Government agency sponsored collateralized mortgage obligations	54,070	1,198	(112)	55,156
Corporate debt securities	3,959	110	(9)	4,060

Total	$120,054	$5,719	$(153)	$125,620

	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2011
U.S. federal agency	$12,187	$414	$—	$12,601
State and municipal	40,012	3,094	—	43,106
Mortgage-backed securities – residential	30,946	872	(29)	31,789
Government agency sponsored collateralized mortgage obligations	43,491	1,001	(14)	44,478

Total	$126,636	$5,381	$(43)	$131,974

At December 31, 2012 and 2011, all of our mortgage backed securities were issued by U.S. government-sponsored enterprises and all of our collateralized mortgage obligations were issued by either U.S. government-sponsored enterprises or the U.S. Small Business Administration.

The proceeds from sales of securities available-for-sale were as follows:

	2012	2011

Proceeds	$28,059	$39,873
Gross gains	526	687
Gross losses	(152)	(60)

Proceeds from calls of securities available for sale during the years ended December 31, 2012 and 2011 were $5,495 and $5,045 with gross gains of $4 and $0 and gross losses of $0 and $0.

(Continued)

18 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 2 – SECURITIES (Continued)

The amortized cost and fair value of the investment securities portfolio are shown by expected maturity. Securities not due at a single maturity date, primarily mortgage-backed securities and CMOs, are shown separately.

	December 31, 2012
	Amortized Cost	Fair Value

Due in one year or less	$—	$—
Due from one to five years	15,682	16,385
Due from five to ten years	16,683	17,853
Due after ten years	21,800	23,841

Subtotal	54,165	58,079
Mortgage-backed securities and CMOs	65,889	67,541

Total	$120,054	$125,620

Securities pledged at year-end 2012 and 2011 had a carrying amount of approximately $42,151 and $33,661 and were pledged to secure public deposits, FHLB advances, short-term borrowings through the Federal Reserve Bank discount window, treasury tax and loan payments and cash flow hedges.

At year-end 2012 and 2011, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year-end 2012, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2012	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

State and municipal	$1,611	$(26)	$—	$—	$1,611	$(26)
Mortgage-backed securities – residential	1,012	(6)	—	—	1,012	(6)
Government agency sponsored collateralized mortgage obligations	12,392	(112)			12,392	(112)
Corporate debt securities	1,489	(9)	—	—	1,489	(9)

Total temporarily impaired	$16,504	$(153)	$—	$—	$16,504	$(153)

(Continued)

19 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 2 – SECURITIES (Continued)

Securities with unrealized losses at year-end 2011, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2011	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Mortgage-backed securities – residential	$5,646	$(29)	$—	$—	$5,646	$(29)
Government agency sponsored collateralized mortgage obligations	2,147	(14)	—	—	2,147	(14)

Total temporarily impaired	$7,793	$(43)	$—	$—	$7,793	$(43)

At December 31, 2012, the Company held 18 investments in debt securities which were in an unrealized loss position of which all were in an unrealized loss position for less than twelve months. Management periodically evaluates each investment security for potential other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted declines in fair value are considered temporary and due only to normal market interest rate fluctuations. The Company does not intend to sell the securities and it is not more likely than not it will be required to sell these debt securities before their anticipated recovery.

(Continued)

20 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS

Loans at year end were as follows:

	2012	2011

Commercial	$124,563	$126,559
Mortgage	36,996	45,576
Mortgage warehouse	137,467	103,864
Residential construction	1,475	3,047
Indirect auto	1,154	2,249
Home equity	12,267	12,966
Consumer and other	3,864	4,693

Subtotal	317,786	298,954
Less: Net deferred loan (fees) costs	214	177
Allowance for loan losses	(4,308)	(3,772)

Loans, net	$313,692	$295,359

As of December 31, 2012 and 2011, the Bank’s mortgage warehouse division had repurchase agreements with 11 and nine mortgage companies. For the year ended December 31, 2012, the mortgage companies originated $2,787,842 in mortgage loans and sold $2,755,204 in mortgage loans. The Bank recorded interest income of $5,205, mortgage warehouse loan fees of $835 and wire transfer fees of $295 for the year ended December 31, 2012. For the year ended December 31, 2011, the mortgage companies originated $1,988,579 in mortgage loans and sold $1,958,332 in mortgage loans. The Bank recorded interest income of $3,376, mortgage warehouse loan fees of $569 and wire transfer fees of $181 for the year ended December 31, 2011.

(Continued)

21 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2012 and 2011:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
December 31, 2012
Allowance for loan losses:
Beginning balance	$2,774	$374	$393	$3	$19	$119	$90	$—	$3,772
Charge-offs	(383)	(84)	—	—	(3)	(35)	(64)	—	(569)
Recoveries	46	2	—	—	4	1	15	—	68
Provision	694	109	208	(1)	(13)	45	(5)	—	1,037

Ending balance	$3,131	$401	$601	$2	$7	$130	$36	$—	$4,308

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
December 31, 2011
Allowance for loan losses:
Beginning balance	$3,147	$389	$139	$17	$28	$142	$81	$—	$3,943
Charge-offs	(1,084)	(132)	—	—	(14)	(52)	(48)	—	(1,330)
Recoveries	—	—	—	—	4	2	16	—	22
Provision	711	117	254	(14)	1	27	41	—	1,137

Ending balance	$2,774	$374	$393	$3	$19	$119	$90	$—	$3,772

(Continued)

22 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2012:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
December 31, 2012
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$1,137	$132	$—	$—	$—	$22	$—	$—	$1,291
Collectively evaluated for impairment	1,994	269	601	2	7	108	36	—	3,017
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—

Total ending allowance	$3,131	$401	$601	$2	$7	$130	$36	$—	$4,308

Loans:
Loans individually evaluated for impairment	$6,337	$2,125	$—	$—	$—	$53	$—	$—	$8,515
Loans collectively evaluated for impairment	117,682	34,731	137,467	1,466	1,154	12,267	3,867	—	308,634
Loans acquired with deteriorated credit quality	712	139	—	—	—	—	—	—	851

Total ending loan balance	$124,731	$36,995	$137,467	$1,466	$1,154	$12,320	$3,867	$—	$318,000

The recorded investment in loans does not include accrued interest.

(Continued)

23 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2011:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
December 31, 2011
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$112	$128	$—	$—	$—	$11	$—	$—	$251
Collectively evaluated for impairment	2,662	246	393	3	19	108	90	—	3,521
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—

Total ending allowance	$2,774	$374	$393	$3	$19	$119	$90	$—	$3,772

Loans:
Loans individually evaluated for impairment	$4,630	$1,630	$—	$—	$—	$14	$—	$—	$6,274
Loans collectively evaluated for impairment	121,236	43,788	103,864	3,045	2,249	13,002	4,697	—	291,881
Loans acquired with deteriorated credit quality	824	152	—	—	—	—	—	—	976

Total ending loan balance	$126,690	$45,570	$103,864	$3,045	$2,249	$13,016	$4,697	$—	$299,131

The recorded investment in loans does not include accrued interest.

(Continued)

24 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2012:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Commercial:
Commercial and other	$—	$—	$—	$6	$—	$—
Real estate	2,150	2,152	—	1,348	10	—
Land	214	214	—	1,411	3	—
Mortgage	1,296	1,296	—	967	16	—
Home equity	31	31	—	21	—	—

Subtotal	3,691	3,693	—	3,753	29	—

With an allowance recorded:
Commercial:
Real estate	1,461	1,199	365	1,681	—	—
Land	2,772	2,772	772	1,640	—	—
Mortgage	829	829	132	826	—	—
Home equity	22	22	22	15	—	—

Subtotal	5,084	4,822	1,291	4,162	—	—

Total	$8,775	$8,515	$1,291	$7,915	$—	$—

The recorded investment in loans does not include accrued interest.

(Continued)

25 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2011:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Commercial:
Real estate	$1,299	$1,298	$—	$1,246	$4	$—
Land	2,248	2,248	—	2,248	12	—
Mortgage	945	945	—	762	26	—
Residential construction:
Land	—	—	—	43	—	—

Subtotal	4,492	4,491	—	4,299	42	—

With an allowance recorded:
Commercial:
Commercial and other	28	29	6	40	—	—
Real estate	502	503	29	1,061	6	—
Land	552	552	77	683	—	—
Mortgage	685	685	128	617	—	—
Home equity	14	14	11	209	—	—

Subtotal	1,781	1,783	251	2,610	6	—

Total	$6,273	$6,274	$251	$6,909	$48	$—

The recorded investment in loans does not include accrued interest.

(Continued)

26 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the recorded investment in nonaccrual loans and loans past due over 90 days still on accrual by class of loans as of December 31, 2012 and December 31, 2011:

	Nonaccrual		Loans Past Due Over 90 Days Still Accruing
	2012	2011	2012	2011

Commercial:
Commercial and other	$29	$62	$—	$—
Real estate	3,292	2,027	—	—
Land	2,985	2,800	—	—
Mortgage	1,958	1,454	—	—
Residential construction:
Land	—	—	—	—
Indirect auto	5	8	—
Home equity	53	14	—	—
Consumer and other	39	—	—	—

Total	$8,361	$6,365	$—	$—

The recorded investment in loans does not include accrued interest.

(Continued)

27 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2012 and 2011 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2012
Commercial:
Commercial and other	$67	$—	$—	$67	$20,208	$20,275
Real estate	1,019	24	2,644	3,687	76,193	79,880
Five or more family	—	—	—	—	14,286	14,286
Construction	—	—	—	—	1,795	1,795
Land	—	109	2,494	2,603	5,892	8,495
Mortgage	523	283	1,469	2,275	34,720	36,995
Mortgage warehouse	—	—	—	—	137,467	137,467
Residential construction:
Construction	—	—	—	—	1,099	1,099
Land	—	—	—	—	367	367
Indirect auto	10	—	5	15	1,139	1,154
Home equity	21	—	25	46	12,274	12,320
Consumer and other	3	—	—	3	3,864	3,867

Total	$1,643	$416	$6,637	$8,696	$309,304	$318,000

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2011
Commercial:
Commercial and other	$—	$—	$29	$29	$18,077	$18,106
Real estate	1,057	128	1,589	2,774	77,702	80,476
Five or more family	43	—	—	43	17,670	17,713
Construction	—	—	—	—	1,172	1,172
Land	216	—	2,248	2,464	6,759	9,223
Mortgage	1,293	55	1,115	2,463	43,107	45,570
Mortgage warehouse	—	—	—	—	103,864	103,864
Residential construction:
Construction	—	—	—	—	2,629	2,629
Land	—	—	—	—	416	416
Indirect auto	27	—	8	35	2,214	2,249
Home equity	—	—	14	14	13,002	13,016
Consumer and other	—	14	—	14	4,683	4,697

Total	$2,636	$197	$5,003	$7,836	$291,295	$299,131

The recorded investment in loans does not include accrued interest.

(Continued)

28 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

Troubled Debt Restructurings:

A loan modification is considered a troubled debt restructuring when a borrower is experiencing financial difficulty and the Company grants a concession it would not otherwise consider but for the borrower’s financial difficulties. At December 31, 2012 and 2011, the outstanding balance of loans that were modified as troubled debt restructurings totaled $842 and $254, respectively. All of these loans were considered nonperforming troubled debt restructurings. The Company has allocated $0 and $13 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2012 and 2011. The Company has not committed to lend additional amounts as of December 31, 2012 to customers with outstanding loans that are classified as troubled debt restructurings.

During the year ending December 31, 2012, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

The following table presents loans by class modified as troubled debt restructurings that occurred during the year ending December 31, 2012:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial:
Real estate	2	$726	$589
Consumer and other	1	130	—

Total	3	$856	$589

The recorded investment in loans does not include accrued interest.

The troubled debt restructurings described above increased the allowance for loan losses by $166 and resulted in charge offs of $166 during the year ending December 31, 2012.

The following table presents loans by class modified as troubled debt restructurings that occurred during the year ending December 31, 2011:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial:
Commercial and other	1	$33	$33
Real estate	2	431	429
Mortgage	1	131	131

Total	4	$595	$593

The recorded investment in loans does not include accrued interest.

(Continued)

29 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

The troubled debt restructurings described above increased the allowance for loan losses by $13 and resulted in charge offs of $300 during the year ending December 31, 2011.

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending December 31, 2012:

Troubled Debt Restructurings
That Subsequently Defaulted:	Number of Loans	Recorded Investment

Mortgage	1	$127

Total	1	$127

The recorded investment in loans does not include accrued interest.

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $0 and resulted in charge offs of $0 during the year ending December 31, 2012.

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending December 31, 2011:

Troubled Debt Restructurings
That Subsequently Defaulted:	Number of Loans	Recorded Investment
Commercial:
Real estate	1	$25

Total	1	$25

The recorded investment in loans does not include accrued interest.

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $13 and resulted in charge offs of $300 during the year ending December 31, 2011.

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s management loan committee.

(Continued)

30 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. The analysis includes loans with risk ratings of Special Mention, Substandard and Doubtful. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. The Bank monitors credit quality on loans not rated through the loan’s individual payment performance.

(Continued)

31 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

As of December 31, 2012 and 2011, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Not Rated	Pass	Special Mention	Substandard	Doubtful
December 31, 2012
Commercial:
Commercial and other	$11	$19,945	$319	$—	$—
Real estate	—	66,427	6,131	7,322	—
Five or more family	203	10,410	3,673	—	—
Construction	—	1,795	—	—	—
Land	—	4,754	755	2,986	—
Mortgage	30,121	4,077	447	2,350	—
Mortgage warehouse	137,467	—	—	—	—
Residential construction:
Construction	1,099	—	—	—	—
Land	367	—	—	—	—
Indirect auto	1,154	—	—	—	—
Home equity	12,060	115	86	59	—
Consumer and other	3,036	831	—	—	—

Total	$185,518	$108,354	$11,411	$12,717	$—

	Not Rated	Pass	Special Mention	Substandard	Doubtful
December 31, 2011
Commercial:
Commercial and other	$67	$17,500	$510	$29	$—
Real estate	16	65,136	11,658	3,605	61
Five or more family	208	13,520	3,985	—	—
Construction	—	1,079	93	—	—
Land	—	5,447	694	3,082	—
Mortgage	37,769	4,946	722	2,133	—
Mortgage warehouse	103,864	—	—	—	—
Residential construction:
Construction	2,629	—	—	—	—
Land	416	—	—	—	—
Indirect auto	2,249	—	—	—	—
Home equity	12,623	121	92	180	—
Consumer and other	3,776	921	—	—	—

Total	$163,617	$108,670	$17,754	$9,029	$61

The recorded investment in loans does not include accrued interest.

(Continued)

32 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 3 – LOANS (Continued)

Purchased Loans:

The Company purchased loans during 2007, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The outstanding balance and carrying amount of those loans is as follows at year end:

	2012	2011
Commercial:
Commercial and other	$29	$36
Real estate	714	923
Mortgage	139	154

Outstanding balance	$882	$1,113

Carrying amount, net of allowance of $0	$851	$977

Accretable yield, or income expected to be collected, is as follows:

	2012	2011

Beginning balance	$193	$250
New loans purchased	—	—
Reclassification from nonaccretable yield	7	30
Accretion of income	(69)	(87)
Disposals	(3)	—

Ending balance	$128	$193

For those purchased loans disclosed above, the Company did not increase the allowance for loan losses during 2012 or 2011. No allowances for loan losses were reversed for the purchased loans disclosed above during 2012 or 2011.

There were no such loans purchased during 2012 or 2011.

Income is not recognized on certain purchased loans if the Company cannot reasonably estimate cash flows expected to be collected. The carrying amounts of such loans were $50 and $50 at December 31, 2012 and 2011.

(Continued)

33 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate the fair value of each type of financial asset:

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Loans Held for Sale and Loan Commitment Derivatives: The fair value of loans held for sale and residential mortgage loan commitments are determined by obtaining quoted prices for similar loans and commitments with similar interest rates and maturities from major secondary markets (Level 2).

Derivatives-Interest Rate Swaps: The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2).

Impaired Loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses. For collateral dependent loans, fair value is commonly based on recent real estate appraisals performed by qualified independent third-party appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including cost, comparable sales and the income approach. The cost approach is based on the cost to replace the existing property. The comparable sales approach evaluates the sales prices of comparable properties within the same market area. The income approach considers net operating income generated by the property and the rate of return required by an investor. Adjustments are routinely made in the appraisal process by the independent third-party appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

(Continued)

34 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

Other Real Estate Owned: Assets acquired through or instead of loan foreclosures are initially recorded at fair value less cost to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals performed by qualified independent third-party appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including cost, comparable sales and the income approach. The cost approach is based on the cost to replace the existing property. The comparable sales approach evaluates the sales prices of comparable properties within the same market area. The income approach considers net operating income generated by the property and the rate of return required by an investor. Adjustments are routinely made in the appraisal process by the independent third-party appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

The President/Chief Financial Officer (“President/CFO”) and Executive Vice President – Credit (“EVP – Credit”) are responsible for determining the valuation processes and procedures for the fair value measurement of impaired loans and other real estate owned properties. The President/CFO and EVP – Credit review impaired loans and other real estate owned properties on a quarterly basis to determine the accuracy of third party appraisals, auction values, values derived from trade publications and any additional data received from the borrower, and the appropriateness of unobservable inputs, generally discounts due to collection issues and current market conditions which are utilized in determining the fair value. The EVP – Credit determines discounts based on the valuation source and asset type for impaired loans. These discounts are reviewed periodically, annually at a minimum, for appropriateness. Current trends in market values and gains and losses on sales of similar assets are also considered when determining discounts of asset categories.

The table below presents the valuation methodology and unobservable inputs for impaired loans and other real estate owned at December 31, 2012.

	Valuation Methodology	Unobservable Inputs	Range of Inputs	Average of Inputs
Impaired loans
Commercial:
Real Estate	Appraisals	Discounts for collection issues and changes in market conditions	10-30%	20%
Land	Appraisals	Discounts for collection issues and changes in market conditions	0-40%	17%
Mortgage	Appraisals	Discounts for collection issues and changes in market conditions	0-20%	11%

Other real estate owned, net
Commercial:
Real Estate	Appraisals	Discount for changes in market conditions	40%	40%
Land	Appraisals	Discount for changes in market conditions	6%-17%	11%
Mortgage	Appraisals	Discount for changes in market conditions	7%-29%	18%

(Continued)

35 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

Mortgage Servicing Rights: On a quarterly basis, loan servicing rights are evaluated for impairment based on the fair value of the rights as compared to the carrying amount. If the carrying amount of an individual tranche exceeds fair value, impairment is recorded on that tranche so that the servicing asset is carried at fair value. Fair value is determined at a tranche level, based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model utilizes assumptions that market participants would use in estimating future net servicing income and that can be validated against available market data (Level 2). Fair value at December 31, 2012 was determined using a discount rate of 10.0%, prepayment speeds ranging from 14.9% to 30.3%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%. Fair value at December 31, 2011 was determined using a discount rate of 9.0%, prepayment speeds ranging from 14.3% to 23.8%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%.

Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:

		Fair Value Measurements at December 31, 2012 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Assets
Investment securities available-for-sale
U.S. federal agency	$8,405	$—	$8,405	$—
State and municipal	45,614	—	45,614	—
Mortgage-backed securities – residential	12,385	—	12,385	—
Corporate debt securities	4,060		4,060
Government agency sponsored collateralized mortgage obligations	55,156	—	55,156	—

Total investment securities available-for-sale	$125,620	$—	$125,620	$—

Loans held for sale	$1,155	$—	$1,155	$—

Derivatives – residential mortgage loan commitments	$79	$—	$79	$—

Financial Liabilities
Derivatives – interest rate swaps	$(1,984)	$—	$(1,984)	$—

(Continued)

36 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

		Fair Value Measurements at December 31, 2011 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Assets
Investment securities available-for-sale
U.S. treasury and federal agency	$12,601	$—	$12,601	$—
State and municipal	43,106	—	43,106	—
Mortgage-backed securities – residential	31,789	—	31,789	—
Government agency sponsored collateralized mortgage obligations	44,478	—	44,478	—

Total investment securities available-for-sale	$131,974	$—	$131,974	$—

Loans held for sale	$3,049	$—	$3,049	$—

Derivatives – residential mortgage loan commitments	$57	$—	$57	$—

Financial Liabilities
Derivatives – interest rate swaps	$(2,283)	$—	$(2,283)	$—

There were no transfers between Level 1 and Level 2 during 2012 or 2011.

Loans held for sale were carried at the fair value of $1,155 which is made up of the outstanding balance of $1,121, net of a valuation of $34 at December 31, 2012, resulting in income of $(10) for the year ending December 31, 2012. At December 31, 2011, loans held for sale were carried at the fair value of $3,049, which is made up of the outstanding balance of $3,006, net of a valuation of $43 at December 31, 2011, resulting in income of $(3) for the year ending December 31, 2011.

(Continued)

37 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

For items for which the fair value option has been elected, interest income is recorded within the consolidated statements of income and comprehensive income based on the contractual amount of interest income earned on financial assets (none were delinquent or in nonaccrual status).

Assets measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at December 31, 2012 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Commercial:
Real estate	$833	$—	$—	$833
Land	2,000	—	—	2,000
Mortgage	697	—	—	697
Other real estate owned, net:
Commercial:
Real estate	102	—	—	102
Land	385	—	—	385
Mortgage	133	—	—	133
Mortgage servicing rights	273	—	273	—

		Fair Value Measurements at December 31, 2011 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Commercial:
Commercial	$22	$—	$—	$22
Real estate	473	—	—	473
Land	475	—	—	475
Mortgage	557	—	—	557
Home equity	3	—	—	3
Other real estate owned, net:
Commercial:
Real estate	365	—	—	365
Mortgage	93	—	—	93
Mortgage servicing right	271	—	271	—

(Continued)

38 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $3,530, with a valuation allowance of $1,291 at December 31, 2012, resulting in an additional provision for loan losses of $1,346 for the year ending December 31, 2012. At December 31, 2011, impaired loans had a carrying amount of $1,781, with a valuation allowance of $251, resulting in an additional provision for loan losses of $604 for the year ending December 31, 2011.

Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $620, which is made up of the outstanding balance of $873, net of a valuation allowance of $253 at December 31, 2012, resulting in a write-down of $280 for the year ending December 31, 2012. At December 31, 2011, other real estate owned had a net carrying amount of $458, which is made up of the outstanding balance of $531, net of a valuation allowance of $73 at December 31, 2011, resulting in a write-down of $185 for the year ending December 31, 2011.

Mortgage servicing rights, which are carried at lower of cost or fair value, were carried at their fair value of $273, which is made up of the outstanding balance of $431, net of a valuation allowance of $158 at December 31, 2012, resulting in a charge of $40 for the year ending December 31, 2012. At December 31, 2011, mortgage servicing rights were carried at their fair value of $271, which is made up of the outstanding balance of $390, net of a valuation allowance of $119, resulting in a charge of $27 for the year ended December 31, 2011.

The Company has elected the fair value option for loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due nor on nonaccrual as of December 31, 2012 and 2011.

The aggregate fair value, contractual principal and gain or loss for loans held for sale was as follows:

	December 31, 2012
	Aggregate Fair Value	Gain (Loss)	Contractual Principal
Loans held for sale	$1,155	$34	$1,121

	December 31, 2011
	Aggregate Fair Value	Gain (Loss)	Contractual Principal
Loans held for sale	$3,049	$43	$3,006

(Continued)

39 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets carried at fair value for the years ended December 31, 2012 and 2011:

	Changes in Fair Values for the years ended December 31, 2012 and 2011, for the Items Measured at Fair Value Pursuant to Election of the Fair Value Option
	Other Gains and Losses	Interest Income	Interest Expense	Total Changes in Fair Values Included in Current Period Earnings
Year Ended December 31, 2012
Assets:
Loans held for sale	$(9)	$31	$—	$20

Year Ended December 31, 2011
Assets:
Loans held for sale	$(3)	$29	$—	$26

The carrying amounts and estimated fair values of financial instruments, at December 31, 2012 are as follows:

		Fair Value Measurements at December 31, 2012 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash and due from financial institutions	$6,857	$6,857	$—	$—
Interest-earning time deposits at other financial institutions	7,141	—	7,197	—
Securities available for sale	125,620	—	125,620	—
Federal Home Loan Bank stock	3,817	N/A	N/A	N/A
Loans held for sale	1,155	—	1,155	—
Loans, net	313,692	—	—	318,534
Accrued interest receivable	1,481	2	802	677

Financial liabilities
Deposits	(348,970)	—	(347,348)	—
Federal Home Loan Bank advances	(49,009)	—	(51,059)	—
Subordinated debentures	(5,155)	—	—	(5,188)
Accrued interest payable	(198)	—	(196)	(2)
Derivatives – interest rate swaps	(1,984)	—	(1,984)	—

(Continued)

40 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

The carrying amounts and estimated fair values of financial instruments, at December 31, 2011 are as follows:

December 31, 2011	Carrying	Fair
	Amount	Value
Financial assets
Cash and due from financial institutions	$8,146	$8,146
Securities available-for-sale	131,974	131,974
Federal Home Loan Bank stock	3,817	N/A
Loans held for sale	3,049	3,049
Loans, net	295,359	301,293
Accrued interest receivable	1,518	1,518

Financial liabilities
Deposits	$(333,560)	$(331,486)
Federal Home Loan Bank advances	(72,021)	(74,307)
Subordinated debentures	(5,155)	(4,582)
FDIC guaranteed unsecured borrowings	(4,981)	(4,989)
Accrued interest payable	(396)	(396)
Derivatives – interest rate swaps	(2,283)	(2,283)

The methods and assumptions, not previously presented, used to estimate fair value are described as follows:

Cash and due from financial institutions: The carrying amounts of cash and due from financial institutions approximate fair values and are classified as Level 1.

Interest-earning time deposits at other financial institutions: The fair values of the Company’s interest-earning time deposits at other financial institutions are estimated using discounted cash flow analyses based on current rates for similar types of interest-earning time deposits and are classified as Level 2.

Federal Home Loan Bank stock: It is not practical to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability.

Loans: The fair values of loans is based on discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Loans held for sale: The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors resulting in a Level 2 classification.

Deposits: The fair values disclosed for demand deposits are estimated using a cash flow calculation reduced by decay rate assumptions. These cash flows are discounted to the current market rate and a functional cost to recognize the inherent costs of servicing these accounts. This results in a Level 2 classification. Fair value of fixed rate certificates of deposit are estimated using a cash flow calculation reduced by known maturities, estimated principal payments and estimated early withdrawal amounts. These cash flows are discounted to the current market rate. This results in a Level 2 classification.

(Continued)

41 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 4 – FAIR VALUE (Continued)

Federal Home Loan Bank Advances: The fair values of the Company’s Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Subordinated Debentures: The fair value of the Company’s subordinated debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 3 classification.

Short-term borrowings: The carrying amounts of short-term borrowings approximate fair values and are classified Level 2.

Accrued Interest Receivable/Payable: The carrying amounts of accrued interest approximate fair value resulting in a Level 1, Level 2 or Level 3 classification based on the underlying asset or liability.

NOTE 5 – LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2012	2011
Mortgage loan portfolios serviced for:
FHLMC	$67,429	$60,733
FHLB	1,058	173

Total	$68,487	$60,906

Custodial escrow balances maintained in connection with serviced loans were $281 and $249 at year-end 2012 and 2011.

Activity for capitalized mortgage servicing rights was as follows:

	2012	2011
Servicing rights:
Beginning of year	$348	$414
Additions	174	66
Amortized to expense	(139)	(105)
Change in valuation allowance	(39)	(27)

End of year	$344	$348

	2012	2011
Valuation allowance:
Beginning of year	$119	$92
Additions expensed	44	48
Reductions credited to expense	(5)	(21)
Direct write-downs	—	—

End of year	$158	$119

(Continued)

42 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 5 – LOAN SERVICING (Continued)

The fair value of mortgage servicing rights was $352 and $359 at year-end 2012 and 2011. At year-end 2012, $71 of the mortgage servicing rights were carried at book value and $273 of the mortgage servicing rights were carried at their fair value, which is made up of the outstanding balance of $431, net of a valuation allowance of $158. Fair value at year-end 2012 was determined using a discount rate of 10.0%, prepayment speeds ranging from 14.9% to 30.3%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%. At year-end 2011, $77 of the mortgage servicing rights were carried at book value and $271 of the mortgage servicing rights were carried at their fair value, which was made up of the outstanding balance of $390, net of a valuation allowance of $119. Fair value at year-end 2011 was determined using a discount rate of 9.0%, prepayment speeds ranging from 14.3% to 23.8%, depending on stratification of the specific right, and a weighted average default rate of approximately 0.5%.

The weighted average amortization period is 3.61 years.

NOTE 6 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2012	2011

Land	$2,772	$2,772
Buildings	9,929	9,902
Furniture, fixtures and equipment	5,249	5,365
Construction in progress	66	3

	18,016	18,042
Less: Accumulated depreciation	(8,441)	(8,202)

	$9,575	$9,840

Depreciation expense was $577 and $646 for 2012 and 2011.

(Continued)

43 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

Goodwill: The change in goodwill during the year is as follows:

	2012	2011

Beginning of year	$8,431	$8,431
Acquired goodwill	—	—
Impairment	—	—

End of year	$8,431	$8,431

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of our single reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. We determined the fair value of our reporting unit and compared it to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test.

Our annual impairment analysis as of October 31, 2012, indicated that the Step 2 analysis was not necessary. The estimate of the fair value of the reporting unit was higher than the carrying value of our reporting unit, including the existing goodwill and intangible assets, as of October 31, 2012. The Company did not record an impairment charge during 2012 or 2011.

Acquired Intangible Assets

Acquired intangible assets were as follows at year end:

	2012
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$1,171	$363

Total	$1,534	$1,171	$363

	2011
	Gross Carrying Amount	Gross Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Core deposit intangibles	$1,534	$1,060	$474

Total	$1,534	$1,060	$474

Aggregate amortization expense for 2012 and 2011 was $111 and $201, respectively.

(Continued)

44 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS (Continued)

Estimated amortization expense for each of the next five years is as follows:

2013	$85
2014	66
2015	51
2016	40
2017	34

NOTE 8 – DEPOSITS

Time deposits of $100 thousand or more were $47,562 and $40,869 at year-end 2012 and 2011.

Scheduled maturities of time deposits for the next five years were as follows:

2013	$64,989
2014	29,910
2015	23,954
2016	2,684
2017	2,728
Thereafter	566

$124,831

`

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES

The advance type, balances and interest rate ranges at December 31, 2012 and 2011 are as follows:

December 31, 2012
Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range

Fixed Rate Bullet	$20,000	0.61% to 3.22%	1.43%	October 2014 through August 2017
Putable	5,000	2.95%	2.95%	January 2013
Mortgage	23	3.00%	3.00%	July 2013
Variable Rate	8,988	0.50%	0.50%	January 2013
LIBOR Adjustable	15,000	0.53% to 0.57%	0.56%	September 2015 through July 2016

Total advances	49,011

Yield adjustment on acquired FHLB advances	(2)

Total	$49,009

(Continued)

45 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

December 31, 2011
Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range

Fixed Rate Bullet	$39,000	0.28% to 4.90%	1.39%	February 2012 through January 2015
Putable	5,000	2.95%	2.95%	January 2013
Mortgage	52	3.00%	3.00%	July 2013
Variable Rate	12,975	0.40%	0.40%	January 2012 through June 2012
LIBOR Adjustable	15,000	0.66% to 0.78%	0.70%	September 2015 through July 2016

Total advances	72,027

Yield adjustment on acquired FHLB advances	(6)

Total	$72,021

The Bank was authorized to borrow up to $75,829 from the Federal Home Loan Bank (FHLB) at December 31, 2012 and up to $74,864 at December 31, 2011. At December 31, 2012 and 2011 the Bank had indebtedness to the FHLB totaling $49,011 and $72,027. The FHLB advances held by the Bank consisted of five different types as of December 31, 2012 and 2011. Fixed Rate Bullet Advances carry a fixed interest rate throughout the life of the advance and may not be prepaid prior to maturity without a fee being assessed by the FHLB. Putable Advances have stated interest adjustment dates on which the FHLB will have the option to adjust the interest rate and will continue to have this option quarterly thereafter. These advances may not be prepaid by the Bank prior to the FHLB exercising its option to adjust the interest rate. Mortgage Advances carry a fixed interest rate and require annual payments of the remaining principal balance. These advances may not be prepaid by the Bank prior to maturity without a fee being assessed by the FHLB. Variable Rate Advances carry a variable rate throughout the life of the advance. All of the Variable Rate Advances held by the Bank as of December 31, 2012 were short-term advances and may be prepaid at any time. LIBOR Adjustable Advances carry an adjustable interest rate which reset quarterly based on the 3 Month LIBOR rate at the reset date, plus a spread. These advances may be called by the FHLB on a quarterly basis.

The required payments over the next five years are as follows:

2013	$14,011
2014	5,000
2015	15,000
2016	10,000
2017	5,000

At December 31, 2012, in addition to FHLB stock, the Bank pledged mortgage, home equity and commercial real estate loans totaling approximately $86,882 to the FHLB to secure advances outstanding. At December 31, 2011, the Bank pledged mortgage, home equity and commercial real estate loans totaling approximately $99,771 to the FHLB to secure advances outstanding. At December 31, 2012 and 2011, the Bank also pledged U.S. government sponsored agency securities totaling $31,036 and $18,601 to the FHLB to secure advances outstanding.

(Continued)

46 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 10 – OTHER BORROWINGS

On February 11, 2009, the Bank issued a $5,000 note due on February 15, 2012 under the FDIC Temporary Debt Guarantee Program. The note bears an interest rate of 2.74% in addition to the 100 basis point FDIC guarantee fee paid by the Bank. Interest payments are required to be made semiannually in arrears on February 15 and August 15 in each year commencing on August 15, 2009 through the maturity date. All legal and placement fees associated with this transaction were capitalized as debt issuance costs and will be amortized to interest expense over the repayment period on a straight-line basis. This note matured on February 15, 2012 and was paid in full by the Bank.

During 2012 and 2011, the Company was extended an accommodation from First Tennessee Bank National Association to borrow federal funds up to the amount of $15,000 and $20,000. This federal funds accommodation is not and shall not be a confirmed line or loan, and First Tennessee Bank National Association may cancel such accommodation at any time, in whole or in part, without cause or notice, in its sole discretion. The outstanding balance on this accommodation was $0 as of December 31, 2012 and 2011.

During 2012, the Company entered into an agreement with Zions First National Bank to borrow federal funds up to the amount of $9,000. This federal funds line amount was established at the discretion of Zions First National Bank and may be terminated at any time in its sole discretion. The outstanding balance on this federal funds line was $0 at December 31, 2012.

NOTE 11 – SUBORDINATED DEBENTURES

In June 2003, City Savings Statutory Trust I, a trust formed by City Savings Financial Corporation, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1 per security. City Savings Financial Corporation issued $5,155 of subordinated debentures to the trust in exchange for ownership of all of the common security of the trust and the proceeds of the preferred securities sold by the trust. On October 12, 2007, the Company purchased the ownership of the common securities of the trust as a result of its acquisition of City Savings Financial Corporation. The Company is not considered the primary beneficiary of this Trust (variable interest entity), therefore the trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the trust was $155 and is included in other assets in the December 31, 2012 and 2011 consolidated balance sheets.

The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1, on or after June 26, 2008 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 26, 2033.

The Company has the right to defer interest payments by extending the interest payment period during the term of the subordinated debentures for up to 20 consecutive quarterly periods.

The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture.

The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the three month London Interbank Offered Rate (LIBOR) plus 3.10% which was 3.41% and 3.67% at year-end 2012 and 2011.

(Continued)

47 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 12 – EMPLOYEE BENEFIT PLANS

401(k) Plan: The Bank maintains a defined contribution 401(k) plan for all employees. Employees must be 21 years of age to participate in the plan. As of February 1, 2010, employees are eligible to enter the 401(k) Plan during the first quarter following one year of employment. Prior to February 1, 2010, there was no minimum service requirement to enter the 401(k) Plan. Basic contributions may be made by the Bank in the range of 1% to 6% of employee compensation. Voluntary participant contributions may be made in the range of 1% to 75% of employee compensation. The employer will make matching employer contributions equal to 25% of the participant’s voluntary contributions on the first 6% of the participant’s voluntary contributions. Employee contributions are 100% vested. Employer basic and matching contributions are vested over 5 years. Employer basic and matching contributions totaled approximately $52 and $52 for the years ended December 31, 2012 and 2011.

Supplemental Employee Retirement Plan: Effective August 1, 2002, a supplemental retirement plan covers selective officers. The Bank is recording an expense equal to the projected present value of payments due at retirement based on the projected remaining years of service. The obligation under the plans was approximately $2,162 and $1,958 for the years ended December 31, 2012 and 2011 and is included in other liabilities in the consolidated balance sheets. The expense attributable to the plan, included in salaries and employee benefits, was approximately $288 and $292 for the years ended December 31, 2012 and 2011.

Split-Dollar Life Insurance Plans: Effective January 1, 2003, life insurance plans were provided for certain officers on a split-dollar basis. The officer’s designated beneficiary(s) is entitled to a percentage of the death proceeds from the split-dollar policies. The Bank is entitled to the remainder of the death proceeds less any loans on the policies and unpaid interest or cash withdrawals previously incurred by the Bank. The cash surrender value of these life insurance policies related to the Bank’s supplemental employee retirement plan totaled $11,263 and $10,876 at December 31, 2012 and 2011. The Bank is the owner of the split-dollar policies.

(Continued)

48 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 13 – EMPLOYEE STOCK OWNERSHIP PLAN

During 2007, the Bank implemented an Employee Stock Ownership Plan (“ESOP”), which covers substantially all of its employees. In connection with the second step stock offering on October 4, 2012 the Company issued 270,768 shares of common stock which were added to 59,650 allocated converted shares and 178,949 unallocated converted shares from the original ESOP for a total of 509,367 shares. The 449,717 unallocated shares of common stock are eligible for allocation under the ESOP in exchange for a twenty-year note in the amount of $3.6 million. The $3.6 million for the ESOP purchase was borrowed from the Company with the ESOP shares being pledged as collateral for the loan.

The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank’s contributions to the ESOP and earnings on ESOP assets. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase participant accounts.

Participants receive the shares at the end of employment.

Contributions to the ESOP during 2012 and 2011 were $201 and $114. ESOP related expenses totaled $195 and $81 during 2012 and 2011.

Shares held by the ESOP were as follows at year-end:

	2012	2011

Allocated to participants	82,136	59,650
Unearned	427,231	178,949

Total ESOP shares	509,367	238,599

Fair value of unearned shares	$3,751	$1,085

(Continued)

49 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 14 – INCOME TAXES

Income tax expense (benefit) was as follows:

	2012	2011
Current expense (benefit)
Federal	$1,355	$734
State	172	—

	1,527	734
Deferred expense
Federal	(31)	1
State	63	136

	32	137
Change in valuation allowance related to realization of net state deferred tax asset	(63)	(135)

Total	$1,496	$736

The net deferred tax assets at December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets
Deferred officer compensation	$834	$758
Bad debt expense	1,662	1,461
Indiana net operating loss carryforwards	—	38
Tax credit carryforwards	—	509
Write downs of other real estate owned	144	57
Capital loss carryforwards	90	102
Nonaccrual loan interest	345	176
Market value adjustment on acquired assets and liabilities	54	87
Net unrealized losses on interest rate swaps	674	769
Other	100	106

	3,903	4,063
Deferred tax liabilities
Mortgage servicing rights	(133)	(135)
Accretion	(4)	(3)
FHLB stock dividends	(137)	(137)
Deferred loan fees	(83)	(69)
Prepaid expenses	(116)	(111)
Depreciation	(348)	(355)
Net unrealized gains on securities available for sale	(1,892)	(1,815)
Amortization of other intangible assets	(140)	(184)

	(2,853)	(2,809)
Valuation allowance	(356)	(419)

	$694	$835

(Continued)

50 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 14 – INCOME TAXES (Continued)

The valuation allowance has been established against the portion of the Company’s net state tax deferred tax asset that management feels is not realizable as of December 31, 2012 and 2011. The Company has an Indiana net operating loss carryforward of approximately $0 and $682 at December 31, 2012 and 2011 which will expire in 2022, if not used. The Company also has Indiana enterprise zone credit carryforwards of approximately $0 and $118 at December 31, 2012 and 2011 which will expire in 2013 through 2017, if not used. The Company has a federal capital loss carryforward of $0 and $24 at December 31, 2012 and 2011, which will expire in 2012. The Company also has a state capital loss carryforward of $1,964 and $1,988 at December 31, 2012 and 2011 which will expire in 2014. Additionally, the Bank also has federal AMT credit carryforwards of approximately $0 and $431 at December 31, 2012 and 2011 which has no expiration date.

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	2012	2011

Expected income tax expense at
Federal tax rate	$1,966	$1,353
State tax expense, net of federal benefit	114
Increase (decrease) resulting from:

Effect of tax exempt income (net)	(626)	(617)

Other, net	42	—

Total income tax expense	$1,496	$736

Effective tax rate	25.87%	18.50%

Unrecognized Tax Benefits

The Company has no unrecognized tax positions at December 31, 2012 or 2011 not already addressed by the deferred tax asset valuation allowance.

Federal income tax laws provided savings banks with additional bad debt deductions through 1995, totaling $2,659 for the Company. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $904 at December 31, 2012 and 2011. If the Company were liquidated or otherwise ceases to be a bank or if tax laws change, the $904 would be recorded as expense.

(Continued)

51 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 15 – RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates were as follows:

	2012	2011

Beginning balance	$1,081	$1,468
New loans	115	196
Effect of changes in composition of related parties	(73)	(62)
Repayments	(294)	(521)

Ending balance	$829	$1,081

Deposits from principal officers, directors, and their affiliates at year-end 2012 and 2011 were $1,769 and $2,559.

NOTE 16 – STOCK-BASED COMPENSATION

During the month of September 2011, the Company implemented the 2011 Equity Incentive Plan (the “Plan”) which was approved by shareholders on May 10, 2011. The Plan provides for issuance of stock options or restricted share awards to employees and directors. Total shares authorized for issuance under the Plan is 417,543 which is further discussed below. Total compensation cost that has been charged against income for those plans totaled $243 and $71 for the years ended December 31, 2012 and December 31, 2011.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees or directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Stock Options

The Plan permits the grant of stock options to its employees or directors for up to 298,246 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have vesting periods of 5 years and have 10-year contractual terms. Options granted generally vest 20% annually.

(Continued)

52 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 16 – STOCK-BASED COMPENSATION (Continued)

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of companies within La Porte Bancorp, Inc.’s peer group. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The fair value of options granted was determined using the following weighted-average assumptions as of the grant date.

2011
Risk-free interest rate	1.42%
Expected term	7 1/2 Years
Expected stock price volatility	27.34%
Dividend yield	1.60%

A summary of the activity in the stock option plan for 2012 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at beginning of year	281,829	$6.44	9.7 years	—
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2012	281,829	$6.44	8.7 years	$2,474

Fully vested and expected to vest	281,829	$6.44	8.7 years	$2,474

Exercisable at end of year	56,366	$6.44	8.7 years	$132

Information related to the stock option plan for 2011 follows:

2011

Weighted average fair value of options granted	$2.16

There were no options exercised during the year ended December 31, 2012. As of December 31, 2012, there was $343 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 3.7 years.

(Continued)

53 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 16 – STOCK-BASED COMPENSATION (Continued)

Restricted Share Awards

The Plan provides for the issuance of up to 119,298 of restricted shares to directors and employees. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at issue date. The fair value of the stock was determined by obtaining the listed price of the Company’s stock on the grant date. Shares vest 20% annually over five years. 2,388 shares are available for future grants at December 31, 2012.

A summary of changes in the Company’s nonvested shares for the year follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value

Nonvested at January 1, 2012	116,910	$6.44
Granted	—	—
Vested	(23,382)	6.44
Forfeited	—	—

Nonvested at December 31, 2012	93,528	$6.44

As of December 31, 2012, there was $559 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 5 years. There were 23,382 shares vested during the year ended December 31, 2012. The total fair value of shares vested during the year ended December 31, 2012 was $205. There were no shares vested during the year ended December 31, 2011.

NOTE 17 – REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2012, the Bank met all capital adequacy requirements to which it is subject. Companies under $500 million in consolidated assets at the beginning of the year are not required to report consolidated regulatory capital ratios.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2012 and 2011, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

54 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 17 – REGULATORY CAPITAL MATTERS (Continued)

Actual and required Bank capital amounts (in millions) and ratios are presented below at year end.

	Actual		Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2012
Total Capital to risk weighted assets Bank	$67.3	18.9%	$28.4	8.0%	$35.6	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	63.0	17.7	14.2	4.0	21.3	6.0
Tier 1 (Core) Capital to average assets Bank	63.0	13.4	18.8	4.0	23.5	5.0

2011
Total Capital to risk weighted assets Bank	$48.7	14.9%	$26.2	8.0%	$32.8	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	45.0	13.7	13.1	4.0	19.7	6.0
Tier 1 (Core) Capital to average assets Bank	45.0	9.7	18.5	4.0	23.1	5.0

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

Dividend Restrictions – The Bancorp’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2013, the Company could, without prior approval, declare dividends of approximately $6,534 plus any 2013 net profits retained to the date of the dividend declaration.

(Continued)

55 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 18 – DERIVATIVES

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.

Interest Rate Swaps Designated as Cash Flow Hedges: Interest rate swaps with notional amounts of $30.25 million as of December 31, 2012 and 2011, were designated as cash flow hedges of subordinated debentures, certain CDARS deposits and FHLB advances and were determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The hedge would no longer be considered effective if a portion of the hedge becomes ineffective, the item hedged is no longer in existence or the Company discontinues hedge accounting. The Company expects the hedges to remain fully effective during the remaining terms of the swaps. The Company does not expect any amounts to be reclassed from other comprehensive income over the next 12 months.

Information related to the interest-rate swaps designated as cash flow hedges as of year-end is as follows:

	2012	2011
Subordinated debentures
Notional amount	$5,000	$5,000
Fixed interest rate payable	5.54%	5.54%
Variable interest rate receivable (Three month LIBOR plus 3.10%)	3.41%	3.67%
Unrealized gains (losses)	(131)	(192)
Maturity date	March 26, 2014

CDARS deposits
Notional amount	$10,250	$10,250
Fixed interest rate payable	3.19%	3.19%
Variable interest rate receivable (One month LIBOR plus 0.55%)	0.76%	0.84%
Unrealized gains (losses)	(428)	(569)
Maturity date	October 9, 2014

(Continued)

56 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 18 – DERIVATIVES (Continued)

	2012	2011
FHLB Advance
Notional amount	$5,000	$5,000
Fixed interest rate payable	3.54%	3.54%
Variable interest rate receivable (Three month LIBOR plus 0.22%)	0.53%	0.78%
Unrealized gains (losses)	(395)	(443)
Maturity date	September 20, 2015

FHLB Advance
Notional amount	$10,000	$10,000
Fixed interest rate payable	3.69%	3.69%
Variable interest rate receivable (Three month LIBOR plus 0.25%)	0.57%	0.66%
Unrealized gains (losses)	(1,030)	(1,057)
Maturity date	July 19, 2016

Interest expense recorded on these swap transactions totaled $(976) and $(998) during 2012 and 2011 and is reported as a component of interest expense on subordinated debentures, deposits and FHLB advances.

The following table presents the net gains (losses) recorded in accumulated other comprehensive income (loss) and the Consolidated Statements of Income relating to the cash flow derivative instruments for the year ended December 31:

	Net amount of gain (loss) recognized in OCI (Effective Portion) 2012	Net amount of gain (loss) reclassified from OCI to interest income 2012	Net amount of gain (loss) recognized in other non interest income (Ineffective Portion) 2012

Interest rate contracts	$182	$—	$—

	Net amount of gain (loss) recognized in OCI (Effective Portion) 2011	Net amount of gain (loss) reclassified from OCI to interest income 2011	Net amount of gain (loss) recognized in other non interest income (Ineffective Portion) 2011

Interest rate contracts	$(502)	$—	$—

(Continued)

57 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 18 – DERIVATIVES (Continued)

The following table reflects the cash flow hedges included in the consolidated balance sheets as of December 31:

	2012
	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to	$(5,000)	$(131)
Subordinated debentures
CDARS deposits	(10,250)	(428)
FHLB advances	(15,000)	(1,425)

Total included in other liabilities		$(1,984)

	2011
	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to	$(5,000)	$(192)
Subordinated debentures
CDARS deposits	(10,250)	(569)
FHLB advances	(15,000)	(1,500)

Total included in other liabilities		$(2,261)

Interest Rate Swaps Designated as Fair Value Hedges: An interest rate swap with a notional amount of $5,000 as of December 31, 2011 was designated as a fair value hedge of certain brokered deposits. On September 15, 2012, this fair value hedge of certain brokered deposits was called by the counterparty. Information related to the interest-rate swap designated as a fair value hedge as of December 31, 2011 is as follows:

2011
Brokered deposits
Notional amount	$5,000
Variable interest rate payable (One month LIBOR less 0.25%)	0.03%
Fixed interest rate receivable	1.25%
Maturity date	September 15, 2020

Interest income (expense) recorded on this swap transaction totaled $44 and $62 for the years ended December 31, 2012 and 2011 and is reported as a component of interest expense on deposits. Gains (losses) on the fair market value hedge are recorded in other noninterest income and totaled $3 and $(14) for the years ended December 31, 2012 and 2011.

(Continued)

58 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 18 – DERIVATIVES (Continued)

The following table reflects the fair value hedge included in the consolidated balance sheets as of December 31, 2011:

	2011
	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to brokered deposits	$(5,000)	$(22)

Total included in other liabilities		$(22)

The counterparty to the Company’s derivatives is exposed to credit risk whenever the derivative is in a liability position. As a result, the Company has collateralized the liability with cash and security collateral held in safekeeping by Bank of New York. At December 31, 2012 and 2011, the Company had $220, respectively, in cash and securities with fair market values of $2,586 and $3,761, respectively, posted as collateral for these derivatives.

NOTE 19 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2012		2011
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to make loans	$777	$1,852	$93	$981
Unused lines of credit	4,787	25,484	6,367	21,037
Standby letters of credit	213	1,692	286	2,109

Total	$5,777	$29,028	$6,746	$24,127

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates from 5.30% to 5.95% and maturities of 60 months at December 31, 2012. The fixed rate loan commitment has an interest rate of 6.25% and a maturity of 60 months at December 31, 2011.

(Continued)

59 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 20 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of LaPorte Bancorp, Inc. at December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 is as follows:

CONDENSED BALANCE SHEETS

December 31, 2012 and 2011

	2012	2011
ASSETS
Cash and cash equivalents	$2,656	$2,032
Interest-earning time deposits in other financial institutions	2,976	—
Securities available for sale	4,823	—
ESOP loan receivable	3,402	1,415
Investment in banking subsidiary	74,291	56,071
Investment in statutory trust	155	155
Accrued interest receivable and other assets	1,049	1,402

Total assets	$89,352	$61,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$5,155	$5,155
Accrued interest payable and other liabilities	142	217
Shareholders’ equity	84,055	55,703

Total liabilities and shareholders’ equity	$89,352	$61,075

CONDENSED STATEMENTS OF INCOME

Years ended December 31, 2012 and 2011

	2012	2011

Dividends from banking subsidiary	$—	$2,265
Interest income	75	50
Interest expense	(282)	(281)
Other expense	(223)	(197)

Income (loss) before income tax and undistributed subsidiary income	(430)	1,837

Income tax benefit	(146)	(146)
Equity in undistributed income or net income of banking subsidiary	4,569	1,259

Net income	$4,285	$3,242

(Continued)

60 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 20 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities
Net income	$4,285	$3,242
Adjustments to reconcile net income to net cash from operating activities:
Amortization of net premiums on securities available for sale	4	—
Equity in undistributed income or net income of banking subsidiary	(4,569)	(1,259)
Change in other assets	339	(385)
Change in other liabilities	(14)	11

Net cash from operating activities	45	1,609

Cash flows from investing activities
Net change in ESOP loan receivable	(1,987)	73
Net change in interest-earning time deposits at other financial institutions	(2,976)	—
Purchase of securities available for sale	(4,849)	—

Net cash from investing activities	(9,812)	73

Cash flows from financing activities
Capital contribution to the bank	(12,905)	—
Net proceeds from stock offering	26,344	—
Purchase of shares by ESOP pursuant to reorganization	(2,241)	—
Purchase of treasury stock	—	(134)
Dividends paid on common stock	(807)	(186)

Net cash from financing activities	10,391	(320)

Net change in cash and cash equivalents	624	1,362

Beginning cash and cash equivalents	2,032	670

Ending cash and cash equivalents	$2,656	$2,032

(Continued)

61 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 21 – EARNINGS PER SHARE

The factors used in the earnings per common share computation follow:

	2012	2011
Basic
Net income	$4,285	$3,242

Weighted average common shares outstanding	6,161,686	6,076,249
Less: Average unallocated ESOP shares	(239,440)	(184,898)

Average shares	5,922,246	5,891,351

Basic earnings per common share	$0.72	$0.55

Diluted
Net income	$4,285	$3,242

Weighted average common shares outstanding for basic earnings per common share	5,922,246	5,891,351
Add: Dilutive effects of assumed exercises of stock options	1,678	2,189

Average shares and dilutive potential common shares	5,923,924	5,893,793

Diluted earnings per common share	$0.72	$0.55

(Continued)

62 ..

LAPORTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

NOTE 22 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Earnings Per Share Basic and Diluted

2012
First quarter	$4,997	$3,769	$927	$0.16
Second quarter	4,876	3,734	1,042	0.17
Third quarter	5,096	4,026	1,371	0.23
Fourth quarter	4,863	3,911	945	0.16

2011
First quarter	$4,874	$3,277	$778	$0.14
Second quarter	4,610	3,075	487	0.08
Third quarter	4,922	3,482	1,146	0.20
Fourth quarter	4,985	3,686	831	0.14

63.