Form 10-K, Exhibit 13
period 2013-12-31
LaPorte Bancorp, Inc.
filed 2014-03-18
CIK 1549276

Crowe Horwath LLP Independent Member Crowe Horwath International
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
LaPorte Bancorp, Inc.
LaPorte, Indiana
We have audited the accompanying consolidated balance sheets of LaPorte Bancorp, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Bancorp, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP
South Bend, Indiana
March 17, 2014

LAPORTE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(Dollars in thousands, except share data)
ASSETS
Cash and due from financial institutions	$18,219	$6,857
Interest-earning time deposits in other financial institutions	6,642	7,141
Securities available-for-sale	164,272	125,620
Federal Home Loan Bank (FHLB) stock, at cost (restricted)	4,375	3,817
Loans held for sale, at fair value	1,118	1,155
Loans, net of allowance for loan losses of $3,905 and $4,308 at December 31, 2013 and 2012	293,285	313,692
Mortgage servicing rights	368	344
Other real estate owned	1,188	902
Premises and equipment, net	9,464	9,575
Goodwill	8,431	8,431
Other intangible assets	274	363
Bank owned life insurance	13,677	11,263
Accrued interest receivable and other assets	5,568	3,595
Total assets	$526,881	$492,755
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$51,017	$50,892
Interest bearing	295,684	298,078
Total deposits	346,701	348,970
Federal Home Loan Bank advances	86,777	49,009
Subordinated debentures	5,155	5,155
Short-term borrowings	2,415	—
Accrued interest payable and other liabilities	5,584	5,566
Total liabilities	446,632	408,700
Loan commitments and other related activities (Note 21)	—	—
Shareholders’ equity:
Preferred stock, no par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized at December 31, 2013 and 2012; 6,205,250 shares issued at December 31, 2013 and 2012; and 5,924,209 and 6,205,250 shares outstanding at December 31, 2013 and 2012	59	62
Additional paid-in capital	44,495	47,302
Retained earnings	40,771	37,745
Accumulated other comprehensive income (loss), net of tax of $947 and ($1,218) at December 31, 2013 and 2012	(1,838)	2,364
Unearned Employee Stock Ownership Plan (ESOP) shares	(3,238)	(3,418)
Total shareholders’ equity	80,249	84,055
Total liabilities and shareholders’ equity	$526,881	$492,755

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans, including fees	$13,972	$16,362
Taxable securities	1,948	1,933
Tax exempt securities	1,439	1,374
FHLB stock	133	116
Other interest income	86	47
Total interest and dividend income	17,578	19,832
Interest expense:
Deposits	2,168	2,862
FHLB advances	969	1,209
Subordinated debentures	281	282
FDIC guaranteed unsecured borrowings	—	37
Federal funds purchased and other short-term borrowings	3	2
Total interest expense	3,421	4,392
Net interest income	14,157	15,440
Provision for loan losses	6	1,037
Net interest income after provision for loan losses	14,151	14,403
Noninterest income:
Service charges on deposits	442	453
ATM and debit card fees	433	413
Earnings on life insurance, net	414	387
Net gains on mortgage banking activities	810	1,234
Loan servicing fees, net	103	(26)
Net gains on securities	718	378
Net losses on sales of other assets	(381)	(311)
Other income	448	632
Total noninterest income	2,987	3,160
Noninterest expense:
Salaries and employee benefits	6,602	6,642
Occupancy and equipment	1,651	1,825
Data processing	628	525
Advertising	307	231
Bank examination fees	479	433
Amortization of intangibles	89	111
Collection and other real estate owned	303	204
FDIC insurance	308	336
Other expenses	1,531	1,475
Total noninterest expense	11,898	11,782
Income before income taxes	5,240	5,781
Income tax expense	1,227	1,496
Net income	$4,013	$4,285

Earnings per share (Note 23):
Basic	$0.70	$0.72
Diluted	0.69	0.72

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2013	2012
	(Dollars in thousands)
Net income	$4,013	$4,285
Other comprehensive income (loss):
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	(6,452)	606
Reclassification adjustment for gains included in net income	(718)	(378)
Net unrealized gains (losses)	(7,170)	228
Related income tax (expense) benefit	2,439	(77)
Net unrealized gains (losses)	(4,731)	151
Unrealized gains (losses) on cash flow hedges:
Unrealized holding gains (losses) arising during period	803	277
Net unrealized gains (losses)	803	277
Related income tax (expense) benefit	(274)	(95)
Net unrealized gains (losses)	529	182
Total other comprehensive income (loss)	(4,202)	333
Comprehensive income (loss)	$(189)	$4,618

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Treasury Stock	Unearned ESOP Shares	Total
	(Dollars in thousands, except per share data)
Balance at January 1, 2012	$49	$21,991	$34,267	$2,031	$(1,278)	$(1,357)	$55,703
Net income	—	—	4,285	—	—	—	4,285
Other comprehensive income	—	—	—	333	—	—	333
Cash dividends on common stock ($0.13 per share)	—	—	(807)	—	—	—	(807)
Items related to Conversion and stock offering:
Treasury stock retired pursuant to reorganization	(2)	(1,276)	—	—	1,278	—	—
Cancellation of LaPorte Savings Bank, Mutual Holding Company shares and fractional shares	(47)	47	—	—	—	—	—
Proceeds from stock offering 3,384,611 shares, net of expense of $1,267	62	26,282	—	—	—	—	26,344
Purchase of 270,768 shares by ESOP pursuant to reorganization	—	—	—	—	—	(2,241)	(2,241)
ESOP shares earned, 22,486 shares	—	15	—	—	—	180	195
Stock awards and option expense	—	243	—	—	—	—	243
Balance at December 31, 2012	$62	$47,302	$37,745	$2,364	$—	$(3,418)	$84,055
Net income	—	—	4,013	—	—	—	4,013
Other comprehensive loss	—	—	—	(4,202)	—	—	(4,202)
Cash dividends on common stock ($0.16 per share)	—	—	(987)	—	—	—	(987)
Repurchase of common stock (296,009 shares)	(3)	(3,183)	—	—	—	—	(3,186)
ESOP shares earned, 22,486 shares	—	49	—	—	—	180	229
Stock activity under stock compensation plans (14,968 shares)	—	84	—	—	—	—	84
Stock awards and option expense	—	243	—	—	—	—	243
Balance at December 31, 2013	$59	$44,495	$40,771	$(1,838)	$—	$(3,238)	$80,249

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$4,013	$4,285
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	567	577
Provision for loan losses	6	1,037
Net gains on securities available-for-sale	(718)	(378)
Net gains on sales of loans	(717)	(1,059)
Originations of loans held for sale	(29,302)	(46,963)
Proceeds from sales of loans held for sale	30,056	49,916
Recognition of mortgage servicing rights	(92)	(174)
Amortization of mortgage servicing rights	120	139
Net change in mortgage servicing rights valuation allowance	(52)	39
Loss on sales of other real estate owned	39	31
Write down of other real estate owned	340	280
Earnings on life insurance, net	(414)	(387)
Amortization of intangible assets	89	111
Net amortization on securities available-for-sale	1,135	929
ESOP compensation expense	229	195
Stock based compensation expense	243	243
Amortization of issuance costs of unsecured borrowing	—	19
Changes in assets and liabilities:
Accrued interest receivable and other assets	192	52
Accrued interest payable and other liabilities	821	118
Net cash from operating activities	6,555	9,010
Cash flows from investing activities:
Net change in interest-bearing time deposits at other financial institutions	499	(7,141)
Proceeds from sales of securities available-for-sale	32,942	28,059
Proceeds from maturities, calls, and principal repayments of securities available-for-sale	16,589	19,397
Purchases of securities available-for-sale	(95,770)	(41,425)
Purchase of FHLB stock	(854)	—
Proceeds from redemption of FHLB stock	296	—
Net change in loans	18,215	(20,107)
Proceeds from sales of other real estate owned	1,521	536
Purchase of bank owned life insurance	(2,000)	—
Premises and equipment expenditures, net	(456)	(312)
Net cash from investing activities	(29,018)	(20,993)

(continued)

LAPORTE BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31,
	2013	2013
	(Dollars in thousands)
Cash flows from financing activities:
Net change in deposits	$(2,269)	$15,410
Proceeds from FHLB long-term advances	25,000	32,500
Repayment of FHLB long-term advances	(5,021)	(51,524)
Net change in FHLB short-term advances	17,789	(3,988)
Net change in short-term borrowings	2,415	—
Repayment of FDIC guaranteed unsecured borrowing	—	(5,000)
Net proceeds from stock offering	—	26,344
Purchase of shares by ESOP pursuant to reorganization	—	(2,241)
Stock options exercised	84	—
Dividends paid on common stock	(987)	(807)
Repurchase of common stock	(3,186)	—
Net cash from financing activities	33,825	10,694
Net change in cash and cash equivalents	11,362	(1,289)
Cash and cash equivalents at beginning of year	6,857	8,146
Cash and cash equivalents at end of year	$18,219	$6,857

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$3,442	$4,590
Income taxes paid	975	1,661
Supplemental noncash disclosures:
Transfers from loans receivable to other real estate owned	$2,186	$737

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Principles of Consolidation: The consolidated financial statements included herein include the accounts of LaPorte Bancorp, Inc., a Maryland corporation (“New LaPorte”), successor to LaPorte Bancorp, Inc., a Federal corporation (“LaPorte-Federal”), its wholly owned subsidiary, The LaPorte Savings Bank (“the Bank”) and the Bank’s wholly owned subsidiary, LSB Investments Inc., Nevada (“LSB Inc.”), together referred to as “the Company”. LaPorte-Federal was formed on October 12, 2007. LSB Inc. was formed on October 1, 2011 to manage a portion of the Bank’s investment portfolio. LaPorte-Federal was a majority owned (54.11)% subsidiary of LaPorte Savings Bank, MHC through September of 2012. These financial statements do not include the transactions and balances of LaPorte Savings Bank, MHC. Intercompany transactions and balances are eliminated in consolidation.
On October 4, 2012, the Company completed its conversion and reorganization to the stock holding company form of organization. New LaPorte, the new stock holding company for the Bank, sold 3,384,611 shares of common stock at $8.00 per share, for gross offering proceeds of $27.1 million, in its stock offering. Concurrent with the completion of the offering, shares of common stock of LaPorte-Federal owned by the public were exchanged for 1.3190 shares of New LaPorte’s common stock so that LaPorte-Federal’s existing shareholders now own approximately the same percentage of New LaPorte’s common stock as they owned of LaPorte-Federal’s common stock immediately prior to the conversion, as adjusted for the assets of LaPorte Savings Bank, MHC and their receipt of cash in lieu of fractional exchange shares. At the time of the offering and the exchange of shares, New LaPorte had 6,205,250 shares outstanding. All share and per share information in this report for periods prior to conversion has been revised to reflect the 1.3190:1 conversion ratio on shares outstanding, including shares of LaPorte-Federal held by the former mutual holding company that were not publicly traded.
The Company provides financial services through its offices in LaPorte and Porter counties in Indiana. The Company also provides residential lending through its loan production office in St. Joseph, Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. The Company established LSB Inc., a wholly owned subsidiary of the Bank incorporated in Nevada to manage a portion of the Bank’s investment portfolio beginning October 1, 2011. On January 4, 2013, the Company established LSB Real Estate, Inc. (“LSB Real Estate”), a real estate investment trust, which is a wholly owned subsidiary of LSB Inc., and is incorporated in Maryland. On December 27, 2013, the Company established LSB Risk Management, LLC (“LSB Risk Management”), a pooled captive insurance company, which is a wholly owned subsidiary of New LaPorte and is incorporated in Nevada.
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
Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, federal funds purchased, and Federal Home Loan Bank advances.
Interest-Earning Time Deposits in Other Financial Institutions: Interest-earning time deposits in other financial institutions mature between one and four years and are carried at cost.
Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax, as a separate component of shareholders’ equity. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income (loss). The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.
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
Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged-off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still accruing include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to nonaccrual status in accordance with the Company’s policy, typically after 90 days of non-payment. The Company follows the same nonaccrual policy for troubled debt restructurings.
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
The recorded investment in loans is the loan balance plus unamortized net deferred loan costs less unamortized net deferred loan fees. The recorded investment in loans does not include accrued interest. The total amount of accrued interest on loans as of December 31, 2013 and 2012 was $650,000 and $677,000, respectively.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.
A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.
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
The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over certain time periods. Prior to the fourth quarter of 2012, the historical loss experience was based on the actual loss history experienced over the last 18 months for the commercial portfolio segment and over the last 12 months for all other portfolio segments. For the fourth quarter of 2012 through the third quarter of 2013, the historical loss experience was based on the actual loss history experienced over the last 24 months for the commercial portfolio segment and over the last 3 years for all other portfolio segments. For the fourth quarter of 2013, the historical loss experience was based on the actual loss history experienced over the last 3 years for all portfolio segments. Management determined this change in assumption better represents current probable losses related to non-impaired loans as of December 31, 2013 by incorporating a longer loss history which includes the most recent economic downturn. This actual loss experience is supplemented with other economic factors based on the risks present for each

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other change in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.
The following portfolio segments have been identified: Commercial, Mortgage, Mortgage Warehouse, Residential Construction, Indirect Auto, Home Equity, and Consumer and Other. The risk characteristics of each of the identified portfolio segments are as follows:
Commercial – Subject to decreases in demand for certain products or services; increasing production costs; increases in interest rates on adjustable rate loans may impact borrowers’ ability to continue payments; and adverse market conditions, which may cause a decrease in the value of underlying collateral.
Mortgage – Subject to adverse market conditions, which may cause a decrease in the value of underlying collateral; adverse employment conditions in the local economy, which may lead to an increase in default rates; and incremental rate increases on adjustable rate mortgages may impact borrowers’ ability to continue payments.
Mortgage Warehouse – Subject to higher fraud risk than our other lending areas and decreased market values in real estate throughout the country.
Residential Construction – Subject to adverse market conditions, which may cause a decrease in the value of underlying collateral; and adverse employment conditions in the local economy, which may lead to an increase in default rates.
Indirect Auto – Subject to higher fraud risk than our other lending areas; adverse employment conditions in the local economy, which may lead to an increase in default rates; and decreased value of the underlying collateral.
Home Equity – Subject to adverse employment conditions in the local economy, which may lead to an increase in default rates; and decreased market values due to adverse real estate market conditions.
Consumer and Other – Subject to adverse employment conditions in the local economy, which may lead to an increase in default rates; and decreased value of the underlying collateral.
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
Mortgage Servicing Rights: When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in net gains on mortgage banking activities. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type, and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with loan servicing fees, net on the consolidated statements of income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.
Servicing fee income, which is reported on the consolidated statements of income as loan servicing fees, net, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Loan servicing fees, net totaled $103,000 and $(26,000) for the years ended December 2013 and 2012. Late fees and ancillary fees related to loan servicing are not material.
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
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 30 years. Furniture, fixtures, and equipment are depreciated on an accelerated or straight-line method with useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the life of the lease.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Derivatives: At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). As of December 31, 2013, the Company had entered into four cash flow hedge transactions. For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.
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
Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Retirement Plans: Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Split-dollar life insurance plan expense and supplemental retirement plan expense allocates the benefits over years of service.
Employee Stock Ownership Plan: The cost of shares issued to the Employee Stock Ownership Plan (“ESOP”), but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.
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
Comprehensive Income (Loss): Comprehensive income (loss), net of tax, consists of net income and other comprehensive income (loss), net of tax. Other comprehensive income (loss), net of tax, includes net changes in net unrealized gains and losses on securities available-for-sale, net of tax, reclassification adjustments and unrealized gains and losses on cash flow hedges, which are also recognized as a separate component of shareholders’ equity.
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
Adoption of New Accounting Standards: In January 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-1 “Balance Sheet (Topic 210) – Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities.” This ASU clarifies that ordinary trade receivables and receivables are not in the scope of ASU 2011-11. ASU 2011-11 applies only to derivatives, repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria in the Accounting Standards Codification or subject to a master netting arrangement or similar agreement. ASU 2013-01 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective disclosure is required for all comparative periods presented. The Company has adopted this standard. The effect of applying this standard is reflected in Note 20.
In February 2013, the FASB issued ASU No. 2013-02 “Comprehensive Income (Topic 220) – Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income.” This ASU states that accumulated other comprehensive income is to be presented either on the face of the statement where net income of significant amounts reclassified out of accumulated other comprehensive income, or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the item is required to be reclassified to net income in its entirety in the same reporting period. The Company has adopted this standard. The effect of applying this standard is reflected in Note 19.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

In January 2014, the FASB issued ASU No. 2014-04 “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure.” This ASU clarifies when an in-substance repossession or foreclosure occurs and states that a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed-in-lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The new requirements are effective for public companies for interim and annual periods beginning after December 15, 2014. Adopting this standard is not expected to have a significant impact on the Company’s financial condition or results of operations.
NOTE 2 – SECURITIES
The following table summarizes the amortized cost and fair value of the available-for-sale securities portfolio at December 31, 2013 and 2012 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
At December 31, 2013:
U.S. federal agency	$6,249	$43	$(142)	$6,150
State and municipal	54,892	1,505	(674)	55,723
Mortgage-backed securities – residential	28,197	107	(366)	27,938
Government agency sponsored collateralized mortgage obligations	74,417	274	(2,380)	72,311
Corporate debt securities	2,121	29	—	2,150
Total	$165,876	$1,958	$(3,562)	$164,272

	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
At December 31, 2012:
U.S. federal agency	$8,045	$360	$—	$8,405
State and municipal	42,161	3,479	(26)	45,614
Mortgage-backed securities – residential	11,819	572	(6)	12,385
Government agency sponsored collateralized mortgage obligations	54,070	1,198	(112)	55,156
Corporate debt securities	3,959	110	(9)	4,060
Total	$120,054	$5,719	$(153)	$125,620
At December 31, 2013 and 2012, all of our mortgage-backed securities were issued by U.S. government-sponsored enterprises, and all of our collateralized mortgage obligations were issued by either U.S. government-sponsored enterprises or the U.S. Small Business Administration.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The proceeds from sales of securities available-for-sale were as follows:

	Year Ended December 31,
	2013	2012
	(Dollars in thousands)
Proceeds	$32,942	$28,059
Gross gains	908	526
Gross losses	(190)	(152)
Proceeds from calls of securities available-for-sale during the years ended December 31, 2013 and 2012 were $245,000 and $5.5 million, respectively, with gross gains of $0 and $4,000 and gross losses of $0 and $0.
The amortized cost and fair value of the investment securities portfolio are shown by expected maturity. Securities not due at a single maturity date, primarily mortgage-backed securities and government agency sponsored collateralized mortgage obligations, are shown separately.

	December 31, 2013
	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$2,014	$2,036
Due from one to five years	10,658	10,939
Due from five to ten years	35,925	35,862
Due after ten years	14,665	15,186
Subtotal	63,262	64,023
Mortgage-backed securities and government agency sponsored collateralized mortgage obligations	102,614	100,249
Total	$165,876	$164,272
Securities pledged at December 31, 2013 and 2012 had a carrying amount of approximately $57.7 million and $42.2 million, respectively, and were pledged to secure public deposits, FHLB advances, short-term borrowings through the Federal Reserve Bank discount window, and cash flow hedges.
At December 31, 2013 and 2012, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders’ equity.
Securities with unrealized losses at December 31, 2013 and 2012, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are presented in the following tables:

	December 31, 2013
	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. federal agency	$2,858	$(142)	$—	$—	$2,858	$(142)
State and municipal	17,352	(558)	1,524	(116)	$18,876	$(674)
Mortgage-backed securities – residential	22,432	(366)	—	—	22,432	(366)
Government agency sponsored collateralized mortgage obligations	46,555	(2,023)	6,708	(357)	53,263	(2,380)
Total temporarily impaired	$89,197	$(3,089)	$8,232	$(473)	$97,429	$(3,562)

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	December 31, 2012
	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
State and municipal	$1,611	$(26)	$—	$—	$1,611	$(26)
Mortgage-backed securities – residential	1,012	(6)	—	—	1,012	(6)
Government agency sponsored collateralized mortgage obligations	12,392	(112)	—	—	12,392	(112)
Corporate debt securities	1,489	(9)	—	—	1,489	(9)
Total temporarily impaired	$16,504	$(153)	$—	$—	$16,504	$(153)
At December 31, 2013, the Company held 122 investments in debt securities which were in an unrealized loss position, of which 110 were in an unrealized loss position for less than twelve months. Management periodically evaluates each investment security for potential other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted declines in fair value are considered temporary and due only to normal market interest rate fluctuations. The Company does not intend to sell the securities and it is not more likely than not it will be required to sell these debt securities before their anticipated recovery.
NOTE 3 – LOANS
Loans were as follows for the dates indicated:

	December 31,
	2013	2012
	(Dollars in thousands)
Commercial	$128,922	$124,563
Mortgage	35,438	36,996
Mortgage warehouse	115,443	137,467
Residential construction	792	1,475
Indirect auto	508	1,154
Home equity	11,397	12,267
Consumer and other	4,412	3,864
Subtotal	296,912	317,786
Less: Net deferred loan (fees) costs	278	214
Allowance for loan losses	(3,905)	(4,308)
Loans, net	$293,285	$313,692
As of December 31, 2013 and 2012, the Bank’s mortgage warehouse division had repurchase agreements with 18 and eleven mortgage companies, respectively. For the year ended December 31, 2013, the mortgage companies originated and sold $2.3 billion in mortgage loans. The Bank recorded interest income of $4.4 million, mortgage warehouse loan fees of $680,000, and wire transfer fees of $239,000 for the year ended December 31, 2013. For the year ended December 31, 2012, the mortgage companies originated and sold $2.8 billion in mortgage loans. The Bank recorded interest income of $5.2 million, mortgage warehouse loan fees of $835,000, and wire transfer fees of $295,000 for the year ended December 31, 2012.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2013:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$3,131	$401	$601	$2	$7	$130	$36	$—	$4,308
Charge-offs	(205)	(190)	—	—	(8)	(22)	(18)	—	(443)
Recoveries	—	19	—	—	1	—	14	—	34
Provision	(201)	228	(93)	(2)	4	3	47	20	6
Ending balance	$2,725	$458	$508	$—	$4	$111	$79	$20	$3,905
The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2012:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$2,774	$374	$393	$3	$19	$119	$90	$—	$3,772
Charge-offs	(383)	(84)	—	—	(3)	(35)	(64)	—	(569)
Recoveries	46	2	—	—	4	1	15	—	68
Provision	694	109	208	(1)	(13)	45	(5)	—	1,037
Ending balance	$3,131	$401	$601	$2	$7	$130	$36	$—	$4,308

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2013:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$792	$135	$—	$—	$—	$32	$—	$—	$959
Collectively evaluated for impairment	1,933	323	508	—	4	79	79	20	2,946
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—
Total ending allowance	$2,725	$458	$508	$—	$4	$111	$79	$20	$3,905
Loans:
Individually evaluated for impairment	$9,935	$1,473	$—	$—	$—	$43	$—	$—	$11,451
Collectively evaluated for impairment	118,539	33,838	115,443	787	508	11,411	4,422	—	284,948
Acquired with deteriorated credit quality	668	123	—	—	—	—	—	—	791
Total ending loan balance	$129,142	$35,434	$115,443	$787	$508	$11,454	$4,422	$—	$297,190

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2012:

	Commercial	Mortgage	Mortgage Warehouse	Residential Construction	Indirect Auto	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2013:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial:
Real estate	$2,832	$2,835	$—	$1,326	$42	$—
Five or more family	3,508	3,508	—	10	—	—
Land	201	201	—	188	—	—
Mortgage	769	770	—	985	1	38
Home equity	11	11	—	26	—	—
Subtotal	7,321	7,325	—	2,535	43	38
With an allowance recorded:
Commercial:
Real estate	843	844	275	1,111	—	—
Land	2,547	2,547	517	2,834	—	—
Mortgage	702	703	135	859	—	—
Home equity	32	32	32	15	—	—
Subtotal	4,124	4,126	959	4,819	—	—
Total	$11,445	$11,451	$959	$7,354	$43	$38
The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2012:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial:
Commercial and other	$—	$—	$—	$6	$—	$—
Real estate	2,150	2,152	—	1,348	10	—
Land	214	214	—	1,411	3	—
Mortgage	1,296	1,296	—	967	16	—
Home equity	31	31	—	21	—	—
Subtotal	3,691	3,693	—	3,753	29	—
With an allowance recorded:
Commercial:
Real estate	1,461	1,199	365	1,681	—	—
Land	2,772	2,772	772	1,640	—	—
Mortgage	829	829	132	826	—	—
Home equity	22	22	22	15	—	—
Subtotal	5,084	4,822	1,291	4,162	—	—
Total	$8,775	$8,515	$1,291	$7,915	$29	$—

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
The following table presents the recorded investment in nonaccrual loans by class of loans as of December 31, 2013 and 2012. The Bank had no loans greater than 90 days past due that were still accruing as of December 31, 2013 and 2012.

	Nonaccrual
	2013	2012
	(Dollars in thousands)
Commercial:
Commercial and other	$27	$29
Real estate	898	3,292
Land	2,748	2,985
Mortgage	1,191	1,958
Indirect auto	3	5
Home equity	43	53
Consumer and other	—	39
Total	$4,910	$8,361
The following table presents the aging of the recorded investment in past due loans as of December 31, 2013 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
	(Dollars in thousands)
Commercial:
Commercial and other	$2	$—	$—	$2	$17,754	$17,756
Real estate	2,379	—	873	3,252	80,635	83,887
Five or more family	76	—	—	76	15,314	15,390
Construction	—	—	—	—	3,951	3,951
Land	—	—	2,318	2,318	5,840	8,158
Mortgage	641	7	1,162	1,810	33,624	35,434
Mortgage warehouse	—	—	—	—	115,443	115,443
Residential construction:
Construction	—	—	—	—	498	498
Land	—	—	—	—	289	289
Indirect auto	13	—	3	16	492	508
Home equity	4	—	12	16	11,438	11,454
Consumer and other	163	—	—	163	4,259	4,422
Total	$3,278	$7	$4,368	$7,653	$289,537	$297,190

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2012 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
	(Dollars in thousands)
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
Troubled Debt Restructurings:
A loan modification is considered a troubled debt restructuring when a borrower is experiencing financial difficulty and the Company grants a concession it would not otherwise consider but for the borrower’s financial difficulties. At December 31, 2013 and 2012, the outstanding balance of loans that were modified as troubled debt restructurings totaled $2.2 million and $842,000, respectively. At December 31, 2013, $1.9 million of loans modified as troubled debt restructurings were considered performing and in accordance with their repayment terms, and $227,000 of loans modified as troubled debt restructurings were considered nonperforming. At December 31, 2012, all loans modified as troubled debt resturcturings were considered nonperforming. The Company has allocated $61,000 and $0, respectively of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2013 and 2012. The Company has not committed to lend additional amounts as of December 31, 2013 to customers with outstanding loans that are classified as troubled debt restructurings.
During the years ending December 31, 2013 and 2012, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.
The following table presents loans by class that were modified as troubled debt restructurings during the year ending December 31, 2013:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Commercial:
Real estate	3	$1,884	$1,882
Mortgage	2	43	89
Total	5	$1,927	$1,971
The troubled debt restructurings described above increased the allowance for loan losses by $0 and resulted in charge-offs of $0 during the year ending December 31, 2013.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following table presents loans by class modified as troubled debt restructurings that occurred during the year ending December 31, 2012:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Commercial:
Real estate	2	$726	$589
Consumer and other	1	130	—
Total	3	$856	$589
The troubled debt restructurings described above increased the allowance for loan losses by $166,000 and resulted in charge-offs of $166,000 during the year ending December 31, 2012.
The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending December 31, 2013:

	Number of Loans	Recorded Investment
Troubled debt restructurings that subsequently defaulted:	(Dollars in thousands)
Commercial:
Real estate	1	$589
Total	1	$589
The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $0 and resulted in charge-offs of $0 during the year ending December 31, 2013.
The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ending December 31, 2012:

	Number of Loans	Recorded Investment
Troubled debt restructurings that subsequently defaulted:	(Dollars in thousands)
Mortgage	1	$127
Total	1	$127
The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $0 and resulted in charge-offs of $0 during the year ending December 31, 2012.
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
Credit Quality Indicators:
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. The analysis includes loans with risk ratings of Special Mention, Substandard, and Doubtful. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
As of December 31, 2013 and 2012, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	December 31, 2013
	Not Rated	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial:
Commercial and other	$92	$17,265	$381	$18	$—
Real estate	—	72,031	6,716	5,117	23
Five or more family	187	11,694	—	3,509	—
Construction	—	3,951	—	—	—
Land	—	5,303	107	2,748	—
Mortgage	29,974	3,321	470	1,669	—
Mortgage warehouse	115,443	—	—	—	—
Residential construction:
Construction	498	—	—	—	—
Land	289	—	—	—	—
Indirect auto	508	—	—	—	—
Home equity	11,173	133	101	47	—
Consumer and other	3,487	703	232	—	—
Total	$161,651	$114,401	$8,007	$13,108	$23

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	December 31, 2012
	Not Rated	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial:
Commercial and other	$11	$19,945	$319	$—	$—
Real estate	—	66,427	6,131	7,322	—
Five or more family	203	10,410	3,673	—	—
Construction	—	1,795	—	—	—
Land	—	4,754	755	2,986	—
Mortgage	30,121	4,077	447	2,350	—
Mortgage warehouse	137,467	—	—	—	—
Residential construction:
Construction	1,099	—	—	—	—
Land	367	—	—	—	—
Indirect auto	1,154	—	—	—	—
Home equity	12,060	115	86	59	—
Consumer and other	3,036	831	—	—	—
Total	$185,518	$108,354	$11,411	$12,717	$—
Purchased Loans:
The Company purchased loans during 2007, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The outstanding balance and carrying amount of those loans is as follows at the dates indicated:

	December 31,
	2013	2012
	(Dollars in thousands)
Commercial:
Commercial and other	$27	$29
Real estate	670	714
Mortgage	123	139
Outstanding balance	$820	$882
Carrying amount, net of allowance of $0	$791	$851
Accretable yield, or income expected to be collected, is as follows:

	December 31,
	2013	2012
	(Dollars in thousands)
Beginning balance	$128	$193
New loans purchased	—	—
Reclassification from nonaccretable yield	2	7
Accretion of income	(57)	(69)
Disposals	—	(3)
Ending balance	$73	$128
For the purchased loans disclosed above, the Company did not increase the allowance for loan losses during 2013 or 2012. No allowances for loan losses were reversed for the purchased loans disclosed above during 2013 or 2012.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

There were no such loans purchased during the years ended December 31, 2013 or 2012.
Income is not recognized on certain purchased loans if the Company cannot reasonably estimate cash flows expected to be collected. The carrying amounts of such loans were $49,000 and $50,000, respectively, at December 31, 2013 and 2012.
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
Impaired Loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value, less estimated costs to sell. Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses. For collateral dependent loans, fair value is commonly based on recent real estate appraisals performed by qualified independent third-party appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including cost, comparable sales, and the income approach. The cost approach is based on the cost to replace the existing property. The comparable sales approach evaluates the sales prices of comparable properties within the same market area. The income approach considers net operating income generated by the property and the rate of return required by an investor. Adjustments are routinely made in the appraisal process by the independent third-party appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.
Other Real Estate Owned: Assets acquired through or instead of loan foreclosures are initially recorded at fair value less cost to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals performed by qualified independent third-party appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including cost, comparable sales, and the income approach. The cost approach is based on the cost to replace the existing property. The comparable sales approach evaluates the sales prices of comparable properties within the same market area. The income approach considers net operating income generated by the property and the rate of return required by an investor. Adjustments are routinely made in the appraisal process by the independent third-party appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The President and Chief Financial Officer (“President/CFO”) and Executive Vice President – Credit (“EVP – Credit”) are responsible for determining the valuation processes and procedures for the fair value measurement of impaired loans and other real estate owned properties. The President/CFO and EVP – Credit review impaired loans and other real estate owned properties on a quarterly basis to determine the accuracy of third-party appraisals, auction values, values derived from trade publications and any additional data received from the borrower, and the appropriateness of unobservable inputs, generally discounts due to collection issues and current market conditions which are utilized in determining the fair value. The EVP – Credit determines discounts based on the valuation source and asset type for impaired loans. These discounts are reviewed periodically, annually at a minimum, for appropriateness. Current trends in market values and gains and losses on sales of similar assets are also considered when determining discounts of asset categories.
The table below presents the valuation methodology and unobservable inputs for impaired loans and other real estate owned at December 31, 2013.

	Valuation Methodology	Unobservable Inputs	Range of Inputs	Average of Inputs
Impaired loans:
Commercial:
Real Estate	Appraisals	Discounts for changes in market conditions	10-65%	21%
Land	Appraisals	Discounts for changes in market conditions	0-10%	8%
Mortgage	Appraisals	Discounts for changes in market conditions	0-20%	10%
Other real estate owned, net:
Commercial:
Real Estate	Appraisals	Discounts for changes in market conditions	6-100%	39%
Land	Appraisals	Discounts for changes in market conditions	25-26%	26%
Mortgage	Appraisals	Discounts for changes in market conditions	19-45%	26%
The table below presents the valuation methodology and unobservable inputs for impaired loans and other real estate owned at December 31, 2012.

	Valuation Methodology	Unobservable Inputs	Range of Inputs	Average of Inputs
Impaired loans:
Commercial:
Real Estate	Appraisals	Discount for changes in market conditions	10-30%	20%
Land	Appraisals	Discount for changes in market conditions	0-40%	17%
Mortgage	Appraisals	Discount for changes in market conditions	0-20%	11%
Other real estate owned, net:
Commercial:
Real Estate	Appraisals	Discount for changes in market conditions	40%	40%
Land	Appraisals	Discount for changes in market conditions	6-17%	11%
Mortgage	Appraisals	Discount for changes in market conditions	7-29%	18%

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Mortgage Servicing Rights: On a quarterly basis, loan servicing rights are evaluated for impairment based on the fair value of the rights as compared to the carrying amount. If the carrying amount of an individual tranche exceeds fair value, impairment is recorded on that tranche so that the servicing asset is carried at fair value. Fair value is determined at a tranche level, based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model utilizes assumptions that market participants would use in estimating future net servicing income and that can be validated against available market data (Level 2). Fair value at December 31, 2013 was determined using a discount rate of 10.0%, prepayment speeds ranging from 6.5% to 23.0%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%. Fair value at December 31, 2012 was determined using a discount rate of 10.0%, prepayment speeds ranging from 14.9% to 30.3%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%.
Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:

		Fair Value Measurements at December 31, 2013 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial Assets:
Investment securities available-for-sale:
U.S. federal agency	$6,150	$—	$6,150	$—
State and municipal	55,723	—	55,723	—
Mortgage-backed securities – residential	27,938	—	27,938	—
Corporate debt securities	2,150	—	2,150	—
Government agency sponsored collateralized mortgage obligations	72,311	—	72,311	—
Total investment securities available-for-sale	$164,272	$—	$164,272	$—
Loans held for sale	$1,118	$—	$1,118	$—
Derivatives – residential mortgage loan commitments	$45	$—	$45	$—
Financial Liabilities:
Derivatives – interest rate swaps	$(1,181)	$—	$(1,181)	$—

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

		Fair Value Measurements at December 31, 2012 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial Assets:
Investment securities available-for-sale:
U.S. federal agency	$8,405	$—	$8,405	$—
State and municipal	45,614	—	45,614	—
Mortgage-backed securities – residential	12,385	—	12,385	—
Corporate debt securities	4,060	—	4,060	—
Government agency sponsored collateralized mortgage obligations	55,156	—	55,156	—
Total investment securities available-for-sale	$125,620	$—	$125,620	$—
Loans held for sale	$1,155	$—	$1,155	$—
Derivatives – residential mortgage loan commitments	$79	$—	$79	$—
Financial Liabilities:
Derivatives – interest rate swaps	$(1,984)	$—	$(1,984)	$—
There were no transfers between Level 1 and Level 2 during the years ended December 31, 2013 or 2012.
Loans held for sale were carried at the fair value of $1.1 million, which is made up of the outstanding balance of $1.1 million, net of a valuation of $30,000 at December 31, 2013, resulting in net losses of $4,000 for the year ending December 31, 2013. At December 31, 2012, loans held for sale were carried at the fair value of $1.2 million, which is made up of the outstanding balance of $1.1 million, net of a valuation of $34,000 at December 31, 2012, resulting in net losses of $10,000 for the year ending December 31, 2012.
For items for which the fair value option has been elected, interest income is recorded within the consolidated statements of income and comprehensive income (loss) based on the contractual amount of interest income earned on financial assets (none were delinquent or in nonaccrual status).

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Assets measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at December 31, 2013 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Impaired loans:
Commercial:
Real estate	$568	$—	$—	$568
Land	2,030	—	—	2,030
Mortgage	567	—	—	567
Other real estate owned, net:
Commercial:
Real estate	646	—	—	646
Land	261	—	—	261
Mortgage	91	—	—	91
Mortgage servicing rights	190	—	190	—

		Fair Value Measurements at December 31, 2012 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Impaired loans:
Commercial:
Real estate	$833	$—	$—	$833
Land	2,000	—	—	2,000
Mortgage	697	—	—	697
Other real estate owned, net:
Commercial:
Real estate	102	—	—	102
Land	385	—	—	385
Mortgage	133	—	—	133
Mortgage servicing rights	273	—	273	—
Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $4.1 million, with a valuation allowance of $959,000 at December 31, 2013, resulting in a decrease in provision for loan losses of $118,000 for the year ending December 31, 2013. At December 31, 2012, impaired loans had a carrying amount of $3.5 million, with a valuation allowance of $1.3 million, resulting in an additional provision for loan losses of $1.3 million for the year ending December 31, 2012.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $998,000, which is made up of the outstanding balance of $1.6 million, net of a valuation allowance of $568,000 at December 31, 2013, resulting in write-downs of $340,000 for the year ending December 31, 2013. At December 31, 2012, other real estate owned had a net carrying amount of $620,000, which is made up of the outstanding balance of $873,000, net of a valuation allowance of $253,000 at December 31, 2012, resulting in write-downs of $280,000 for the year ending December 31, 2012.
Mortgage servicing rights, which are carried at lower of cost or fair value, were carried at their fair value of $190,000, which is made up of the outstanding balance of $296,000, net of a valuation allowance of $106,000 at December 31, 2013, resulting in a reversal of $52,000 for the year ending December 31, 2013. At December 31, 2012, mortgage servicing rights were carried at their fair value of $273,000, which is made up of the outstanding balance of $431,000, net of a valuation allowance of $158,000, resulting in a charge of $39,000 for the year ended December 31, 2012.
The Company has elected the fair value option for loans held for sale. These loans are intended for sale, and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due nor on nonaccrual as of December 31, 2013 and 2012.
The aggregate fair value, contractual principal, and gain or loss for loans held for sale was as follows:

	At December 31,
	2013			2012
	Aggregate Fair Value	Gain (Loss)	Contractual Principal	Aggregate Fair Value	Gain (Loss)	Contractual Principal
	(Dollars in thousands)
Loans held for sale	$1,118	$30	$1,088	$1,155	$34	$1,121
The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets carried at fair value for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013				2012
	Other Gains and (Losses)	Interest Income	Interest Expense	Total Changes in Fair Values Included in Current Period Earnings	Other Gains and (Losses)	Interest Income	Interest Expense	Total Changes in Fair Values Included in Current Period Earnings
	(Dollars in thousands)
Loans held for sale	$(4)	$16	$—	$12	$(9)	$31	$—	$22

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The carrying amounts and estimated fair values of financial instruments at December 31, 2013 are as follows:

		Fair Value Measurements at December 31, 2013 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial assets:
Cash and due from financial institutions	$18,219	$18,219	$—	$—
Interest-earning time deposits at other financial institutions	6,642	—	6,671	—
Securities available-for-sale	164,272	—	164,272	—
Federal Home Loan Bank stock	4,375	N/A	N/A	N/A
Loans held for sale	1,118	—	1,118	—
Loans, net	293,285	—	—	296,575
Accrued interest receivable	1,612	—	962	650
Financial liabilities:
Deposits	$(346,701)	$—	$(347,625)	$—
Federal Home Loan Bank advances	(86,777)	—	(88,077)	—
Subordinated debentures	(5,155)	—	—	(5,152)
Short-term borrowings	(2,415)	—	(2,415)	—
Accrued interest payable	(177)	—	(174)	(3)
Derivatives – interest rate swaps	(1,181)	—	(1,181)	—
The carrying amounts and estimated fair values of financial instruments at December 31, 2012 are as follows:

		Fair Value Measurements at December 31, 2012 using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial assets:
Cash and due from financial institutions	$6,857	$6,857	$—	$—
Interest-earning time deposits at other financial institutions	7,141	—	7,197	—
Securities available-for-sale	125,620	—	125,620	—
Federal Home Loan Bank stock	3,817	N/A	N/A	N/A
Loans held for sale	1,155	—	1,155	—
Loans, net	313,692	—	—	318,534
Accrued interest receivable	1,481	2	802	677
Financial liabilities:
Deposits	$(348,970)	$—	$(351,196)	$—
Federal Home Loan Bank advances	(49,009)	—	(51,059)	—
Subordinated debentures	(5,155)	—	—	(5,188)
Accrued interest payable	(198)	—	(196)	(2)
Derivatives – interest rate swaps	(1,984)	—	(1,984)	—

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
Loans held for sale: The fair value of loans held for sale is estimated based upon binding contracts and quotes from third-party investors resulting in a Level 2 classification.
Deposits: The carrying amounts of demand deposits approximate fair values and are classified as Level 2. Fair value of fixed rate certificates of deposit are estimated using a cash flow calculation reduced by known maturities, estimated principal payments, and estimated early withdrawal amounts. These cash flows are discounted to the current market rate. This results in a Level 2 classification.
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
Accrued Interest Receivable/Payable: The carrying amounts of accrued interest approximate fair value resulting in a Level 1, Level 2, or Level 3 classification based on the underlying asset or liability.
NOTE 5 – LOAN SERVICING
Mortgage loans serviced for others are not reported as assets. The principal balances of these loans for the dates indicated are as follows:

	At December 31,
	2013	2012
	(Dollars in thousands)
Mortgage loan portfolios serviced for:
FHLMC	$64,718	$67,429
FHLB	1,387	1,058
Total	$66,105	$68,487
Custodial escrow balances maintained in connection with serviced loans were $479,000 and $281,000, respectively, at December 31, 2013 and 2012.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Activity for capitalized mortgage servicing rights was as follows:

	Year Ended December 31,
	2013	2012
	(Dollars in thousands)
Servicing rights:
Beginning of year	$344	$348
Additions	92	174
Amortized to expense	(120)	(139)
Change in valuation allowance	52	(39)
End of year	$368	$344

Valuation allowance:
Beginning of year	$158	$119
Additions expensed	—	44
Reductions credited to expense	(52)	(5)
Direct write-downs	—	—
End of year	$106	$158
The fair value of mortgage servicing rights was $407,000 and $352,000, respectively, at December 31, 2013 and 2012. At December 31, 2013, $178,000 of the mortgage servicing rights were carried at book value and $190,000 of the mortgage servicing rights were carried at their fair value, which is made up of the outstanding balance of $296,000, net of a valuation allowance of $106,000. The fair value of mortgage servicing rights at December 31, 2013 was determined using a discount rate of 10.0%, prepayment speeds ranging from 6.5% to 23.0%, depending on the stratification of the specific right, and a weighted average default rate of approximately 0.5%. At December 31, 2012, $71,000 of the mortgage servicing rights were carried at book value and $273,000 of the mortgage servicing rights were carried at their fair value, which was made up of the outstanding balance of $431,000, net of a valuation allowance of $158,000. The fair value of mortgage servicing rights at December 31, 2012 was determined using a discount rate of 10.0%, prepayment speeds ranging from 14.9% to 30.3%, depending on stratification of the specific right, and a weighted average default rate of approximately 0.5%.
The weighted average amortization period for mortgage servicing rights was 4.13 years at December 31, 2013.
NOTE 6 – PREMISES AND EQUIPMENT
Premises and equipment were as follows for the dates indicated:

	At December 31,
	2013	2012
	(Dollars in thousands)
Land	$2,772	$2,772
Buildings	10,029	9,929
Furniture, fixtures, and equipment	5,531	5,249
Leasehold improvements	45	—
Construction in progress	6	66
	18,383	18,016
Less: Accumulated depreciation	(8,919)	(8,441)
	$9,464	$9,575
Depreciation expense was $567,000 and $577,000, respectively, for the years ended December 31, 2013 and 2012.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

During the year ended December 31, 2013, the Company began to lease its loan production office under an operating lease. Rent expense for the year ended December 31, 2013 was $7,000. Rent commitments, before considering renewal options that generally are present, were as follows:

(Dollars in thousands)
2014	$14
2015	8
NOTE 7 – GOODWILL AND INTANGIBLE ASSETS
The Company’s goodwill totaled $8.4 million at December 31, 2013 and 2012. The Company determined that no impairment of its goodwill existed during the years ended December 31, 2013 and 2012. Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of the Company’s single reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. Management determined the fair value of the reporting unit and compared it to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, a second step to the impairment test is required. The Company’s annual impairment analysis performed as of October 31, 2013 indicated that the Step 2 analysis was not necessary.
At December 31, 2013 and 2012, the Company’s core deposit intangible assets had a net carrying value of $274,000 and $363,000, respectively. The total gross carrying amount of the core deposit intangible assets totaled $1.5 million at December 31, 2013 and 2012 and is reported net of accumulated amortization of $1.3 million and $1.2 million, respectively, at December 31, 2013 and 2012.
Aggregate amortization expense for the years ended December 31, 2013 and 2012 was $89,000 and $111,000, respectively.
Estimated amortization expense related to the Company’s core deposit intangibles for each of the next five years is as follows:

(Dollars in thousands)
2014	$66
2015	51
2016	40
2017	34
2018	24
NOTE 8 – DEPOSITS
Time deposits of $100,000 or more totaled $49.2 million and $47.6 million, respectively, at December 31, 2013 and 2012.
Scheduled maturities of time deposits for the next five years were as follows at December 31, 2013:

(Dollars in thousands)
2014	$74,395
2015	32,171
2016	3,702
2017	3,074
2018	4,084
Thereafter	352
$117,778

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES
The advance type, balances, and interest rate ranges for the dates indicated are as follows:

December 31, 2013
Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
(Dollars in thousands)
Fixed rate bullet	$45,000	0.32% to 3.22%	1.02%	May 2014 through January 2018
Variable rate	26,777	0.50%	0.50%	January 2014 through June 2014
LIBOR adjustable	15,000	0.46% to 0.49%	0.48%	September 2015 through July 2016
Total advances	$86,777

December 31, 2012
Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
(Dollars in thousands)
Fixed rate bullet	$20,000	0.61% to 3.22%	1.43%	October 2014 through August 2017
Putable	5,000	2.95%	2.95%	January 2013
Mortgage	23	3.00%	3.00%	July 2013
Variable rate	8,988	0.50%	0.50%	January 2013
LIBOR adjustable	15,000	0.53% to 0.57%	0.56%	September 2015 through July 2016
Total advances	49,011
Yield adjustment on acquired FHLB advances	(2)
Total	$49,009
The Bank was authorized to borrow up to $87.0 million from the Federal Home Loan Bank (“FHLB”) at December 31, 2013 and up to $75.8 million at December 31, 2012. At December 31, 2013 and 2012, the Bank had indebtedness to the FHLB totaling $86.8 million and $49.0 million, respectively. The FHLB advances held by the Bank consisted of three different types as of December 31, 2013 and five different types as of December 31, 2012. Fixed rate bullet advances carry a fixed interest rate throughout the life of the advance and are subject to a prepayment penalty if the advances are repaid prior to maturity. Putable advances have stated interest adjustment dates on which the FHLB will have an option to adjust the interest rate on a quarterly basis after the stated interest adjustment date. These advances may not be prepaid by the Bank prior to the FHLB exercising its option to adjust the interest rate. Mortgage advances carry a fixed interest rate and require annual amortizing payments. These advances are subject to a prepayment penalty if the advances are repaid prior to maturity. Variable rate advances carry a variable rate throughout the life of the advance. All of the variable rate advances held by the Bank at December 31, 2013 were short-term advances and may be prepaid at any time. London Interbank Offered Rate (“LIBOR”) adjustable advances carry adjustable interest rates which reset quarterly based on the 3-Month LIBOR in effect on the reset date plus a spread. These advances may be called by the FHLB on a quarterly basis.
The required payments for FHLB advances over the next five years are as follows at December 31, 2013:

(Dollars in thousands)
2014	$46,777
2015	15,000
2016	10,000
2017	10,000
2018	5,000

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

At December 31, 2013 and 2012, in addition to FHLB stock, the Bank pledged mortgage, home equity, and commercial real estate loans totaling $80.5 million and $86.9 million, respectively, to the FHLB to secure its outstanding advances. At December 31, 2013 and 2012, the Bank also pledged U.S. government sponsored agency securities totaling $51.0 million and $31.0 million, respectively, to the FHLB to secure its outstanding advances.
NOTE 10 – OTHER BORROWINGS
On February 11, 2009, the Bank issued a $5.0 million note due on February 15, 2012 under the FDIC Temporary Debt Guarantee Program. The note had an interest rate of 2.74% in addition to the 100 basis point FDIC guarantee fee paid by the Bank. Interest payments were required to be made semiannually in arrears on February 15 and August 15 in each year commencing on August 15, 2009 through the maturity date. All legal and placement fees associated with this transaction were capitalized as debt issuance costs and were amortized to interest expense over the repayment period on a straight-line basis. This note matured on February 15, 2012 and was paid in full by the Bank.
During the years ended December 31, 2013 and 2012, the Company had an accommodation from First Tennessee Bank National Association to borrow federal funds up to the amount of $15.0 million. This federal funds accommodation is not a confirmed line of credit or loan, and First Tennessee Bank National Association may cancel, in whole or in part, the accommodation at any time without cause or notice in its sole discretion. The Company did not have an outstanding balance on this accommodation at December 31, 2013 and 2012.
At December 31, 2013 and 2012, the Company had an agreement with Zions First National Bank to borrow federal funds up to $9.0 million. This federal funds line amount was established at the discretion of Zions First National Bank and may be terminated at any time in its sole discretion. At December 31, 2013, the outstanding balance on this federal funds line was $2.4 million. The Company did not have an outstanding balance at December 31, 2012.
NOTE 11 – SUBORDINATED DEBENTURES
In June 2003, City Savings Statutory Trust I (the “Trust”), a trust formed by City Savings Financial Corporation, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security. City Savings Financial Corporation issued $5.2 million of subordinated debentures to the Trust in exchange for ownership of all of the common security of the Trust and the proceeds of the preferred securities sold by the Trust. On October 12, 2007, the Company purchased the ownership of the common securities of the Trust as a result of its acquisition of City Savings Financial Corporation. The Company is not considered the primary beneficiary of this Trust (variable interest entity), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the Trust was $155,000 and is included in other assets in the December 31, 2013 and 2012 consolidated balance sheets.
The Company may redeem the subordinated debentures, in whole or in part, in a principal amount with integral multiples of $1,000, on or after June 26, 2008 at 100% of the principal amount, plus accrued and unpaid interest. The subordinated debentures mature on June 26, 2033.
The Company has the right to defer interest payments by extending the interest payment period during the term of the subordinated debentures for up to 20 consecutive quarterly periods.
The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the Trust indenture.
The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the 3-Month LIBOR plus 3.10% which was 3.35% and 3.41%, respectively at December 31, 2013 and 2012.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 12 – EMPLOYEE BENEFIT PLANS
401(k) Plan: The Bank maintains a defined contribution 401(k) plan (“401(k) Plan”) for all employees. Employees must be 21 years of age to participate in the 401(k) Plan. Employees are eligible to enter the 401(k) Plan upon the day of the quarter following employment and are eligible for matching employer contributions upon the day of the quarter following one year of employment. Voluntary participant contributions may be made in the range of 1% to 75% of employee compensation. The Company will make matching employer contributions equal to 25% of the participant’s voluntary contributions on the first 6% of the participant’s voluntary contributions. Employee contributions are 100% vested. Employer matching contributions are vested over five years. The Company made matching contributions totaling $58,000 and $52,000, respectively, for the years ended December 31, 2013 and 2012.
Supplemental Executive Retirement Plan: Effective August 1, 2002, a supplemental retirement plan was established to cover selective officers. The Bank records an expense equal to the projected present value of payments due at retirement based on the projected remaining years of service. The obligation under the plans was $2.2 million for the years ended December 31, 2013 and 2012 and is included in other liabilities in the consolidated balance sheets. The expense attributable to the plan, included in salaries and employee benefits in the consolidated statements of income, was $128,000 and $288,000, respectively, for the years ended December 31, 2013 and 2012.
Split-Dollar Life Insurance Plans: Effective January 1, 2003, life insurance plans were provided for certain officers on a split-dollar basis. The officer’s designated beneficiary(s) is entitled to a percentage of the death proceeds from the split-dollar policies. The Bank is entitled to the remainder of the death proceeds less any loans on the policies and unpaid interest or cash withdrawals previously incurred by the Bank. The cash surrender value of these life insurance policies related to the Bank’s supplemental employee retirement plan totaled $13.7 million and $11.3 million, respectively, at December 31, 2013 and 2012. The Bank is the owner of the split-dollar policies.
NOTE 13 – EMPLOYEE STOCK OWNERSHIP PLAN
During 2007, the Bank implemented an Employee Stock Ownership Plan (“ESOP”), which covers substantially all of its employees. In connection with the second step stock offering on October 4, 2012, the Company issued 270,768 shares of common stock which were added to 59,650 allocated converted shares and 178,949 unallocated converted shares from the original ESOP for a total of 509,367 shares. The 449,717 unallocated shares of common stock are eligible for allocation under the ESOP in exchange for a twenty-year note in the amount of $3.6 million. The $3.6 million for the ESOP share purchase was borrowed from the Company with the ESOP shares being pledged as collateral for the loan.
The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank’s contributions to the ESOP and earnings on ESOP assets. The Company is able to make discretionary contributions to the ESOP, as well as pay dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and ESOP expense is recorded. Dividends on allocated shares increase participant accounts.
Participants receive the shares at the end of employment. During the year ended December 31, 2013, 8,354 allocated shares were distributed to former participants.
Contributions to the ESOP during the years ended December 31, 2013 and 2012 were $163,000 and $201,000, respectively. ESOP related expenses totaled $229,000 and $195,000, respectively, during the years ended December 31, 2013 and 2012.
Shares held by the ESOP were as follows at the dates indicated:

	At December 31,
	2013	2012
	(Dollars in thousands)
Allocated to participants	96,268	82,136
Unearned	404,745	427,231
Total ESOP shares	501,013	509,367
Fair value of unearned shares	$4,501	$3,751

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 14 – INCOME TAXES
Income tax expense (benefit) was as follows:

	At December 31,
	2013	2012
	(Dollars in thousands)
Current expense (benefit):
Federal	$610	$1,355
State	134	172
	744	1,527
Deferred expense (benefit):
Federal	534	(31)
State	26	63
	560	32
Change in valuation allowance related to realization of net state deferred tax asset	(77)	(63)
Total	$1,227	$1,496
The net deferred tax assets at December 31, 2013 and 2012 are as follows:

	At December 31,
	2013	2012
	(Dollars in thousands)
Deferred tax assets:
Deferred officer compensation	$834	$834
Bad debt expense	1,478	1,662
Indiana net operating loss carryforwards	66	—
Tax credit carryforwards	35	—
Write downs of other real estate owned	259	144
Capital loss carryforwards	52	90
Nonaccrual loan interest	355	345
Market value adjustment on acquired assets and liabilities	31	54
Net unrealized losses on interest rate swaps	402	674
Net unrealized losses on securities available-for-sale	545	—
Other	92	100
	4,149	3,903
Deferred tax liabilities:
Mortgage servicing rights	(140)	(133)
Accretion	(8)	(4)
FHLB stock dividends	(123)	(137)
Deferred loan fees	(105)	(83)
Prepaid expenses	(524)	(116)
Depreciation	(368)	(348)
Net unrealized gains on securities available-for-sale	—	(1,892)
Amortization of other intangible assets	(104)	(140)
Real estate investment trust dividends	(122)	—
	(1,494)	(2,853)
Valuation allowance	(279)	(356)
	$2,376	$694

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The valuation allowance has been established against the portion of the Company’s net state tax deferred tax asset that management feels is not realizable as of December 31, 2013 and 2012. The Company has an Indiana net operating loss carryforward of approximately $1.5 million at December 31, 2013 which will expire in 2028, if not used. The Company also has Indiana enterprise zone credit carryforwards of approximately $53,000 at December 31, 2013 which will expire in 2015 through 2017, if not used. The Company also has a state capital loss carryforward of $1.9 million and $2.0 million, respectively, at December 31, 2013 and 2012 which will expire in 2014.
Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes as a result of the following:

	At December 31,
	2013	2012
	(Dollars in thousands)
Expected income tax expense at:
Federal tax rate	$1,782	$1,966
State tax expense, net of federal benefit	55	114
Increase (decrease) resulting from:
Effect of tax exempt income (net)	(652)	(626)
Other, net	42	42
Total income tax expense	$1,227	$1,496
Effective tax rate	23.4%	25.9%
Unrecognized Tax Benefits:
The Company has no unrecognized tax positions at December 31, 2013 or 2012 not already addressed by the deferred tax asset valuation allowance. The Company does not expect a significant increase or decrease in unrecognized tax benefits over the next twelve months.
Federal income tax laws provided savings banks with additional bad debt deductions through 1995 which total $2.7 million for the Company. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $904,000 at December 31, 2013 and 2012. If the Company were liquidated or otherwise ceases to be a bank or if tax laws change, the $904,000 would be recorded as expense.
NOTE 15 – RELATED-PARTY TRANSACTIONS
Loans to principal officers, directors, and their affiliates were as follows:

	At December 31,
	2013	2012
	(Dollars in thousands)
Beginning balance	$829	$1,081
New loans	44	115
Effect of changes in composition of related parties	—	(73)
Repayments	(385)	(294)
Ending balance	$488	$829
Deposits from principal officers, directors, and their affiliates at December 31, 2013 and 2012 were $1.9 million and $2.6 million, respectively.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 16 – STOCK-BASED COMPENSATION
During the month of September 2011, the Company implemented the 2011 Equity Incentive Plan (the “Plan”) which was approved by shareholders on May 10, 2011. The Plan provides for the issuance of stock options or restricted share awards to employees and directors. Total shares authorized for issuance under the Plan is 417,543 which is further discussed below. Total compensation expense related to the Plan totaled $243,000 and $243,000, respectively, for the years ended December 31, 2013 and 2012.
Stock-Based Compensation
Compensation expense is recognized for stock options and restricted stock awards issued to employees or directors, based on their grant date fair value. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the grant date is used for restricted stock awards.
Compensation expense is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation expense is recognized on a straight-line basis over the requisite service period for the entire award.
Stock Options
The Plan permits stock option grants to its employees or directors for up to 298,246 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant, vesting periods of five years, and a 10-year contractual term. Options granted generally vest 20% annually.
The fair value of each option award is estimated on the grant date using a closed form option valuation (Black-Scholes) model based on the assumptions noted below. Expected volatilities are based on historical volatilities of companies within the Company’s peer group. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.
The Company granted 8,000 options during the year ended December 31, 2013 and no options during the year ended December 31, 2012. The fair value of options granted in 2013 was determined by using a risk-free interest rate of 2.32%, an expected term of 7.5 years, an expected stock price volatility of 19.24%, and a dividend yield of 1.57%. The weighted average fair value of options granted during the year ended December 31, 2013 was $2.09.
A summary of the activity in the stock option plan for the year ended December 31, 2013 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(Dollars in thousands)
Outstanding at beginning of year	281,829	$6.44	8.0 years	$659
Granted	8,000	10.19	10.0 years
Exercised	(12,968)	6.44
Forfeited or expired	(5,667)	6.44
Outstanding at end of year	271,194	6.55	7.8 years	1,239
Fully vested and expected to vest	271,194	6.55	7.8 years	1,239
Exercisable at end of year	98,570	6.44	7.8 years	461
During the year ended December 31, 2013, 12,968 options were exercised which had an intrinsic value of $52,000. The Company received $84,000 in cash and realized $28,000 in tax benefits related to the exercise of these options. There were no options exercised during the year ended December 31, 2012. At December 31, 2013, there was $260,000 of total unrecognized compensation expense related to nonvested stock options granted under the Plan. The expense is expected to be recognized over a weighted-average period of 2.9 years.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Restricted Share Awards
The Plan provides for the issuance of up to 119,298 of restricted shares to directors and employees. Compensation expense is recognized over the vesting period of the awards based on the grant date fair value of the Company’s common stock as determined by the listing price on the respective date. Shares vest 20% annually over five years. The Plan had 388 shares available for future grant at December 31, 2013.
A summary of changes in the Company’s nonvested restricted shares for the year ended December 31, 2013 follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at beginning of year	93,528	$6.44
Granted	2,000	10.19
Vested	(23,382)	6.44
Forfeited	—	—
Nonvested at end of year	72,146	6.54
As of December 31, 2013, there was $427,000 of total unrecognized compensation expense related to nonvested shares granted under the Plan. The expense is expected to be recognized over a weighted-average period of 2.8 years. At December 31, 2013, the nonvested shares had an intrinsic value of $330,000.
NOTE 17 – REGULATORY CAPITAL MATTERS
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2013, the Bank met all capital adequacy requirements to which it is subject. Companies under $500 million in consolidated assets at the beginning of the year are not required to report consolidated regulatory capital ratios.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2013 and 2012, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Actual and required Bank capital amounts and ratios are presented below at the dates indicated.

	Actual		Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2013:
Total Capital to risk weighted assets Bank	$66,300	19.1%	$27,700	8.0%	$34,600	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	62,400	18.0	13,900	4.0	20,800	6.0
Tier 1 (Core) Capital to average assets Bank	62,400	13.0	19,200	4.0	24,000	5.0
At December 31, 2012:
Total Capital to risk weighted assets Bank	$67,300	18.9%	$28,400	8.0%	$35,600	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	63,000	17.7	14,200	4.0	21,300	6.0
Tier 1 (Core) Capital to average assets Bank	63,000	13.4	18,800	4.0	23,500	5.0
The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met at December 31, 2013.
Dividend Restrictions – The Parent Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits combined with the retained net profits of the preceding two years, subject to the capital requirements described above. At December 31, 2013, the Bank could, without prior approval, declare dividends of approximately $6.1 million to the Parent Company.
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
The counterparty to the Company’s derivatives is exposed to credit risk whenever the derivative is in a liability position. As a result, the Company has collateralized the liability with cash and security collateral held in safekeeping by Bank of New York. At both December 31, 2013 and 2012, the Company had $220,000 in cash and securities with fair market values of $2.0 million and $2.6 million, respectively, posted as collateral for these derivatives.
Interest Rate Swaps Designated as Cash Flow Hedges: Interest rate swaps with notional amounts of $30.3 million as of December 31, 2013 and 2012, were designated as cash flow hedges of subordinated debentures, certain CDARS deposits, and FHLB advances and were determined to be fully effective during the years then ended. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The hedge would no longer be considered effective if a portion of the hedge becomes ineffective, the item hedged is no longer in existence, or the Company discontinues hedge accounting. The Company expects the hedges to remain fully effective during the remaining terms of the swaps. The Company does not expect any amounts to be reclassed from other comprehensive income (loss) over the next 12 months.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Information related to the interest-rate swaps designated as cash flow hedges were as follows for the periods presented:

	At December 31,
	2013	2012
	(Dollars in thousands)
Subordinated debentures:
Notional amount	$5,000	$5,000
Fixed interest rate payable	5.54%	5.54%
Variable interest rate receivable (Three month LIBOR plus 3.10%)	3.35	3.41
Unrealized gains (losses)	$(26)	$(131)
Maturity date	March 26, 2014
CDARS deposits:
Notional amount	$10,250	$10,250
Fixed interest rate payable	3.19%	3.19%
Variable interest rate receivable (One month LIBOR plus 0.55%)	0.71	0.76
Unrealized gains (losses)	$(192)	$(428)
Maturity date	October 9, 2014
FHLB Advance:
Notional amount	$5,000	$5,000
Fixed interest rate payable	3.54%	3.54%
Variable interest rate receivable (Three month LIBOR plus 0.22%)	0.46	0.53
Unrealized gains (losses)	$(253)	$(395)
Maturity date	September 20, 2015
FHLB Advance:
Notional amount	$10,000	$10,000
Fixed interest rate payable	3.69%	3.69%
Variable interest rate receivable (Three month LIBOR plus 0.25%)	0.49	0.57
Unrealized gains (losses)	$(710)	$(1,030)
Maturity date	July 19, 2016
Interest expense recorded on these swap transactions totaled $834,000 and $794,000 for the years ended December 31, 2013 and 2012 and is reported as a component of interest expense on subordinated debentures, deposits, and FHLB advances.
The following table presents the net gains (losses) recorded in accumulated other comprehensive income (loss) and the consolidated statements of income relating to the cash flow derivative instruments for the periods presented:

	Year Ended December 31, 2013
	Net amount of gain (loss) recognized in OCI (Effective Portion)	Net amount of gain (loss) reclassified from OCI to interest income	Net amount of gain (loss) recognized in other non interest income (Ineffective Portion)
	(Dollars in thousands)
Interest rate contracts	$529	$—	$—

	Year Ended December 31, 2012
	Net amount of gain (loss) recognized in OCI (Effective Portion)	Net amount of gain (loss) reclassified from OCI to interest income	Net amount of gain (loss) recognized in other non interest income (Ineffective Portion)
	(Dollars in thousands)
Interest rate contracts	$182	$—	$—

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following table reflects the cash flow hedges included in the consolidated balance sheets as of the dates indicated:

	At December 31,
	2013		2012
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to:
Subordinated debentures	$(5,000)	$(26)	$(5,000)	$(131)
CDARS deposits	(10,250)	(192)	(10,250)	(428)
FHLB advances	(15,000)	(963)	(15,000)	(1,425)
Total included in other liabilities		$(1,181)		$(1,984)
Interest Rate Swaps Designated as Fair Value Hedges: An interest rate swap with an original notional amount of $5.0 million designated as a fair value hedge of certain brokered deposits was called by the counterparty on September 15, 2012.
Interest income recorded on this swap transaction totaled $44,000 for the year ended December 31, 2012 and is reported as a component of interest expense on deposits. Gains (losses) on the fair market value hedge is recorded in other noninterest income and totaled $3,000 for the year ended December 31, 2012.
NOTE 19 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
A summary of the changes in accumulated other comprehensive income (loss) by component for the dates indicated is as follows:

	Year ended December 31, 2013
	Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Available- for-Sale Securities	Total
	(Dollars in thousands)
Beginning balance	$(1,309)	$3,673	$2,364
Other comprehensive income (loss) before reclassification	529	(4,257)	(3,728)
Amounts reclassified from accumulated other comprehensive income (loss)	—	(474)	(474)
Net current period other comprehensive income (loss)	529	(4,731)	(4,202)
Ending balance	$(780)	$(1,058)	$(1,838)
A summary of the reclassifications out of accumulated other comprehensive income (loss) for the date indicated is as follows:

Year ended December 31, 2013
Details about Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected Line Item in the Statement Where Net Income is Presented
(Dollars in thousands)
Unrealized gains and losses on available-for-sale securities:
	$718	Net gains on securities
	718	Total before tax
	(244)	Income tax (expense) benefit
	$474	Net of tax

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 20 – OFFSETTING FINANCIAL ASSETS AND LIABILITIES
The following tables summarize gross and net information about financial instruments and derivative instruments that are offset in the Company’s statement of consolidated balance sheets or that are subject to an enforceable master netting arrangement at December 31, 2013 and 2012.

	At December 31, 2013
				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Pledged	Net Amount
	(Dollars in thousands)
Description:
Derivatives	$1,181	$—	$1,181	$(2,150)	$(220)	$(1,189)
Repurchase agreements	710	—	710	(710)	—	—
Total	$1,891	$—	$1,891	$(2,860)	$(220)	$(1,189)

	At December 31, 2012
				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Pledged	Net Amount
	(Dollars in thousands)
Description:
Derivatives	$1,984	$—	$1,984	$(2,586)	$(220)	$(822)
Repurchase agreements	517	—	517	(517)	—	—
Total	$2,501	$—	$2,501	$(3,103)	$(220)	$(822)
If an event of default occurs causing an early termination of an interest rate swap derivative, an early termination amount payable to one party by the other party may be reduced by set-off against any other amount payable by the one party to the other party. If a default in performance of any obligation of a repurchase agreement occurs, each party will set-off property held in respect of transactions against obligations owing in respect of any other transactions.
NOTE 21 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

(continued)

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The contractual amounts of financial instruments with off-balance-sheet risk were as follows at the dates indicated:

	December 31,
	2013		2012
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
	(Dollars in thousands)
Commitments to make loans	$2,326	$676	$777	$1,852
Unused lines of credit	5,717	24,601	4,787	25,484
Standby letters of credit	—	920	213	1,692
Total	$8,043	$26,197	$5,777	$29,028
Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates from 2.74% to 9.04% and maturities of up to 180 months at December 31, 2013. The fixed rate loan commitments have interest rates from 5.30% to 5.95% and a maturity of 60 months at December 31, 2012.
NOTE 22 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of LaPorte Bancorp, Inc. at December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 is as follows:

CONDENSED BALANCE SHEETS
	December 31,
	2013	2012
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$2,656	$2,656
Interest-earning time deposits in other financial institutions	2,232	2,976
Securities available-for-sale	4,720	4,823
ESOP loan receivable	3,270	3,402
Investment in banking subsidiary	70,882	74,291
Investment in captive subsidiary	250	—
Investment in statutory trust	155	155
Accrued interest receivable and other assets	1,276	1,049
Total assets	$85,441	$89,352
LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$5,155	$5,155
Accrued interest payable and other liabilities	37	142
Shareholders’ equity	80,249	84,055
Total liabilities and shareholders’ equity	$85,441	$89,352

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	Year Ended December 31,
	2013	2012
	(Dollars in thousands)
Dividends from banking subsidiary	$4,000	$—
Interest income	199	75
Interest expense	(281)	(282)
Other expense	(246)	(223)
Income (loss) before income tax and undistributed subsidiary income	3,672	(430)
Income tax benefit	(112)	(146)
Equity in undistributed income or net income of banking subsidiary	229	4,569
Net income	4,013	4,285
Other comprehensive income (loss)	(4,202)	333
Net income and comprehensive income (loss)	$(189)	$4,618

CONDENSED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2013	2012
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$4,013	$4,285
Adjustments to reconcile net income to net cash from operating activities:
Amortization of net premiums on securities available-for-sale	—	4
Equity in undistributed income or net income of banking subsidiary	(229)	(4,569)
Change in other assets	(427)	339
Change in other liabilities	—	(14)
Net cash from operating activities	3,357	45
Cash flows from investing activities:
Net change in ESOP loan receivable	132	(1,987)
Net change in interest-earning time deposits at other financial institutions	744	(2,976)
Purchases of securities available-for-sale	(144)	(4,849)
Net cash from investing activities	732	(9,812)
Cash flows from financing activities:
Capital contribution to the bank	—	(12,905)
Net proceeds from stock offering	—	26,344
Purchase of shares by ESOP pursuant to reorganization	—	(2,241)
Stock option exercises	84	—
Repurchase of common stock	(3,186)	—
Dividends paid on common stock	(987)	(807)
Net cash from financing activities	(4,089)	10,391
Net change in cash and cash equivalents	—	624
Beginning cash and cash equivalents	2,656	2,032
Ending cash and cash equivalents	$2,656	$2,656

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 23 – EARNINGS PER SHARE
The factors used in the earnings per common share computation follow:

	Year Ended December 31,
	2013	2012
	(Dollars in thousands, except per share data)
Basic:
Net income	$4,013	$4,285

Weighted average common shares outstanding	6,172,773	6,161,686
Less: Average unallocated ESOP shares	(418,800)	(239,440)
Average shares	5,753,973	5,922,246

Basic earnings per common share	$0.70	$0.72

Diluted:
Net income	$4,013	$4,285

Weighted average common shares outstanding for basic earnings per common share	5,753,973	5,922,246
Add: Dilutive effects of assumed exercises of stock options	63,344	1,257
Average shares and dilutive potential common shares	5,817,317	5,923,503

Diluted earnings per common share	$0.69	$0.72
NOTE 24 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Earnings Per Share Basic and Diluted
	(Dollars in thousands, except per share data)
December 31, 2013:
First quarter	$4,440	$3,566	$1,088	$0.19
Second quarter	4,417	3,567	1,149	0.20
Third quarter	4,282	3,427	868	0.15
Fourth quarter	4,439	3,597	908	0.16
December 31, 2012:
First quarter	$4,997	$3,769	$927	$0.16
Second quarter	4,876	3,734	1,042	0.17
Third quarter	5,096	4,026	1,371	0.23
Fourth quarter	4,863	3,911	945	0.16