Form 10-K, Exhibit 13
period 2014-12-31
LaPorte Bancorp, Inc.
filed 2015-03-12
CIK 1549276

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
LaPorte Bancorp, Inc.
LaPorte, Indiana
We have audited the accompanying consolidated balance sheet of LaPorte Bancorp, Inc. as of December 31, 2014 and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Bancorp, Inc. as of December 31, 2014 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

BKD LLP
Indianapolis, Indiana
March 12, 2015

Crowe Horwath LLP Independent Member Crowe Horwath International
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
LaPorte Bancorp, Inc.
LaPorte, Indiana
We have audited the accompanying consolidated balance sheet of LaPorte Bancorp, Inc. as of December 31, 2013 and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Bancorp, Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP
South Bend, Indiana
March 17, 2014

LAPORTE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(Dollars in thousands, except share data)
ASSETS
Cash and due from financial institutions	$8,698	$18,219
Interest-earning time deposits in other financial institutions	6,615	6,642
Securities available-for-sale	155,223	164,272
Loans held for sale, at fair value	763	1,118
Loans, net of allowance for loan losses of $3,595 and $3,905 at December 31, 2014 and 2013	306,131	293,285
Mortgage servicing rights	351	368
Other real estate owned	649	1,188
Premises and equipment, net	8,668	9,464
Federal Home Loan Bank (FHLB) stock, at cost	4,275	4,375
Goodwill	8,431	8,431
Other intangible assets	204	274
Bank owned life insurance	14,608	13,677
Accrued interest receivable and other assets	4,000	5,568
Total assets	$518,616	$526,881
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$53,030	$51,017
Interest bearing	287,738	295,684
Total deposits	340,768	346,701
Federal Home Loan Bank advances	84,919	86,777
Subordinated debentures	5,155	5,155
Short-term borrowings	—	2,415
Accrued interest payable and other liabilities	5,386	5,584
Total liabilities	436,228	446,632
Commitments and contingent liabilities (Note 22)
Shareholders’ equity:
Preferred stock, no par value; 50,000,000 shares authorized	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized at December 31, 2014 and 2013; 5,672,968 and 5,924,209 shares issued and outstanding at December 31, 2014 and 2013	57	59
Additional paid-in capital	40,609	44,495
Retained earnings	44,258	40,771
Accumulated other comprehensive income (loss), net of tax (expense) benefit of $(269) and $947 at December 31, 2014 and 2013	522	(1,838)
Unearned Employee Stock Ownership Plan (ESOP) shares	(3,058)	(3,238)
Total shareholders’ equity	82,388	80,249
Total liabilities and shareholders’ equity	$518,616	$526,881

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2014	2013
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans, including fees	$14,065	$13,972
Taxable securities	1,951	1,948
Tax exempt securities	1,648	1,439
FHLB stock	173	133
Other interest income	88	86
Total interest and dividend income	17,925	17,578
Interest expense:
Deposits	1,702	2,168
FHLB advances	1,165	969
Subordinated debentures	195	281
Short-term borrowings	3	3
Total interest expense	3,065	3,421
Net interest income	14,860	14,157
Provision (credit) for loan losses	(150)	6
Net interest income after provision for loan losses	15,010	14,151
Noninterest income:
Service charges on deposit accounts	410	442
ATM and debit card fees	430	433
Earnings on life insurance, net	431	414
Net gains on mortgage banking activities	755	810
Loan servicing fees, net	112	103
Net gains on sales of securities available-for-sale	105	718
Losses on other assets	(200)	(381)
Other income	448	448
Total noninterest income	2,491	2,987
Noninterest expense:
Salaries and employee benefits	7,307	6,602
Occupancy and equipment	1,690	1,651
Data processing	584	646
Bank examination fees	385	479
Advertising	245	247
Collection and other real estate owned	308	308
FDIC insurance	228	303
Amortization of intangible assets	70	89
Other expenses	1,581	1,573
Total noninterest expense	12,398	11,898
Income before income taxes	5,103	5,240
Income tax expense	693	1,227
Net income	$4,410	$4,013

Earnings per share (Note 24):
Basic	$0.82	$0.70
Diluted	0.81	0.69

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Net income	$4,410	$4,013
Other comprehensive income (loss):
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	3,656	(6,452)
Reclassification adjustment for gains included in net income	(105)	(718)
Gross unrealized gains (losses)	3,551	(7,170)
Related income tax (expense) benefit	(1,208)	2,439
Net unrealized gains (losses)	2,343	(4,731)
Unrealized gains on cash flow hedges:
Gross unrealized gains	25	803
Related income tax expense	(8)	(274)
Net unrealized gains	17	529
Total other comprehensive income (loss)	2,360	(4,202)
Comprehensive income (loss)	$6,770	$(189)

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Unearned ESOP Shares	Total
	(Dollars in thousands, except per share data)
Balance at January 1, 2013	$62	$47,302	$37,745	$2,364	$(3,418)	$84,055
Net income	—	—	4,013	—	—	4,013
Other comprehensive loss	—	—	—	(4,202)	—	(4,202)
Cash dividends on common stock, $0.16 per share	—	—	(987)	—	—	(987)
Repurchase of common stock, 296,009 shares	(3)	(3,183)	—	—	—	(3,186)
ESOP shares earned, 22,486 shares	—	49	—	—	180	229
Exercise of stock options, 14,968 shares	—	84	—	—	—	84
Stock-based compensation expense	—	243	—	—	—	243
Balance at December 31, 2013	$59	$44,495	$40,771	$(1,838)	$(3,238)	$80,249
Net income	—	—	4,410	—	—	4,410
Other comprehensive income	—	—	—	2,360	—	2,360
Cash dividends on common stock, $0.16 per share	—	—	(923)	—	—	(923)
Repurchase of common stock, 382,513 shares	(3)	(4,318)	—	—	—	(4,321)
ESOP shares earned, 22,486 shares	—	71	—	—	180	251
Exercise of stock options, 4,472 shares	—	28	—	—	—	28
Stock-based compensation expense	1	333	—	—	—	334
Balance at December 31, 2014	$57	$40,609	$44,258	$522	$(3,058)	$82,388

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$4,410	$4,013
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	547	567
Provision (credit) for loan losses	(150)	6
Net gains on securities available-for-sale	(105)	(718)
Net amortization on securities available-for-sale	944	1,135
Net gains on sales of loans	(722)	(718)
Originations of loans held for sale	(23,997)	(29,301)
Proceeds from sales of loans held for sale	25,074	30,056
Recognition of mortgage servicing rights	(33)	(92)
Amortization of mortgage servicing rights	65	120
Net change in mortgage servicing rights valuation allowance	(15)	(52)
Net losses on sales of other real estate owned	12	39
Write down of other real estate owned and assets held for sale	225	340
Earnings on bank owned life insurance, net	(431)	(414)
Amortization of intangible assets	70	89
ESOP compensation expense	251	229
Stock based compensation expense	334	243
Changes in assets and liabilities:
Accrued interest receivable and other assets	399	192
Accrued interest payable and other liabilities	(173)	821
Net cash provided by operating activities	6,705	6,555
Cash flows from investing activities:
Net changes in interest-earning time deposits at other financial institutions	27	499
Proceeds from sales of securities available-for-sale	26,133	32,942
Proceeds from maturities, calls, and principal repayments of securities available-for-sale	19,662	16,589
Purchases of securities available-for-sale	(34,035)	(95,770)
Purchase of FHLB stock	—	(854)
Proceeds from redemption of FHLB stock	100	296
Net change in loans	(12,810)	18,215
Proceeds from sales of other real estate owned	850	1,521
Purchase of bank owned life insurance	(500)	(2,000)
Premises and equipment expenditures, net	(231)	(456)
Net cash utilized for investing activities	(804)	(29,018)

(continued)

LAPORTE BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Cash flows from financing activities:
Net change in deposits	$(5,933)	$(2,269)
Proceeds from FHLB long-term advances	15,000	25,000
Repayment of FHLB long-term advances	(15,000)	(5,021)
Net change in FHLB short-term advances	(1,858)	17,789
Net change in short-term borrowings	(2,415)	2,415
Stock options exercised	28	84
Dividends paid on common stock	(923)	(987)
Repurchase of common stock	(4,321)	(3,186)
Net cash provided by (utilized for) financing activities	(15,422)	33,825
Net increase (decrease) in cash and cash equivalents	(9,521)	11,362
Cash and cash equivalents at beginning of year	18,219	6,857
Cash and cash equivalents at end of year	$8,698	$18,219

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$3,087	$3,442
Income taxes paid	517	975
Supplemental noncash disclosures:
Transfers from loans receivable to other real estate owned	$114	$2,186
Transfers from fixed assets to other real estate owned and assets held for sale	479	—

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of LaPorte Bancorp, Inc., a Maryland corporation (the “Bancorp”), its wholly owned subsidiaries, LSB Risk Management, Inc., The LaPorte Savings Bank (the “Bank”), the Bank’s wholly owned subsidiary, LSB Investments Inc. (“LSB Inc.”) and LSB Inc.’s wholly-owned subsidiary, LSB Real Estate, Inc., (“LSB REIT”), together referred to as “the Company.” The Bancorp was formed in June 2012. LSB Risk Management, Inc. was formed on December 27, 2013 as a captive insurance company and is incorporated in Nevada. LSB Inc. was formed on October 1, 2011 to manage a portion of the Bank’s investment portfolio and is incorporated in Nevada. LSB REIT, a real estate investment trust, was formed on January 1, 2013 to invest in assets secured by residential or commercial real estate properties originated by the Bank and is incorporated in Maryland. Intercompany transactions and balances are eliminated in consolidation.
The Company provides financial services through its offices in LaPorte and Porter counties in Indiana. The Company also provides residential lending through its loan production office in St. Joseph, Michigan. Its primary deposit products are checking, savings, and term certificate accounts. Its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from the cash flows from operations of the businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.
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
Restrictions on Cash and Due from Financial Institutions: The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those required reserve balances was approximately $2.6 million and $2.5 million at December 31, 2014 and 2013, respectively.
The nature of the Company’s business requires that it maintain amounts with banks and federal funds sold which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts. At December 31, 2014, the Company’s cash accounts exceeded federally insured limits by approximately $5.5 million. Included in this amount are uninsured accounts of approximately $3.9 million at the Federal Reserve Bank of Chicago and Federal Home Loan Bank of Indianapolis.
Interest-Earning Time Deposits in Other Financial Institutions: Interest-earning time deposits in other financial institutions mature between one and three years and are carried at cost.
Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax, as a separate component of shareholders’ equity. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. The Company currently holds all of its investment securities as available-for-sale.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as an impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized through earnings, and 2) OTTI related to other factors, which is recognized in other comprehensive income (loss). A credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.
Loans Held for Sale: Residential mortgage loans originated and intended for sale in the secondary market are carried at fair value, as determined by outstanding commitments from investors. The fair value includes the servicing value of the loans.
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
Interest income on residential mortgage and commercial loans is discontinued, and the loan is moved to nonaccrual status at the time the loan is 90 days delinquent, unless the loan is well-secured and in process of collection in accordance with the Company’s policy. Consumer loans are typically charged-off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still accruing include both individually classified impaired loans and smaller balance homogeneous loans that are collectively evaluated for impairment. The Company follows the same nonaccrual policy for troubled debt restructurings.
All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Troubled debt restructurings are returned to accrual status after at least six months of payments in accordance with the restructured agreements and when management believes future payments are reasonably assured.
The recorded investment in loans is the loan balance plus unamortized net deferred loan costs less unamortized net deferred loan fees. The recorded investment in loans does not include accrued interest. The total amount of accrued interest on loans as of December 31, 2014 and 2013 was $628,000 and $650,000, respectively.
Concentration of Credit Risk: The Company offers its loan products to its customers, which are primarily located within La Porte and Porter Counties in Indiana and Berrien County in Michigan. The Company also does business with customers within the contiguous county of Lake County in Indiana. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in these areas.
Mortgage Warehouse Loans: The Bank’s mortgage warehouse lending division has approved specific mortgage companies through which individual mortgage loans are originated by the mortgage company and funded by the Bank as a secured borrowing with the pledge of collateral under the Bank’s agreement with the mortgage company. The individual mortgage loans are held between the time of origination and subsequent repurchase by the mortgage company for sale of the loan into the secondary market. Each individual mortgage is assigned to the Bank until the loan is repurchased and sold to the secondary market by the mortgage company. Also, the Bank takes possession of each original note and forwards such note to the end investor once the mortgage company has sold the loan. The individual loans are typically sold by the mortgage company within 30 days of origination and are seldom held more than 90 days. Interest income is accrued by the Bank during this period, and fee income for each loan sold is collected when the sale has been completed.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.
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
All individually classified loans are evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated based on the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, it is measured at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.
The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over certain time periods. Prior to the fourth quarter of 2013, the historical loss experience was based on the actual loss history experienced over the last 24 months for the commercial portfolio segment and over the last three years for all other portfolio segments. Beginning in the fourth quarter of 2013, the historical loss experience was based on the actual loss history experienced over the last three years for all portfolio segments. Management determined this change in assumption better represented current probable losses related to non-impaired loans at December 31, 2013 and December 31, 2014 by incorporating a longer loss history which includes the impact of the most recent economic downturn. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other change in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following portfolio segments have been identified: Commercial, Residential Mortgage, Mortgage Warehouse, Residential Construction, Home Equity, and Consumer and Other. The risk characteristics of each of the identified portfolio segments are as follows:

Commercial – Subject to decreases in demand for certain products or services; increasing production costs; increases in interest rates on adjustable rate loans may impact borrowers’ ability to continue payments; and adverse market conditions, which may cause a decrease in the value of underlying collateral.

Residential Mortgage – Subject to adverse market conditions, which may cause a decrease in the value of underlying collateral; adverse employment conditions in the local economy, which may lead to an increase in default rates; and incremental rate increases on adjustable rate mortgages may impact borrowers’ ability to continue payments.

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
Servicing fee income, which is reported on the consolidated statements of income as loan servicing fees, net, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Loan servicing fees, net totaled $112,000 and $103,000 for the years ended December 31, 2014 and 2013. Late fees and ancillary fees related to loan servicing are not material.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
Other Real Estate Owned: Assets acquired through loan foreclosure or in-substance foreclosure are initially recorded at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, the Company records a write-down to fair value through expense. Operating costs after acquisition are expensed.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 30 years. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the life of the lease.
Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of FHLB stock based on the level of FHLB borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
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
Other intangible assets consist of core deposit intangible assets arising from a whole bank acquisition. They are initially measured at fair value and are then amortized on an accelerated method over their estimated useful lives, which ranged from 4 to 15 years.
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
Derivatives: At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income. As of December 31, 2014, the Company had entered into five cash flow hedge transactions, including three which are forward starting hedges beginning in March 2015, June 2015, and March 2016.
Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees based on the fair value of these awards at the grant date. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the grant date is used for restricted stock awards.
Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.
Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
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
Retirement Plans: Employee 401(k) plan expense is the amount of the Company’s matching contributions to eligible employees participating in the 401(k) plan. Split-dollar life insurance plan expense and supplemental retirement plan expense allocates the benefits over years of service.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Comprehensive Income (Loss): Comprehensive income (loss), net of tax, consists of net income and other comprehensive income (loss), net of tax. Other comprehensive income (loss), net of tax, includes net changes in unrealized gains and losses on securities available-for-sale, net of tax, reclassification adjustments, and unrealized gains and losses on cash flow hedges, which are also recognized as a separate component of shareholders’ equity.
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements.
Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Bancorp or by the Bancorp to shareholders.
Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 5. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
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
Adoption of New Accounting Standards: In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-04 “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure.” This ASU clarifies when an in-substance repossession or foreclosure occurs and states that a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed-in-lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The new requirements are effective for public companies for interim and annual periods beginning after December 15, 2014. Adopting this standard is not expected to have a significant impact on the Company’s financial condition or results of operation.
In May 2014, the FASB issued ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606).” This ASU clarifies that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this Update recognized at the date of initial application. The Company is still evaluating the impact relating to adopting this standard.
In June 2014, the FASB issued ASU No. 2014-11 “Transfers and Servicing (Topic 860) - Repurchase to Maturity Transactions, Repurchase Financings, and Disclosures.” This ASU aligns the accounting for repurchase to maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. Going forward, these transactions would all be accounted for as secured borrowings. ASU 2014-11 is effective for the first interim or annual period beginning after December 15, 2014. In addition the disclosure of certain transactions accounted for as a sale is effective for the first interim or annual period beginning on or after December 15, 2014, and the disclosure for transactions accounted for as secured borrowings is required for annual periods beginning after December 15, 2014, and interim periods beginning after March 15, 2015. Adopting this standard is not expected to have a significant impact on the Company’s financial condition or results of operation.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

In June 2014, the FASB issued ASU No. 2014-12 “Compensation - Stock Compensation (Topic 718) - Accounting for Share Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” This ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for interim and annual periods beginning after December 15, 2015. The amendments can be applied prospectively to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented and to all new or modified awards thereafter. Adopting this standard is not expected to have a significant impact on the Company’s financial condition or results of operation.
In August 2014, the FASB issued ASU No. 2014-14 “Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40) - Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure.” This ASU requires that a mortgage loan be derecognized and a separate other receivable be recognized upon foreclosure if certain conditions are met. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. ASU 2014-14 is effective for interim and annual periods beginning after December 15, 2014. The amendments can be applied using either a prospective transition method or a modified retrospective transition method. Adopting this standard is not expected to have a significant impact on the Company’s financial condition or results of operations.
NOTE 2 – SECURITIES
The amortized cost and fair value of available-for-sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. federal agency obligations	$7,447	$14	$(66)	$7,395
State and municipal	54,298	2,638	(89)	56,847
Mortgage-backed securities – residential	27,391	185	(88)	27,488
Government agency sponsored collateralized mortgage obligations	63,140	290	(900)	62,530
Corporate debt securities	1,000	—	(37)	963
Total	$153,276	$3,127	$(1,180)	$155,223

	December 31, 2013
	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. federal agency obligations	$6,249	$43	$(142)	$6,150
State and municipal	54,892	1,505	(674)	55,723
Mortgage-backed securities – residential	28,197	107	(366)	27,938
Government agency sponsored collateralized mortgage obligations	74,417	274	(2,380)	72,311
Corporate debt securities	2,121	29	—	2,150
Total	$165,876	$1,958	$(3,562)	$164,272

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

At December 31, 2014 and 2013, all of our mortgage-backed securities were issued by U.S. government-sponsored enterprises, and all of our collateralized mortgage obligations were issued by either U.S. government-sponsored enterprises or the U.S. Small Business Administration.
Securities with unrealized losses at December 31, 2014 and 2013, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are presented in the following tables:

	December 31, 2014
	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. federal agency obligations	$2,792	$(8)	$2,942	$(58)	$5,734	$(66)
State and municipal	3,571	(11)	5,506	(78)	9,077	(89)
Mortgage-backed securities – residential	13,261	(40)	3,073	(48)	16,334	(88)
Government agency sponsored collateralized mortgage obligations	5,845	(34)	33,504	(866)	39,349	(900)
Corporate debt securities	963	(37)	—	—	963	(37)
Total temporarily impaired	$26,432	$(130)	$45,025	$(1,050)	$71,457	$(1,180)

	December 31, 2013
	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. federal agency obligations	$2,858	$(142)	$—	$—	$2,858	$(142)
State and municipal	17,352	(558)	1,524	(116)	18,876	(674)
Mortgage-backed securities – residential	22,432	(366)	—	—	22,432	(366)
Government agency sponsored collateralized mortgage obligations	46,555	(2,023)	6,708	(357)	53,263	(2,380)
Total temporarily impaired	$89,197	$(3,089)	$8,232	$(473)	$97,429	$(3,562)
At December 31, 2014, the Company held 86 investments in debt securities totaling $71.5 million, or 46.0% of its total debt securities, in an unrealized loss position, of which 32 were in an unrealized loss position for less than twelve months and 54 were in an unrealized loss position for more than twelve months. At December 31, 2013, the Company held 122 investments in debt securities totaling $97.4 million, or 59.3% of its total debt securities, in an unrealized loss position, of which 110 were in an unrealized loss position for less than twelve months and 12 were in an unrealized loss position for more than twelve months.
Management periodically evaluates each investment security for potential other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. The unrealized losses on the Company’s investments in U.S. federal agency obligations, mortgage-backed securities, and agency collateralized mortgage obligations were a result of changes in interest rates and not a result of a decline in credit quality. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted declines in fair value are considered temporary. The unrealized losses on the Company’s investment in state and municipal securities were also caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. The Company does not intend to sell the securities and is not more likely than not to be required to sell them before their anticipated recovery.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The proceeds from sales of securities available-for-sale were as follows:

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Proceeds	$26,133	$32,942
Gross gains	203	908
Gross losses	(98)	(190)
The amortized cost and fair value of the investment securities portfolio are shown by contractual maturity. Securities not due at a single maturity date, primarily mortgage-backed securities and government agency sponsored collateralized mortgage obligations, are shown separately.

	December 31, 2014
	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$229	$235
Due from one to five years	10,210	10,376
Due from five to ten years	39,438	40,646
Due after ten years	12,868	13,948
Subtotal	62,745	65,205
Mortgage-backed securities and government agency sponsored collateralized mortgage obligations	90,531	90,018
Total	$153,276	$155,223
Securities pledged at December 31, 2014 and 2013 had a carrying amount of approximately $40.2 million and $57.7 million, respectively, and were pledged to FHLB advances, short-term borrowings through the Federal Reserve Bank discount window, and cash flow hedges.
At December 31, 2014 and 2013, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders’ equity.
NOTE 3 – LOANS
Loans were as follows for the dates indicated:

	December 31,
	2014	2013
	(Dollars in thousands)
Commercial	$118,312	$128,922
Residential mortgage	39,317	35,438
Mortgage warehouse	132,636	115,443
Residential construction	1,664	792
Home equity	13,195	11,397
Consumer and other	4,325	4,920
Subtotal	309,449	296,912
Less: Net deferred loan (fees) costs	277	278
Allowance for loan losses	(3,595)	(3,905)
Loans, net	$306,131	$293,285

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

As of December 31, 2014 and 2013, the Bank’s mortgage warehouse division had active repurchase agreements with 29 and 18 mortgage companies, respectively. The following table identifies the activity and related interest and fee income attributable to the mortgage warehouse division for the years ended December 31, 2014 and 2013:

	For the Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Mortgage warehouse:
Originations	$2,195,170	$2,287,525
Sold loans	2,178,953	2,307,961
Interest income	4,555	4,447
Warehouse fees	695	680
Wire transfer fees	223	239
NOTE 4 – ALLOWANCE FOR LOAN LOSSES
The following tables present the activity in the allowance for loan losses by portfolio segment for the years ending December 31, 2014 and 2013:

	Year Ended December 31, 2014
	Commercial	Residential Mortgage	Mortgage Warehouse	Residential Construction	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$2,725	$458	$508	$—	$111	$83	$20	$3,905
Charge-offs	—	(159)	—	—	(12)	(30)	—	(201)
Recoveries	—	21	—	—	5	15	—	41
Provision	(609)	356	146	4	(14)	(13)	(20)	(150)
Ending balance	$2,116	$676	$654	$4	$90	$55	$—	$3,595

	Year Ended December 31, 2013
	Commercial	Residential Mortgage	Mortgage Warehouse	Residential Construction	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$3,131	$401	$601	$2	$130	$43	$—	$4,308
Charge-offs	(205)	(190)	—	—	(22)	(26)	—	(443)
Recoveries	—	19	—	—	—	15	—	34
Provision	(201)	228	(93)	(2)	3	51	20	6
Ending balance	$2,725	$458	$508	$—	$111	$83	$20	$3,905

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2014 and 2013:

	December 31, 2014
	Commercial	Residential Mortgage	Mortgage Warehouse	Residential Construction	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$764	$122	$—	$—	$—	$—	$—	$886
Collectively evaluated for impairment	1,352	554	654	4	90	55	—	2,709
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—
Total ending allowance	$2,116	$676	$654	$4	$90	$55	$—	$3,595
Loans:
Individually evaluated for impairment	$9,005	$2,206	$—	$—	$7	$—	$—	$11,218
Collectively evaluated for impairment	108,688	36,999	132,636	1,664	13,188	4,325	—	297,500
Acquired with deteriorated credit quality	619	112	—	—	—	—	—	731
Total ending loan balance	$118,312	$39,317	$132,636	$1,664	$13,195	$4,325	$—	$309,449

	December 31, 2013
	Commercial	Residential Mortgage	Mortgage Warehouse	Residential Construction	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$792	$135	$—	$—	$32	$—	$—	$959
Collectively evaluated for impairment	1,933	323	508	—	79	83	20	2,946
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—
Total ending allowance	$2,725	$458	$508	$—	$111	$83	$20	$3,905
Loans:
Individually evaluated for impairment	$9,930	$1,472	$—	$—	$43	$—	$—	$11,445
Collectively evaluated for impairment	118,324	33,842	115,443	792	11,354	4,920	—	284,675
Acquired with deteriorated credit quality	668	124	—	—	—	—	—	792
Total ending loan balance	$128,922	$35,438	$115,443	$792	$11,397	$4,920	$—	$296,912

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following tables present information related to impaired loans by class of loans as of and for the years ended December 31, 2014 and 2013:

	December 31, 2014			Year Ended December 31, 2014
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial:
Real estate	$2,962	$2,960	$—	$2,906	$175	$—
Five or more family	3,699	3,699	—	3,670	234	—
Land	138	123	—	184	—	9
Residential mortgage	1,151	1,103	—	1,365	9	—
Residential construction:
Land	—	—	—	13	—	—
Home equity	8	7	—	8	—	—
Subtotal	7,958	7,892	—	8,146	418	9
With an allowance recorded:
Commercial:
Real estate	830	769	281	806	—	—
Land	1,937	1,454	483	2,034	—	—
Residential mortgage	1,169	1,103	122	570	9	—
Home equity	—	—	—	20	—	—
Subtotal	3,936	3,326	886	3,430	9	—
Total	$11,894	$11,218	$886	$11,576	$427	$9

	December 31, 2013			Year Ended December 31, 2013
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial:
Real estate	$2,832	$2,832	$—	$1,326	$42	$—
Five or more family	3,508	3,508	—	10	—	—
Land	201	200	—	188	—	—
Residential mortgage	769	770	—	985	1	38
Home equity	11	11	—	26	—	—
Subtotal	7,321	7,321	—	2,535	43	38
With an allowance recorded:
Commercial:
Real estate	843	843	275	1,111	—	—
Land	2,547	2,547	517	2,834	—	—
Residential mortgage	702	702	135	859	—	—
Home equity	32	32	32	15	—	—
Subtotal	4,124	4,124	959	4,819	—	—
Total	$11,445	$11,445	$959	$7,354	$43	$38

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
The following table presents the recorded investment in nonaccrual loans by class of loans as of December 31, 2014 and 2013. The Bank had no loans greater than 90 days past due that were still accruing as of December 31, 2014 and 2013.

	December 31,
	2014	2013
	(Dollars in thousands)
Nonaccrual loans:
Commercial:
Commercial and other	$27	$27
Real estate	879	897
Land	1,577	2,748
Residential mortgage	1,933	1,190
Home equity	7	43
Consumer and other	—	3
Total	$4,423	$4,908
The following tables present the aging of the recorded investment in past due loans as of December 31, 2014 and 2013 by class of loans:

	December 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
	(Dollars in thousands)
Commercial:
Commercial and other	$—	$—	$27	$27	$17,388	$17,415
Real estate	72	—	822	894	74,369	75,263
Five or more family	—	—	—	—	16,486	16,486
Construction	—	—	—	—	2,322	2,322
Land	—	—	1,216	1,216	5,610	6,826
Residential mortgage	454	203	920	1,577	37,740	39,317
Mortgage warehouse	—	—	—	—	132,636	132,636
Residential construction:
Construction	—	—	—	—	1,472	1,472
Land	—	—	—	—	192	192
Home equity	—	73	7	80	13,115	13,195
Consumer and other	19	—	—	19	4,306	4,325
Total	$545	$276	$2,992	$3,813	$305,636	$309,449

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
	(Dollars in thousands)
Commercial:
Commercial and other	$2	$—	$27	$29	$17,611	$17,640
Real estate	2,377	—	874	3,251	80,531	83,782
Five or more family	76	—	—	76	15,326	15,402
Construction	—	—	—	—	3,949	3,949
Land	—	—	2,317	2,317	5,832	8,149
Residential mortgage	640	7	1,161	1,808	33,630	35,438
Mortgage warehouse	—	—	—	—	115,443	115,443
Residential construction:
Construction	—	—	—	—	503	503
Land	—	—	—	—	289	289
Home equity	4	—	12	16	11,381	11,397
Consumer and other	176	—	3	179	4,741	4,920
Total	$3,275	$7	$4,394	$7,676	$289,236	$296,912
Troubled Debt Restructurings
A loan modification is considered a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the Company grants a concession it would not otherwise consider but for the borrower’s financial difficulties. The following table presents the Company’s TDRs as of the dates indicated:

	December 31,
	2014	2013
	(Dollars in thousands)
TDRs:
Performing in accordance with modified repayment terms	$5,873	$1,949
Nonperforming	762	227
Total	$6,635	$2,176

Specific reserve	$23	$61
TDRs previously disclosed resulted in no charge-offs during the years ending December 31, 2014 and 2013. The Company has not committed to lend additional amounts as of December 31, 2014 and 2013 to customers with outstanding TDR loans.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following tables present loans by class that were modified as troubled debt restructurings during the year ending December 31, 2014 and 2013:

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Commercial:
Real estate	3	$2,106	$2,106	3	$1,884	$1,882
Five or more family	2	3,507	3,750	—	—	—
Residential mortgage	4	514	673	2	43	89
Total	9	$6,127	$6,529	5	$1,927	$1,971
The troubled debt restructurings described above did not require any additional reserves or result in any charge-offs during the years ended December 31, 2014 and 2013.
There were no TDRs that defaulted within twelve months following the modification for the year ended December 31, 2014. One commercial real estate loan with a recorded investment of $589,000 defaulted within twelve months following the modification for the year ended December 31, 2013. The TDR that subsequently defaulted did not increase the allowance for loan losses or result in any charge-offs for the year ended December 31, 2013.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

As of December 31, 2014 and 2013, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	December 31, 2014
	Not Rated	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial:
Commercial and other	$161	$17,236	$—	$18	$—
Real estate	333	67,264	1,663	5,983	20
Five or more family	175	12,612	—	3,699	—
Construction	—	2,322	—	—	—
Land	—	5,147	102	1,577	—
Residential mortgage	34,428	2,399	120	2,370	—
Mortgage warehouse	132,636	—	—	—	—
Residential construction:
Construction	1,472	—	—	—	—
Land	192	—	—	—	—
Home equity	13,005	108	73	9	—
Consumer and other	3,711	614	—	—	—
Total	$186,113	$107,702	$1,958	$13,656	$20

	December 31, 2013
	Not Rated	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial:
Commercial and other	$83	$17,159	$380	$18	$—
Real estate	—	71,943	6,705	5,111	23
Five or more family	188	11,706	—	3,508	—
Construction	—	3,949	—	—	—
Land	—	5,296	106	2,747	—
Residential mortgage	29,977	3,323	471	1,667	—
Mortgage warehouse	115,443	—	—	—	—
Residential construction:
Construction	503	—	—	—	—
Land	289	—	—	—	—
Home equity	11,116	133	101	47	—
Consumer and other	3,985	703	232	—	—
Total	$161,584	$114,212	$7,995	$13,098	$23

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Purchased Loans
The Company purchased loans during 2007, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The outstanding balance and carrying amount of those loans is as follows at the dates indicated:

	December 31,
	2014	2013
	(Dollars in thousands)
Commercial:
Commercial and other	$27	$27
Real estate	621	670
Residential mortgage	112	123
Outstanding balance	$760	$820
Carrying amount, net of allowance of $0	$731	$792
Accretable yield, or income expected to be collected, is as follows:

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Beginning balance	$73	$128
Reclassification from nonaccretable yield	—	2
Accretion of income	(55)	(57)
Ending balance	$18	$73
For the purchased loans disclosed above, the Company did not increase the allowance for loan losses during 2014 or 2013. No allowances for loan losses were reversed during 2014 or 2013.
NOTE 5 – FAIR VALUE
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
The President and Chief Financial Officer (“President/CFO”), Senior Vice President – Chief Accounting Officer (“SVP – CAO”), and Executive Vice President – Credit (“EVP – Credit”) are responsible for determining the valuation processes and procedures for the fair value measurement of impaired loans and other real estate owned properties. The President/CFO, SVP – CAO, and EVP – Credit review impaired loans and other real estate owned properties on a quarterly basis to determine the accuracy of third-party appraisals, auction values, values derived from trade publications and any additional data received from the borrower, and the appropriateness of unobservable inputs, generally discounts due to collection issues and current market conditions which are utilized in determining the fair value. The EVP – Credit determines discounts based on the valuation source and asset type for impaired loans. These discounts are reviewed periodically, annually at a minimum, for appropriateness. Current trends in market values and gains and losses on sales of similar assets are also considered when determining discounts of asset categories.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The tables below present the valuation methodology and unobservable inputs for impaired loans and other real estate owned at December 31, 2014 and 2013.

	December 31, 2014
	Valuation Methodology	Unobservable Inputs	Range of Inputs	Average of Inputs
Impaired loans:
Commercial:
Real Estate	Appraisals	Discounts for changes in market conditions	20-90%	34%
Land	Appraisals	Discounts for changes in market conditions	10-20%	18%
Residential mortgage	Appraisals	Discounts for changes in market conditions	0-20%	7%
Other real estate owned, net:
Commercial:
Real Estate	Appraisals	Discounts for changes in market conditions	10%	10%
Land	Appraisals	Discounts for changes in market conditions	0-37%	18%
Residential construction:
Land	Appraisals	Discounts for changes in market conditions	20%	20%

	December 31, 2013
	Valuation Methodology	Unobservable Inputs	Range of Inputs	Average of Inputs
Impaired loans:
Commercial:
Real Estate	Appraisals	Discount for changes in market conditions	10-65%	21%
Land	Appraisals	Discount for changes in market conditions	0-10%	8%
Residential mortgage	Appraisals	Discount for changes in market conditions	0-20%	10%
Other real estate owned, net:
Commercial:
Real Estate	Appraisals	Discount for changes in market conditions	6-100%	39%
Land	Appraisals	Discount for changes in market conditions	25-26%	26%
Residential mortgage	Appraisals	Discount for changes in market conditions	19-45%	26%
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Fair value at December 31, 2014 was determined using a discount rate of 10.0%; prepayment speeds ranging from 8.8% to 23.9%, depending on the stratification of the specific right; and a weighted average default rate of approximately 0.5%. Fair value at December 31, 2013 was determined using a discount rate of 10.0%; prepayment speeds ranging from 6.5% to 23.0%, depending on the stratification of the specific right; and a weighted average default rate of approximately 0.5%.
Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:

		December 31, 2014
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial Assets:
Investment securities available-for-sale:
U.S. federal agency obligations	$7,395	$—	$7,395	$—
State and municipal	56,847	—	56,847	—
Mortgage-backed securities – residential	27,488	—	27,488	—
Government agency sponsored collateralized mortgage obligations	62,530	—	62,530	—
Corporate debt securities	963	—	963	—
Total investment securities available-for-sale	$155,223	$—	$155,223	$—
Loans held for sale	$763	$—	$763	$—
Derivatives – residential mortgage loan commitments	$53	$—	$53	$—
Financial Liabilities:
Derivatives – interest rate swaps	$(1,156)	$—	$(1,156)	$—

		December 31, 2013
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial Assets:
Investment securities available-for-sale:
U.S. federal agency obligations	$6,150	$—	$6,150	$—
State and municipal	55,723	—	55,723	—
Mortgage-backed securities – residential	27,938	—	27,938	—
Government agency sponsored collateralized mortgage obligations	72,311	—	72,311	—
Corporate debt securities	2,150	—	2,150	—
Total investment securities available-for-sale	$164,272	$—	$164,272	$—
Loans held for sale	$1,118	$—	$1,118	$—
Derivatives – residential mortgage loan commitments	$45	$—	$45	$—
Financial Liabilities:
Derivatives – interest rate swaps	$(1,181)	$—	$(1,181)	$—
There were no transfers between Level 1, Level 2, and Level 3 during the years ended December 31, 2014 or 2013.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The Company has elected the fair value option for loans held for sale. These loans are intended for sale, and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due nor on nonaccrual as of December 31, 2014 and 2013.
The aggregate fair value, contractual principal, and gain or loss for loans held for sale was as follows:

	December 31,
	2014			2013
	Aggregate Fair Value	Gain (Loss)	Contractual Principal	Aggregate Fair Value	Gain (Loss)	Contractual Principal
	(Dollars in thousands)
Loans held for sale	$763	$24	$739	$1,118	$30	$1,088
The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets carried at fair value for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Loans held for sale
Other gains (losses)	$(6)	$(4)
Interest income	30	16
Interest expense	—	—
Total changes in fair values included in current period earnings	$24	$12
For items for which the fair value option has been elected, interest income is recorded within the consolidated statements of income and comprehensive income (loss) based on the contractual amount of interest income earned on financial assets (none were delinquent or in nonaccrual status).
Assets measured at fair value on a non-recurring basis are summarized below:

		December 31, 2014
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Impaired loans:
Commercial:
Real estate	$488	$—	$—	$488
Land	971	—	—	971
Residential mortgage	981	—	—	981
Other real estate owned, net:
Commercial:
Real estate	67	—	—	67
Land	512	—	—	512
Residential construction – land	45	—	—	45
Mortgage servicing rights	173	—	173	—

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

		December 31, 2013
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Impaired loans:
Commercial:
Real estate	$568	$—	$—	$568
Land	2,030	—	—	2,030
Residential mortgage	567	—	—	567
Other real estate owned, net:
Commercial:
Real estate	646	—	—	646
Land	205	—	—	205
Residential mortgage	91	—	—	91
Residential construction – land	56	—	—	56
Mortgage servicing rights	190	—	190	—
Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a gross carrying amount of $3.3 million, with a valuation allowance of $886,000 at December 31, 2014, resulting in an additional provision for loan losses of $87,000 for the year ended December 31, 2014. At December 31, 2013, impaired loans had a gross carrying amount of $4.1 million, with a valuation allowance of $959,000, resulting in a reversal of provision for loan losses of $118,000 for the year ended December 31, 2013.
Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $624,000 at December 31, 2014, resulting in write-downs of $176,000 for the year ended December 31, 2014. At December 31, 2013, other real estate owned had a net carrying amount of $998,000 at December 31, 2013, resulting in write-downs of $340,000 for the year ending December 31, 2013.
Mortgage servicing rights, which are carried at lower of cost or fair value, were carried at their fair value of $173,000, which is made up of the outstanding balance of $264,000, net of a valuation allowance of $91,000 at December 31, 2014, resulting in a reversal of $15,000 for the year ending December 31, 2014. At December 31, 2013, mortgage servicing rights were carried at their fair value of $190,000, which is made up of the outstanding balance of $296,000, net of a valuation allowance of $106,000, resulting in a reversal of $52,000 for the year ended December 31, 2013.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The carrying amounts and estimated fair values of financial instruments are as follows:

		December 31, 2014
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial assets:
Cash and due from financial institutions	$8,698	$8,698	$—	$—
Interest-earning time deposits at other financial institutions	6,615	—	6,636	—
Securities available-for-sale	155,223	—	155,223	—
Loans held for sale	763	—	763	—
Loans, net	306,131	—	—	309,903
Federal Home Loan Bank stock	4,275	—	4,275	—
Accrued interest receivable	1,485	—	857	628
Financial liabilities:
Deposits	$(340,768)	$—	$(340,830)	$—
Federal Home Loan Bank advances	(84,919)	—	(85,078)	—
Subordinated debentures	(5,155)	—	—	(5,149)
Accrued interest payable	(155)	—	(152)	(3)
Derivatives – interest rate swaps	(1,156)	—	(1,156)	—

		December 31, 2013
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial assets:
Cash and due from financial institutions	$18,219	$18,219	$—	$—
Interest-earning time deposits at other financial institutions	6,642	—	6,671	—
Securities available-for-sale	164,272	—	164,272	—
Loans held for sale	1,118	—	1,118	—
Loans, net	293,285	—	—	296,575
Federal Home Loan Bank stock	4,375	—	4,375	—
Accrued interest receivable	1,612	—	962	650
Financial liabilities:
Deposits	$(346,701)	$—	$(347,625)	$—
Federal Home Loan Bank advances	(86,777)	—	(88,077)	—
Subordinated debentures	(5,155)	—	—	(5,152)
Short-term borrowings	(2,415)	—	(2,415)	—
Accrued interest payable	(177)	—	(174)	(3)
Derivatives – interest rate swaps	(1,181)	—	(1,181)	—

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
Federal Home Loan Bank stock: The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.
Deposits: The carrying amounts of demand deposits approximate fair values and are classified as Level 2. Fair value of fixed rate certificates of deposit are estimated using a cash flow calculation reduced by known maturities, estimated principal payments, and estimated early withdrawal amounts. These cash flows are discounted to the current market rate. This results in a Level 2 classification.
Federal Home Loan Bank advances: The fair values of the Company’s FHLB advances are estimated using discounted cash flow analyses based on current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.
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
NOTE 6 – LOAN SERVICING
Mortgage loans serviced for others are not reported as assets. The principal balances of these loans for the dates indicated are as follows:

	December 31,
	2014	2013
	(Dollars in thousands)
Mortgage loan portfolios serviced for:
FHLMC	$59,938	$64,718
FHLB	1,339	1,387
Total	$61,277	$66,105
Custodial escrow balances maintained in connection with serviced loans were $358,000 and $479,000, respectively, at December 31, 2014 and 2013.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Activity for capitalized mortgage servicing rights was as follows:

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Servicing rights:
Beginning of year	$368	$344
Additions	33	92
Amortized to expense	(65)	(120)
Change in valuation allowance	15	52
End of year	$351	$368

Valuation allowance:
Beginning of year	$106	$158
Additions expensed	5	—
Reductions credited to expense	(20)	(52)
Direct write-downs	—	—
End of year	$91	$106
The weighted average amortization period for mortgage servicing rights was 3.95 years at December 31, 2014.
NOTE 7 – PREMISES AND EQUIPMENT
Premises and equipment were as follows for the dates indicated:

	December 31,
	2014	2013
	(Dollars in thousands)
Land	$2,355	$2,772
Buildings	10,076	10,029
Furniture, fixtures, and equipment	5,580	5,531
Leasehold improvements	45	45
Construction in progress	17	6
	18,073	18,383
Less: Accumulated depreciation	(9,405)	(8,919)
	$8,668	$9,464
Depreciation expense was $547,000 and $567,000, respectively, for the years ended December 31, 2014 and 2013.
During the year ended December 31, 2014, the Company transferred the land and building associated with one of its branches to assets held for sale when the branch was closed. The assets were transferred at the fair market value less costs to sell which totaled $65,000. During the fourth quarter of 2014, the Company also transferred land previously acquired for a branch location to other real estate owned at the fair market value less costs to sell which totaled $325,000.
During the year ended December 31, 2013, the Company began to lease its loan production office under an operating lease. Rent expense was $14,000 and $7,000, respectively, for the years ended December 31, 2014 and 2013. Rent commitments, before considering renewal options that generally are present, were $8,000 in 2015.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS
The Company’s goodwill totaled $8.4 million at December 31, 2014 and 2013. The Company determined that no impairment of its goodwill existed during the years ended December 31, 2014 and 2013. Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of the Company’s single reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. Management determined the fair value of the reporting unit and compared it to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, a second step to the impairment test is required. The Company’s annual impairment analysis performed as of October 31, 2014 indicated that the Step 2 analysis was not necessary.
At December 31, 2014 and 2013, the Company’s core deposit intangible assets had a net carrying value of $204,000 and $274,000, respectively. The total gross carrying amount of the core deposit intangible assets totaled $1.5 million at December 31, 2014 and 2013 and is reported net of accumulated amortization of $1.3 million at December 31, 2014 and 2013, respectively.
Aggregate amortization expense for the years ended December 31, 2014 and 2013 was $70,000 and $89,000, respectively.
Estimated amortization expense related to the Company’s core deposit intangibles for each of the next five years is as follows:

(Dollars in thousands)
2015	$51
2016	41
2017	33
2018	26
2019	21
NOTE 9 – DEPOSITS
Time deposits of $100,000 or more totaled $48.8 million and $49.2 million, respectively, at December 31, 2014 and 2013.
Scheduled maturities of time deposits for the next five years were as follows at December 31, 2014:

(Dollars in thousands)
2015	$76,217
2016	7,811
2017	9,013
2018	4,072
2019	11,581
Thereafter	753
$109,447

(continued)

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES
The advance type, balances, and interest rate ranges for the dates indicated are as follows:

	December 31, 2014
Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
(Dollars in thousands)
Fixed rate bullet	$60,000	0.30% to 3.22%	1.04%	January 2015 through April 2019
Variable rate	9,919	0.43%	0.43%	January 2015
LIBOR adjustable	15,000	0.47% to 0.50%	0.49%	September 2015 through July 2016
Total advances	$84,919

	December 31, 2013
Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
(Dollars in thousands)
Fixed rate bullet	$45,000	0.32% to 3.22%	1.02%	May 2014 through January 2018
Variable rate	26,777	0.50%	0.50%	January 2014 through June 2014
LIBOR adjustable	15,000	0.46% to 0.49%	0.48%	September 2015 through July 2016
Total advances	$86,777
The Bank was authorized to borrow up to $85.9 million from the FHLB at December 31, 2014 and up to $87.0 million at December 31, 2013. At December 31, 2014 and 2013, the Bank had indebtedness to the FHLB totaling $84.9 million and $86.8 million, respectively. The FHLB advances held by the Bank consisted of three different types as of December 31, 2014 and 2013, respectively. Fixed rate bullet advances carry a fixed interest rate throughout the life of the advance and are subject to a prepayment penalty if the advances are repaid prior to maturity. Variable rate advances carry a variable rate throughout the life of the advance. All of the variable rate advances held by the Bank at December 31, 2014 were short-term advances and may be prepaid at any time. London Interbank Offered Rate (“LIBOR”) adjustable advances carry adjustable interest rates which reset quarterly based on the 3-Month LIBOR in effect on the reset date plus a spread. These advances may be called by the FHLB on a quarterly basis.
The required payments for FHLB advances over the next five years are as follows at December 31, 2014:

(Dollars in thousands)
2015	$49,919
2016	10,000
2017	10,000
2018	10,000
2019	5,000
At December 31, 2014 and 2013, in addition to FHLB stock, the Bank pledged mortgage, home equity, and commercial real estate loans totaling $103.6 million and $80.5 million, respectively, to the FHLB to secure its outstanding advances. At December 31, 2014 and 2013, the Bank also pledged U.S. government sponsored agency securities totaling $35.1 million and $51.0 million, respectively, to the FHLB to secure its outstanding advances.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 11 – OTHER BORROWINGS
During the years ended December 31, 2014 and 2013, the Company had an accommodation from First Tennessee Bank National Association to borrow federal funds up to the amount of $15.0 million. This federal funds accommodation is not a confirmed line of credit or loan, and First Tennessee Bank National Association may cancel, in whole or in part, the accommodation at any time without cause or notice in its sole discretion. The Company did not have an outstanding balance on this accommodation at December 31, 2014 and 2013.
At December 31, 2014 and 2013, the Company had an agreement with Zions First National Bank to borrow federal funds up to $9.0 million. This federal funds amount was established at the discretion of Zions First National Bank and may be terminated at any time in its sole discretion. The Company did not have an outstanding balance on this line at December 31, 2014. The outstanding balance on this federal funds line was $2.4 million at December 31, 2013 and was repaid in full during 2014.
NOTE 12 – SUBORDINATED DEBENTURES
In June 2003, City Savings Statutory Trust I (the “Trust”), a trust formed by City Savings Financial Corporation, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security. City Savings Financial Corporation issued $5.2 million of subordinated debentures to the Trust in exchange for ownership of all of the common security of the Trust and the proceeds of the preferred securities sold by the Trust. On October 12, 2007, the Company purchased the ownership of the common securities of the Trust as a result of its acquisition of City Savings Financial Corporation. The Company is not considered the primary beneficiary of this Trust (variable interest entity), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the Trust was $155,000 and is included in other assets in the December 31, 2014 and 2013 consolidated balance sheets.
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
The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the 3-Month LIBOR plus 3.10% which was 3.35% at December 31, 2014 and 2013, respectively.

NOTE 13 – EMPLOYEE BENEFIT PLANS
401(k) Plan: The Bank maintains a defined contribution 401(k) plan (“401(k) Plan”) for all employees. Employees must be 21 years of age to participate in the 401(k) Plan. Employees are eligible to enter the 401(k) Plan upon the first day of the quarter following employment and are eligible for matching employer contributions upon the first day of the quarter following one year of employment. Voluntary participant contributions may be made in the range of 1% to 75% of employee compensation. The Company will make matching employer contributions equal to 25% of the first 6% of the participant’s voluntary contributions. Employee contributions are 100% vested. Employer matching contributions are vested over five years. The Company made matching contributions totaling $63,000 and $58,000, respectively, for the years ended December 31, 2014 and 2013.

(continued)

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Supplemental Executive Retirement Plan: Effective August 1, 2002, a supplemental retirement plan was established to cover selective officers. The Bank records an expense equal to the projected present value of payments due at retirement based on the projected remaining years of service. The obligation under the plans was $2.3 million and $2.2 million for the years ended December 31, 2014 and 2013, respectively, and is included in other liabilities in the consolidated balance sheets. The expense attributable to the plan, included in salaries and employee benefits in the consolidated statements of income, was $231,000 and $128,000, respectively, for the years ended December 31, 2014 and 2013.
Split-Dollar Life Insurance Plans: Effective January 1, 2003, life insurance plans were provided for certain officers on a split-dollar basis. The officer’s designated beneficiary(s) is entitled to a percentage of the death proceeds from the split-dollar policies. The Bank is entitled to the remainder of the death proceeds less any loans on the policies and unpaid interest or cash withdrawals previously incurred by the Bank. The cash surrender value of these life insurance policies related to the Bank’s supplemental employee retirement plan totaled $14.6 million and $13.7 million, respectively, at December 31, 2014 and 2013. The Bank is the owner of the split-dollar policies.
NOTE 14 – EMPLOYEE STOCK OWNERSHIP PLAN
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
Participants receive the shares at the end of employment. During the year ended December 31, 2014 and 2013, 7,927 and 8,354 allocated shares, respectively, were distributed to former participants.
Contributions to the ESOP during the years ended December 31, 2014 and 2013 were $164,000 and $163,000, respectively. ESOP related expenses totaled $251,000 and $229,000, respectively, during the years ended December 31, 2014 and 2013.
Shares held by the ESOP were as follows at the dates indicated:

	December 31,
	2014	2013
	(Dollars in thousands)
Allocated to participants	104,518	96,268
Unearned	382,259	404,745
Total ESOP shares	486,777	501,013
Fair value of unearned shares	$4,774	$4,501

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 15 – INCOME TAXES
Income tax expense (benefit) was as follows:

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Current expense (benefit):
Federal	$542	$610
State	54	134
	596	744
Deferred expense (benefit):
Federal	124	534
State	308	26
	432	560
Change in valuation allowance related to realization of net state deferred tax asset	(335)	(77)
Total	$693	$1,227
The net deferred tax assets at December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
	(Dollars in thousands)
Deferred tax assets:
Deferred officer compensation	$963	$834
Bad debt expense	1,413	1,478
Indiana net operating loss carryforwards	271	66
Tax credit carryforwards	98	35
Write downs of other real estate owned	260	259
Capital loss carryforwards	135	52
Nonaccrual loan interest	217	355
Market value adjustment on acquired assets and liabilities	—	31
Net unrealized losses on interest rate swaps	392	402
Net unrealized losses on securities available-for-sale	—	545
Other	91	92
	3,840	4,149
Deferred tax liabilities:
Mortgage servicing rights	(144)	(140)
Accretion	—	(8)
FHLB stock dividends	(133)	(123)
Deferred loan fees	(114)	(105)
Prepaid expenses	(554)	(524)
Depreciation	(339)	(368)
Net unrealized gains on securities available-for-sale	(661)	—
Amortization of other intangible assets	(74)	(104)
Real estate investment trust dividends	(143)	(122)
	(2,162)	(1,494)
Valuation allowance	(614)	(279)
	$1,064	$2,376

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The valuation allowance has been established against the portion of the Company’s net state tax deferred tax asset that management feels is not realizable as of December 31, 2014 and 2013. The Company has an Indiana net operating loss carryforward of approximately $3.3 million at December 31, 2014 which will expire in 2028, if not used. The Company also has Indiana enterprise zone credit carryforwards of approximately $53,000 at December 31, 2014 which will expire in 2015 through 2017, if not used. The Company also had a state capital loss carryforward of $1.9 million at December 31, 2013 which expired in 2014.
Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes as a result of the following:

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Expected income tax expense at:
Federal tax rate	$1,735	$1,782
State tax expense, net of federal benefit	17	55
Increase (decrease) resulting from:
Effect of tax exempt income (net)	(723)	(652)
Other tax exempt income	(316)	—
Other, net	(20)	42
Total income tax expense	$693	$1,227
Effective tax rate	13.6%	23.4%
Unrecognized Tax Benefits
The Company has no unrecognized tax positions at December 31, 2014 or 2013 not already addressed by the deferred tax asset valuation allowance. The Company does not expect a significant increase or decrease in unrecognized tax benefits over the next twelve months.
Federal income tax laws provided savings banks with additional bad debt deductions through 1995 which total $2.7 million for the Company. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $904,000 at December 31, 2014 and 2013. If the Company were liquidated or otherwise ceases to be a bank or if tax laws change, the $904,000 would be recorded as expense.
NOTE 16 – RELATED-PARTY TRANSACTIONS
Loans to principal officers, directors, and their affiliates were as follows:

	December 31,
	2014	2013
	(Dollars in thousands)
Beginning balance	$488	$829
New loans	45	44
Repayments	(89)	(385)
Ending balance	$444	$488
Deposits from principal officers, directors, and their affiliates at December 31, 2014 and 2013 totaled $1.7 million and $1.9 million, respectively.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 17 – STOCK-BASED COMPENSATION
During the month of September 2011, the Company implemented the 2011 Equity Incentive Plan (the “2011 Plan”) which was approved by shareholders on May 10, 2011. The 2011 Plan provided for the issuance of stock options or restricted share awards to employees and directors. Total shares authorized for issuance under the 2011 Plan were 417,543.
On May 13, 2014, the Company’s shareholders approved the 2014 Equity Incentive Plan (the “2014 Plan”) which provides for the issuance of stock options or restricted share awards to employees and directors and effectively terminated the 2011 Plan. The total shares authorized for issuance under the 2014 Plan are 473,845 shares of the Company’s common stock plus, at the date the 2014 Plan was approved, 14,471 shares of stock that were rolled over from the terminated 2011 Plan and added to the shares available for awards under the 2014 Plan. In addition, any stock awards that had been granted under the 2011 Plan and subsequently forfeited were also included for issuance under the 2014 Plan.
On October, 14, 2014, the Company implemented the 2014 Plan and granted 332,250 stock options and 126,800 restricted share awards to employees and directors. Compensation costs related to these grants will be amortized over a five year period on a straight-line basis. The options and restricted share awards vest 20% annually.
Total compensation expense related to the Plans was $334,000 and $243,000, respectively, for the years ended December 31, 2014 and 2013.
Stock-Based Compensation
Compensation expense is recognized for stock options and restricted stock awards issued to employees or directors based on their grant date fair value. A Black-Scholes model is utilized to estimate the fair value of stock options. The market price of the Company’s common stock at the grant date is used for restricted stock awards.
Compensation expense is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation expense is recognized on a straight-line basis over the requisite service period for the entire award.
Stock Options
The 2011 Plan permitted stock option grants to employees or directors for up to 298,245 shares of common stock. The 2014 Plan permits stock option grants to employees or directors for up to 352,544 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant, vesting periods of five years, and a 10-year contractual term. Options granted generally vest 20% annually.
The fair value of each option award is estimated on the grant date using a closed form option valuation (Black-Scholes) model. Expected volatilities are based on historical volatilities of companies within the Company’s peer group. The expected term of options granted represents the period of time they are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grant.

The table below presents information related to stock options granted for the years ended December 31, 2014 and 2013.

	Year Ended December 31,
	2014	2013
Options granted:
Number of options	332,250	8,000
Risk-free interest rate	1.88%	2.32%
Expected term	7.5 years	7.5 years
Expected stock price volatility	19.03%	19.24%
Dividend yield	1.39%	1.57%
Weighted average fair value of options granted	$2.28	$2.09

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

A summary of stock option activity for the year ended December 31, 2014 was as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(Dollars in thousands)
Outstanding at beginning of year	271,194	$6.55	7.8 years	$1,239
Granted	332,250	11.50	9.8 years
Exercised	(4,472)	6.44
Forfeited or expired	—	—
Outstanding at end of year	598,972	9.30	8.4 years	1,911
Exercisable at end of year	150,546	6.48	6.8 years	904
During the year ended December 31, 2014, 4,472 options were exercised which had an intrinsic value of $21,000 The Company received $28,000 in cash and realized $10,000 in tax benefits related to the exercise of these options. There were 12,968 options exercised during the year ended December 31, 2013 which had an intrinsic value of $52,000. The Company received $84,000 in cash and realized $28,000 in tax benefits related to the exercise of these options. At December 31, 2014, there was $893,000 of total unrecognized compensation expense related to nonvested stock options granted. The expense is expected to be recognized over a weighted-average period of 4.2 years. The 2014 Plan had 20,294 shares available for future grant at December 31, 2014.
Restricted Share Awards
The 2011 Plan provided for the issuance of up to 119,298 of restricted shares to directors and employees. The 2014 Plan provides for the issuance of up to 135,772 of restricted shares to directors and employees. Compensation expense is recognized over the vesting period of the awards based on the grant date fair value of the Company’s common stock as determined by the listing price on the respective date. Shares vest 20% annually over five years. The 2014 Plan had 8,972 shares available for future grant at December 31, 2014.
A summary of changes in the Company’s nonvested restricted shares for the year ended December 31, 2014 follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at beginning of year	72,146	$6.54
Granted	126,800	11.50
Vested	(23,782)	6.51
Forfeited	—	—
Nonvested at end of year	175,164	10.14
As of December 31, 2014, there was $1.7 million of total unrecognized compensation expense related to nonvested shares granted under the Plans. The expense is expected to be recognized over a weighted-average period of 4.3 years. At December 31, 2014, the nonvested shares had an intrinsic value of $412,000.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 18 – REGULATORY CAPITAL MATTERS
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2014, the Bank met all capital adequacy requirements to which it is subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2014 and 2013, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
Actual and required Bank capital amounts and ratios are presented below at the dates indicated.

	Actual		Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2014
Total Capital to risk weighted assets Bank	$67,729	19.2%	$28,277	8.0%	$35,346	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	64,134	18.1	14,138	4.0	21,207	6.0
Tier 1 (Core) Capital to average assets Bank	64,134	13.0	19,754	4.0	24,692	5.0
December 31, 2013
Total Capital to risk weighted assets Bank	$66,300	19.1%	$27,700	8.0%	$34,600	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	62,400	18.0	13,900	4.0	20,800	6.0
Tier 1 (Core) Capital to average assets Bank	62,400	13.0	19,200	4.0	24,000	5.0
The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met at December 31, 2014.
Dividend Restrictions – The Parent Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits combined with the retained net profits of the preceding two years, subject to the capital requirements described above. At December 31, 2014, the Bank could, without prior approval, declare dividends of approximately $4.5 million million to the Parent Company.
NOTE 19 – DERIVATIVES
The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.
The counterparties to the Company’s derivatives are exposed to credit risk whenever a derivative is in a liability position. As a result, the Company has collateralized these liabilities with cash and security collateral held in safekeeping by Bank of New York and PNC Bank. At December 31, 2014 and 2013, the Company had securities with fair market values of $2.6 million and $2.0 million, respectively, posted as collateral for these derivatives. At December 31, 2013, the Company also had $220,000 in cash posted as collateral for the derivative related to the subordinated debenture that matured March 26, 2014.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Interest Rate Swaps Designated as Cash Flow Hedges: Interest rate swaps with notional amounts of $45.0 million and $30.3 million as of December 31, 2014 and 2013, respectively, were designated as cash flow hedges of subordinated debentures, certain CDARS deposits, or FHLB advances and were determined to be fully effective during the years then ended. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The hedge would no longer be considered effective if a portion of the hedge becomes ineffective, the item hedged is no longer in existence, or the Company discontinues hedge accounting. The Company expects the hedges to remain fully effective during the remaining terms of the swaps. The Company does not expect any amounts to be reclassed from other comprehensive income (loss) over the next 12 months.
Information related to the interest-rate swaps designated as cash flow hedges were as follows for the periods presented:

	December 31,
	2014	2013
	(Dollars in thousands)
Subordinated debentures:
Notional amount	$—	$5,000
Unrealized losses	—	(26)
Fixed interest rate payable	—%	5.54%
Variable interest rate receivable (Three month LIBOR plus 3.10%)	—	3.35
Maturity date	March 26, 2014
CDARS deposits:
Notional amount	$—	$10,250
Unrealized losses	—	(192)
Fixed interest rate payable	—%	3.19%
Variable interest rate receivable (One month LIBOR plus 0.55%)	—	0.71
Maturity date	October 9, 2014
FHLB Advance:
Notional amount	$5,000	$5,000
Unrealized losses	(109)	(253)
Fixed interest rate payable	3.54%	3.54%
Variable interest rate receivable (Three month LIBOR plus 0.22%)	0.47	0.46
Maturity date	September 20, 2015
FHLB Advance:
Notional amount	$10,000	$10,000
Unrealized losses	(434)	(710)
Fixed interest rate payable	3.69%	3.69%
Variable interest rate receivable (Three month LIBOR plus 0.25%)	0.48	0.49
Maturity date	July 19, 2016

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	December 31,
	2014	2013
	(Dollars in thousands)
Forward Starting:
FHLB advance:
Notional amount	$10,000	$—
Unrealized losses	(186)	—
Fixed interest rate payable	2.09%	—%
Variable interest rate receivable (One month LIBOR)	—	—
Start date	March 16, 2015
Maturity date	March 15, 2020
FHLB advance:
Notional amount	$10,000	$—
Unrealized losses	(197)	—
Fixed interest rate payable	2.23%	—%
Variable interest rate receivable (One month LIBOR)	—	—
Start date	June 15, 2015
Maturity date	June 15, 2020
FHLB advance:
Notional amount	$10,000	$—
Unrealized losses	(230)	—
Fixed interest rate payable	2.62%	—%
Variable interest rate receivable (One month LIBOR)	—	—
Start date	March 15, 2016
Maturity date	March 15, 2021
Interest expense recorded on these swap transactions totaled $704,000 and $836,000, respectively, for the years ended December 31, 2014 and 2013 and was reported as a component of interest expense on subordinated debentures, deposits, and FHLB advances.

The following table presents the net gains (losses) recorded in accumulated other comprehensive income (loss) and the consolidated statements of income relating to the cash flow derivative instruments for the periods presented:

	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Interest rate contracts:
Net amount of gain (loss):
Recognized in OCI (Effective Portion)	$17	$529
Reclassified from OCI to interest income	—	—
Recognized in other noninterest income (Ineffective Portion)	—	—

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following table reflects the cash flow hedges included in the consolidated balance sheets as of the dates indicated:

	December 31,
	2014		2013
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to:
Subordinated debentures	$—	$—	$(5,000)	$(26)
CDARS deposits	—	—	(10,250)	(192)
FHLB advances	(45,000)	(1,156)	(15,000)	(963)
Total included in other liabilities		$(1,156)		$(1,181)
NOTE 20 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
A summary of the changes in accumulated other comprehensive income (loss) by component for the dates indicated is as follows:

	Year Ended December 31,
	2014			2013
	Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Available- for-Sale Securities	Total	Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Available- for-Sale Securities	Total
	(Dollars in thousands)
Beginning balance	$(780)	$(1,058)	$(1,838)	$(1,309)	$3,673	$2,364
Other comprehensive income (loss) before reclassification	17	2,412	2,429	529	(4,257)	(3,728)
Amounts reclassified from accumulated other comprehensive income (loss)	—	(69)	(69)	—	(474)	(474)
Net current period other comprehensive income (loss)	17	2,343	2,360	529	(4,731)	(4,202)
Ending balance	$(763)	$1,285	$522	$(780)	$(1,058)	$(1,838)
A summary of the reclassifications out of accumulated other comprehensive income (loss) for the date indicated is as follows:

	Year ended December 31,
	2014	2013
Details about Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)
	(Dollars in thousands)
Unrealized gains and losses on available-for-sale securities:
Net gains on securities	$105	$718
Income tax expense	(36)	(244)
Net of tax	$69	$474

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 21 – OFFSETTING FINANCIAL ASSETS AND LIABILITIES
The following tables summarize gross and net information about financial instruments and derivative instruments that are offset in the Company’s statement of consolidated balance sheets or that are subject to an enforceable master netting arrangement at December 31, 2014 and 2013.

	December 31, 2014
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet
				Financial Instruments	Cash Collateral Pledged	Net Amount
	(Dollars in thousands)
Description:
Derivatives	$1,156	$—	$1,156	$(2,606)	$—	$(1,450)
Repurchase agreements	755	—	755	(755)	—	—
Total	$1,911	$—	$1,911	$(3,361)	$—	$(1,450)

	December 31, 2013
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet
				Financial Instruments	Cash Collateral Pledged	Net Amount
	(Dollars in thousands)
Description:
Derivatives	$1,181	$—	$1,181	$(2,150)	$(220)	$(1,189)
Repurchase agreements	710	—	710	(710)	—	—
Total	$1,891	$—	$1,891	$(2,860)	$(220)	$(1,189)
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 22 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
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
The contractual amounts of financial instruments with off-balance-sheet risk were as follows at the dates indicated:

	December 31,
	2014		2013
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
	(Dollars in thousands)
Commitments to make loans	$5,662	$21,103	$2,326	$676
Unused lines of credit	6,191	26,959	5,717	24,601
Standby letters of credit	33	950	—	920
Total	$11,886	$49,012	$8,043	$26,197
Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates from 3.95% to 5.25% and maturities of up to 60 months at December 31, 2014. The fixed rate loan commitments have interest rates from 2.74% to 9.04% and a maturity of up to 180 months at December 31, 2013.
NOTE 23 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of LaPorte Bancorp, Inc. at December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 was as follows:

CONDENSED BALANCE SHEETS
	December 31,
	2014	2013
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$4,954	$2,656
Interest-earning time deposits in other financial institutions	—	2,232
Securities available-for-sale	4,342	4,720
ESOP loan receivable	3,133	3,270
Investment in banking subsidiary	73,376	70,882
Investment in captive subsidiary	1,177	250
Investment in statutory trust	155	155
Accrued interest receivable and other assets	411	1,276
Total assets	$87,548	$85,441
LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$5,155	$5,155
Accrued interest payable and other liabilities	5	37
Shareholders’ equity	82,388	80,249
Total liabilities and shareholders’ equity	$87,548	$85,441

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Dividends from banking subsidiary	$4,000	$4,000
Interest income	198	199
Interest expense	(195)	(281)
Other expense	(274)	(246)
Income before income tax and undistributed subsidiary income	3,729	3,672
Income tax benefit	(92)	(112)
Equity in undistributed income or net income of subsidiaries	589	229
Net income	4,410	4,013
Other comprehensive income (loss)	2,360	(4,202)
Net income and comprehensive income (loss)	$6,770	$(189)

CONDENSED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$4,410	$4,013
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed income or net income of subsidiaries	(589)	(229)
Change in other assets	806	(427)
Change in other liabilities	(6)	—
Net cash provided by operating activities	4,621	3,357
Cash flows from investing activities:
Net change in ESOP loan receivable	137	132
Net change in interest-earning time deposits at other financial institutions	2,232	744
Net change in securities available-for-sale	524	(144)
Net cash provided by investing activities	2,893	732
Cash flows from financing activities:
Stock option exercises	28	84
Repurchase of common stock	(4,321)	(3,186)
Dividends paid on common stock	(923)	(987)
Net cash utilized for financing activities	(5,216)	(4,089)
Net change in cash and cash equivalents	2,298	—
Beginning cash and cash equivalents	2,656	2,656
Ending cash and cash equivalents	$4,954	$2,656

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 24 – EARNINGS PER SHARE
The factors used in the earnings per common share computation follow:

	Year Ended December 31,
	2014	2013
	(Dollars in thousands, except per share data)
Basic:
Net income	$4,410	$4,013

Weighted average common shares outstanding	5,767,168	6,172,773
Less: Average unallocated ESOP shares	(393,502)	(418,800)
Average shares	5,373,666	5,753,973

Basic earnings per common share	$0.82	$0.70

Diluted:
Net income	$4,410	$4,013

Weighted average common shares outstanding for basic earnings per common share	5,373,666	5,753,973
Add: Dilutive effects of assumed exercises of stock options	91,890	63,344
Average shares and dilutive potential common shares	5,465,556	5,817,317

Diluted earnings per common share	$0.81	$0.69
NOTE 25 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share
	(Dollars in thousands, except per share data)
December 31, 2014
First quarter	$4,277	$3,482	$850	$0.15	$0.15
Second quarter	4,505	3,695	1,214	0.23	0.22
Third quarter	4,644	3,861	1,341	0.25	0.25
Fourth quarter	4,499	3,822	1,005	0.19	0.19
December 31, 2013
First quarter	$4,440	$3,566	$1,088	$0.19	$0.19
Second quarter	4,417	3,567	1,149	0.20	0.20
Third quarter	4,282	3,427	868	0.15	0.15
Fourth quarter	4,439	3,597	908	0.16	0.16