Form 10-K, Exhibit 13
period 2015-12-31
LaPorte Bancorp, Inc.
filed 2016-03-24
CIK 1549276

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Shareholders
LaPorte Bancorp, Inc.
LaPorte, Indiana

We have audited the accompanying consolidated balance sheets of LaPorte Bancorp, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP
Indianapolis, Indiana
March 24, 2016

LAPORTE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(Dollars in thousands, except share data)
ASSETS
Cash and due from financial institutions	$18,459	$8,698
Interest-earning time deposits in other financial institutions	13,599	6,615
Securities available-for-sale	122,243	155,223
Loans held for sale, at fair value	3,581	763
Loans, net of allowance for loan losses of $3,634 and $3,595 at December 31, 2015 and 2014	341,552	306,131
Mortgage servicing rights	334	351
Other real estate owned	2,200	649
Premises and equipment, net	8,608	8,668
Federal Home Loan Bank stock, at cost	4,029	4,275
Goodwill	8,431	8,431
Other intangible assets	153	204
Bank owned life insurance	15,034	14,608
Accrued interest receivable and other assets	4,968	4,000
Total assets	$543,191	$518,616
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$62,020	$53,030
Interest bearing	328,939	287,738
Total deposits	390,959	340,768
Federal Home Loan Bank advances	55,000	84,919
Subordinated debentures	5,155	5,155
Accrued interest payable and other liabilities	6,529	5,386
Total liabilities	457,643	436,228
Commitments and contingent liabilities (Note 22)
Shareholders’ equity:
Preferred stock, no par value; 50,000,000 shares authorized	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized at December 31, 2015 and 2014; 5,578,223 and 5,672,968 shares issued and outstanding at December 31, 2015 and 2014	56	57
Additional paid-in capital	40,120	40,609
Retained earnings	47,940	44,258
Accumulated other comprehensive income, net of tax expense of $162 and $269 at December 31, 2015 and 2014	310	522
Unearned Employee Stock Ownership Plan (ESOP) shares	(2,878)	(3,058)
Total shareholders’ equity	85,548	82,388
Total liabilities and shareholders’ equity	$543,191	$518,616

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2015	2014
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans, including fees	$15,476	$14,065
Taxable securities	1,385	1,951
Tax exempt securities	1,557	1,648
FHLB stock	173	173
Other interest income	134	88
Total interest and dividend income	18,725	17,925
Interest expense:
Deposits	1,259	1,702
FHLB advances	1,234	1,165
Subordinated debentures	172	195
Short-term borrowings	4	3
Total interest expense	2,669	3,065
Net interest income	16,056	14,860
Provision (credit) for loan losses	255	(150)
Net interest income after provision for loan losses	15,801	15,010
Noninterest income:
Service charges on deposit accounts	327	410
ATM and debit card fees	440	430
Wire transfer fees	390	249
Earnings on life insurance, net	426	431
Net gains on mortgage banking activities	843	755
Loan servicing fees, net	203	112
Net gains on sales of securities available-for-sale	99	105
Gains (losses) on other assets	64	(200)
Other income	107	199
Total noninterest income	2,899	2,491
Noninterest expense:
Salaries and employee benefits	7,731	7,307
Occupancy and equipment	1,667	1,690
Data processing	623	584
Bank examination fees	473	385
Advertising	295	245
Collection and other real estate owned	293	228
FDIC insurance	273	308
Amortization of intangible assets	51	70
Other expenses	1,655	1,581
Total noninterest expense	13,061	12,398
Income before income taxes	5,639	5,103
Income tax expense	1,061	693
Net income	$4,578	$4,410

Earnings per share (Note 24):
Basic	$0.88	$0.82
Diluted	0.86	0.81

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Net income	$4,578	$4,410
Other comprehensive income (loss):
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	(114)	3,656
Reclassification adjustment for gains included in net income	(99)	(105)
Gross unrealized gains (losses)	(213)	3,551
Related income tax (expense) benefit	74	(1,208)
Net unrealized gains (losses)	(139)	2,343
Unrealized gains (losses) on cash flow hedges:
Gross unrealized gains (losses)	(109)	25
Related income tax (expense) benefit	36	(8)
Net unrealized gains (losses)	(73)	17
Total other comprehensive income (loss)	(212)	2,360
Comprehensive income	$4,366	$6,770

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Unearned ESOP Shares	Total
	(Dollars in thousands, except per share data)
Balance at January 1, 2014	$59	$44,495	$40,771	$(1,838)	$(3,238)	$80,249
Net income	—	—	4,410	—	—	4,410
Other comprehensive income	—	—	—	2,360	—	2,360
Cash dividends on common stock, $0.16 per share	—	—	(923)	—	—	(923)
Repurchase of common stock, 382,513 shares	(3)	(4,318)	—	—	—	(4,321)
ESOP shares earned, 22,486 shares	—	71	—	—	180	251
Exercise of stock options, 4,472 shares	—	28	—	—	—	28
Stock-based compensation expense	1	333	—	—	—	334
Balance at December 31, 2014	$57	$40,609	$44,258	$522	$(3,058)	$82,388
Net income	—	—	4,578	—	—	4,578
Other comprehensive loss	—	—	—	(212)	—	(212)
Cash dividends on common stock, $0.16 per share	—	—	(896)	—	—	(896)
Repurchase of common stock, 109,168 shares	(1)	(1,418)	—	—	—	(1,419)
ESOP shares earned, 22,486 shares	—	130	—	—	180	310
Exercise of stock options, 15,308 shares	—	103	—	—	—	103
Stock-based compensation expense	—	696	—	—	—	696
Balance at December 31, 2015	$56	$40,120	$47,940	$310	$(2,878)	$85,548

See accompanying notes to consolidated financial statements.

LAPORTE BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$4,578	$4,410
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	572	547
Provision (credit) for loan losses	255	(150)
Net gains on securities available-for-sale	(99)	(105)
Net amortization on securities available-for-sale	687	944
Net gains on sales of loans	(798)	(722)
Originations of loans held for sale	(26,806)	(23,997)
Proceeds from sales of loans held for sale	24,786	25,074
Recognition of mortgage servicing rights	(45)	(33)
Amortization of mortgage servicing rights	67	65
Net change in mortgage servicing rights valuation allowance	(5)	(15)
Net (gains) losses on sales of other real estate owned	(89)	12
Write down of other real estate owned and assets held for sale	28	225
Earnings on bank owned life insurance, net	(426)	(431)
Amortization of intangible assets	51	70
ESOP compensation expense	310	251
Stock based compensation expense	696	334
Changes in assets and liabilities:
Accrued interest receivable and other assets	(875)	399
Accrued interest payable and other liabilities	1,034	(173)
Net cash provided by operating activities	3,921	6,705
Cash flows from investing activities:
Net changes in interest-earning time deposits at other financial institutions	(6,984)	27
Proceeds from sales of securities available-for-sale	21,539	26,133
Proceeds from maturities, calls, and principal repayments of securities available-for-sale	25,475	19,662
Purchases of securities available-for-sale	(14,835)	(34,035)
Proceeds from redemption of FHLB stock	246	100
Net change in loans	(38,126)	(12,810)
Proceeds from sales of other real estate owned	977	850
Purchase of bank owned life insurance	—	(500)
Premises and equipment expenditures, net	(512)	(231)
Net cash utilized for investing activities	(12,220)	(804)

(continued)

LAPORTE BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Cash flows from financing activities:
Net change in deposits	$50,191	$(5,933)
Proceeds from FHLB long-term advances	—	15,000
Repayment of FHLB long-term advances	(25,000)	(15,000)
Net change in FHLB short-term advances	(4,919)	(1,858)
Net change in short-term borrowings	—	(2,415)
Stock options exercised	103	28
Dividends paid on common stock	(896)	(923)
Repurchase of common stock	(1,419)	(4,321)
Net cash provided by (utilized for) financing activities	18,060	(15,422)
Net increase (decrease) in cash and cash equivalents	9,761	(9,521)
Cash and cash equivalents at beginning of year	8,698	18,219
Cash and cash equivalents at end of year	$18,459	$8,698

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$2,649	$3,087
Income taxes paid	1,134	517
Supplemental noncash disclosures:
Transfers from loans receivable to other real estate owned	$2,450	$114
Transfers from fixed assets to other real estate owned and assets held for sale	—	479

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
The Company provides financial services through its offices in LaPorte and Porter counties in Indiana. The Company also provides residential lending through its loan production office in St. Joseph, Michigan. Its primary deposit products are checking, savings, and term certificate accounts. Its primary lending products are residential mortgage, commercial, and installment loans. The Company also provides lines of credit to mortgage companies. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from the cash flows from operations of the businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.
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
Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, short term borrowings, and Federal Home Loan Bank advances.
Restrictions on Cash and Due from Financial Institutions: The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those required reserve balances was approximately $5.2 million and $2.6 million at December 31, 2015 and 2014, respectively. The increase in the required reserve balance at December 31, 2015 was primarily due to increased deposit balances during 2015 including balances held in interest bearing accounts for mortgage warehouse participants to be used for funding their portion of mortgage warehouse loans.
The nature of the Company’s business requires that it maintain amounts with banks and federal funds sold which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts. At December 31, 2015, the Company’s cash accounts exceeded federally insured limits by approximately $13.8 million. Included in this amount are uninsured accounts of approximately $12.1 million at the Federal Reserve Bank of Chicago and Federal Home Loan Bank of Indianapolis.
Interest-Earning Time Deposits in Other Financial Institutions: Interest-earning time deposits in other financial institutions mature between one and six years and are carried at cost.
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
The recorded investment in loans is the loan balance plus unamortized net deferred loan costs less unamortized net deferred loan fees. The recorded investment in loans does not include accrued interest. The total amount of accrued interest on loans as of December 31, 2015 and 2014 was $756,000 and $628,000, respectively.
Concentration of Credit Risk: The Company offers its loan products to its customers, which are primarily located within La Porte Porter, and Lake counties in Indiana and Berrien county in Michigan. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in these areas.
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
The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over certain time periods. The Company utilizes a historical loss experience based on the actual loss history experienced over the last three years for all portfolio segments. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other change in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Servicing fee income, which is reported on the consolidated statements of income as loan servicing fees, net, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Loan servicing fees, net totaled $203,000 and $112,000 for the years ended December 31, 2015 and 2014. The increase in loan servicing fees, net for the year ended December 31, 2015 from 2014 is primarily due to the mortgage warehouse participations that were entered into during 2015. Each mortgage warehouse participant pays the Company a loan servicing fee for the portion of the loans sold. Late fees and ancillary fees related to loan servicing are not material.
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
Other intangible assets consist of core deposit intangible assets arising from a whole bank acquisition. They are initially measured at fair value and are then amortized on an accelerated method over their estimated useful life of 15 years.
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
Derivatives: At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income. As of December 31, 2015, the Company had entered into four cash flow hedge transactions, including one which is a forward starting hedge to begin in March 2016.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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

In June 2014, the FASB issued ASU No. 2014-11 “Transfers and Servicing (Topic 860) - Repurchase to Maturity Transactions, Repurchase Financings, and Disclosures.” This ASU aligns the accounting for repurchase to maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. Going forward, these transactions would all be accounted for as secured borrowings. ASU 2014-11 became effective for interim and annual periods beginning after December 15, 2014 and did not have a significant impact on the Company’s financial condition or results of operation.

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

In August 2014, the FASB issued ASU No. 2014-14 “Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40) - Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure.” This ASU requires that a mortgage loan be derecognized and a separate other receivable be recognized upon foreclosure if certain conditions are met. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. ASU 2014-14 became effective for interim and annual periods beginning after December 15, 2014 and did not have a significant impact on the Company’s financial condition or results of operations.

In April 2015, the FASB issued ASU No. 2015-05 “Intangibles - Goodwill and Other - Internal Use Software (Subtopic 350-40) - Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” This ASU provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The new guidance does not change the accounting for a customer’s accounting for service contracts. ASU 2015-05 is effective for interim and annual reporting periods beginning after December 31, 2015. The Company is evaluating the impact relating to adopting this statement and does not expect it to have a significant impact on the Company’s financial condition or results of operations.

In January 2016, the FASB issued ASU No. 2016-01 “Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.” This ASU is intended to improve the recognition and measurement of financial instruments by requiring equity investments to be measured at fair value with changes in fair value recognized in net income; requiring public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured and amortized at cost on the balance sheet; and requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. ASU 2016-01 is effective for interim and annual reporting periods beginning after December 15, 2017. The amendments should be applied through a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity investments that exist as of the date of adoption. The Company will be evaluating the impact of adopting this ASU.

In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842).” This ASU requires lessees and lessors to classify leases as either capital leases or operating leases. The ASU also requires lessees to recognized assets and liabilities for all leases with the exception of short term leases. There are new disclosure requirements for these leases which will provide users of financial statements with information to understand the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 will become effective for fiscal years beginning after December 31, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company will be evaluating the impact of adopting this ASU.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 2 – SECURITIES
The amortized cost and fair value of available-for-sale securities and the related gross unrealized gains and losses were as follows:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. federal agency obligations	$9,442	$1	$(71)	$9,372
State and municipal	50,020	2,397	(17)	52,400
Mortgage-backed securities – residential	17,671	98	(73)	17,696
Government agency sponsored collateralized mortgage obligations	42,376	139	(679)	41,836
Corporate debt securities	1,000	—	(61)	939
Total	$120,509	$2,635	$(901)	$122,243

	December 31, 2014
	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. federal agency obligations	$7,447	$14	$(66)	$7,395
State and municipal	54,298	2,638	(89)	56,847
Mortgage-backed securities – residential	27,391	185	(88)	27,488
Government agency sponsored collateralized mortgage obligations	63,140	290	(900)	62,530
Corporate debt securities	1,000	—	(37)	963
Total	$153,276	$3,127	$(1,180)	$155,223
At December 31, 2015 and 2014, all of our mortgage-backed securities were issued by U.S. government-sponsored enterprises, and all of our collateralized mortgage obligations were issued by either U.S. government-sponsored enterprises or the U.S. Small Business Administration.
Securities with unrealized losses at December 31, 2015 and 2014, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are presented in the following tables:

	December 31, 2015
	Continuing Unrealized Loss For Less Than 12 Months		Continuing Unrealized Loss For 12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. federal agency obligations	$8,371	$(71)	$—	$—	$8,371	$(71)
State and municipal	4,512	(14)	856	(3)	5,368	(17)
Mortgage-backed securities – residential	9,259	(48)	809	(25)	10,068	(73)
Government agency sponsored collateralized mortgage obligations	11,200	(136)	18,148	(543)	29,348	(679)
Corporate debt securities	—	—	939	(61)	939	(61)
Total temporarily impaired	$33,342	$(269)	$20,752	$(632)	$54,094	$(901)

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
At December 31, 2015, the Company held 67 investments in debt securities totaling $54.1 million, or 44.3% of its total debt securities, in an unrealized loss position, of which 41 were in an unrealized loss position for less than twelve months and 26 were in an unrealized loss position for more than twelve months. At December 31, 2014, the Company held 86 investments in debt securities totaling $71.5 million, or 46.0% of its total debt securities, in an unrealized loss position, of which 32 were in an unrealized loss position for less than twelve months and 54 were in an unrealized loss position for more than twelve months.
Management periodically evaluates each investment security for potential other than temporary impairment, relying primarily on industry analyst reports and observation of market conditions and interest rate fluctuations. The unrealized losses on the Company’s investments in U.S. federal agency obligations, mortgage-backed securities, agency collateralized mortgage obligations, and corporate debt securities were a result of changes in interest rates and not a result of a decline in credit quality. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted declines in fair value are considered temporary. The unrealized losses on the Company’s investment in state and municipal securities were also caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. The Company does not intend to sell the securities and is not more likely than not to be required to sell them before their anticipated recovery.
The proceeds from sales of securities available-for-sale were as follows:

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Proceeds	$21,539	$26,133
Gross gains	166	203
Gross losses	(67)	(98)

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The amortized cost and fair value of the investment securities portfolio are shown by contractual maturity. Securities not due at a single maturity date, primarily mortgage-backed securities and government agency sponsored collateralized mortgage obligations, are shown separately.

	December 31, 2015
	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$641	$648
Due from one to five years	20,084	20,271
Due from five to ten years	28,438	29,636
Due after ten years	11,299	12,156
Subtotal	60,462	62,711
Mortgage-backed securities and government agency sponsored collateralized mortgage obligations	60,047	59,532
Total	$120,509	$122,243
Securities pledged at December 31, 2015 and 2014 had a carrying amount of approximately $43.1 million and $40.2 million, respectively. Securities pledged at December 31, 2015 were pledged to FHLB advances and cash flow hedges. Securities pledged at December 31, 2014 were pledged to FHLB advances, cash flow hedges, and short-term borrowings through the Federal Reserve Bank discount window.
At December 31, 2015 and 2014, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders’ equity.
NOTE 3 – LOANS
Loans were as follows for the dates indicated:

	December 31,
	2015	2014
	(Dollars in thousands)
Commercial	$154,830	$118,312
Residential mortgage	40,478	39,317
Mortgage warehouse	128,902	132,636
Residential construction	3,301	1,664
Home equity	13,990	13,195
Consumer and other	3,380	4,325
Subtotal	344,881	309,449
Less: Net deferred loan (fees) costs	305	277
Allowance for loan losses	(3,634)	(3,595)
Loans, net	$341,552	$306,131

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

As of December 31, 2015 and 2014, the Bank’s mortgage warehouse division had active repurchase agreements with 37 and 29 mortgage companies, respectively. The following table identifies the activity and related interest and fee income attributable to the mortgage warehouse division for the years ended December 31, 2015 and 2014:

	For the Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Mortgage warehouse:
Originations	$3,633,087	$2,195,170
Sold loans	3,529,726	2,178,953
Interest income	4,954	4,555
Warehouse fees	1,133	695
Wire transfer fees	364	223
Loan servicing fees	109	—

The increase in activity during the year ended December 31, 2015 was related to the Company implementing a participation program with local financial institutions. The total participations sold increase the availability for the Company to fund mortgage warehouse loans. At December 31, 2015, the total participated balance of mortgage warehouse loans was $101.0 million and the total lines of credit availability was $14.0 million. The Company records a servicing fee on the participated balances.
NOTE 4 – ALLOWANCE FOR LOAN LOSSES
The following tables present the activity in the allowance for loan losses by portfolio segment for the years ending December 31, 2015 and 2014:

	Year Ended December 31, 2015
	Commercial	Residential Mortgage	Mortgage Warehouse	Residential Construction	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$2,116	$676	$654	$4	$90	$55	$—	$3,595
Charge-offs	(20)	(78)	—	—	(18)	(122)	—	(238)
Recoveries	1	—	—	—	1	20	—	22
Provision	343	(7)	(194)	—	20	93	—	255
Ending balance	$2,440	$591	$460	$4	$93	$46	$—	$3,634

	Year Ended December 31, 2014
	Commercial	Residential Mortgage	Mortgage Warehouse	Residential Construction	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$2,725	$458	$508	$—	$111	$83	$20	$3,905
Charge-offs	—	(159)	—	—	(12)	(30)	—	(201)
Recoveries	—	21	—	—	5	15	—	41
Provision	(609)	356	146	4	(14)	(13)	(20)	(150)
Ending balance	$2,116	$676	$654	$4	$90	$55	$—	$3,595

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2015 and 2014:

	December 31, 2015
	Commercial	Residential Mortgage	Mortgage Warehouse	Residential Construction	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$885	$43	$—	$—	$17	$—	$—	$945
Collectively evaluated for impairment	1,555	548	460	4	76	46	—	2,689
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—
Total ending allowance	$2,440	$591	$460	$4	$93	$46	$—	$3,634
Loans:
Individually evaluated for impairment	$2,920	$1,283	$—	$—	$97	$—	$—	$4,300
Collectively evaluated for impairment	151,910	39,089	128,902	3,301	13,893	3,380	—	340,475
Acquired with deteriorated credit quality	—	106	—	—	—	—	—	106
Total ending loan balance	$154,830	$40,478	$128,902	$3,301	$13,990	$3,380	$—	$344,881

	December 31, 2014
	Commercial	Residential Mortgage	Mortgage Warehouse	Residential Construction	Home Equity	Consumer and Other	Unallocated	Total
	(Dollars in thousands)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$764	$122	$—	$—	$—	$—	$—	$886
Collectively evaluated for impairment	1,352	554	654	4	90	55	—	2,709
Acquired with deteriorated credit quality	—	—	—	—	—	—	—	—
Total ending allowance	$2,116	$676	$654	$4	$90	$55	$—	$3,595
Loans:
Individually evaluated for impairment	$9,005	$2,206	$—	$—	$7	$—	$—	$11,218
Collectively evaluated for impairment	108,688	36,999	132,636	1,664	13,188	4,325	—	297,500
Acquired with deteriorated credit quality	619	112	—	—	—	—	—	731
Total ending loan balance	$118,312	$39,317	$132,636	$1,664	$13,195	$4,325	$—	$309,449

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following tables present information related to impaired loans by class of loans as of and for the years ended December 31, 2015 and 2014:

	December 31, 2015			Year Ended December 31, 2015
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial:
Commercial and other	$—	$—	$—	$1	$—	$—
Real estate	1,436	1,366	—	1,556	103	6
Five or more family	—	—	—	910	60	—
Residential mortgage	1,054	988	—	997	16	—
Home equity	81	80	—	58	4	—
Subtotal	2,571	2,434	—	3,522	183	6
With an allowance recorded:
Commercial:
Real estate	1,214	1,214	624	1,368	9	—
Construction	41	41	41	10	—	—
Land	431	299	220	1,362	—	—
Residential mortgage	355	295	43	583	11	—
Home equity	17	17	17	18	—	—
Consumer and other	—	—	—	51	—	—
Subtotal	2,058	1,866	945	3,392	20	—
Total	$4,629	$4,300	$945	$6,914	$203	$6

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	December 31, 2014			Year Ended December 31, 2014
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial:
Real estate	$2,962	$2,960	$—	$2,906	$175	$—
Five or more family	3,699	3,699	—	3,670	234	—
Land	138	123	—	184	—	9
Residential mortgage	1,151	1,103	—	1,365	9	—
Residential construction:
Land	—	—	—	13	—	—
Home equity	8	7	—	8	—	—
Subtotal	7,958	7,892	—	8,146	418	9
With an allowance recorded:
Commercial:
Real estate	830	769	281	806	—	—
Land	1,937	1,454	483	2,034	—	—
Residential mortgage	1,169	1,103	122	570	9	—
Home equity	—	—	—	20	—	—
Subtotal	3,936	3,326	886	3,430	9	—
Total	$11,894	$11,218	$886	$11,576	$427	$9

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
The following table presents the recorded investment in nonaccrual loans by class of loans as of December 31, 2015 and 2014. The Bank had no loans greater than 90 days past due that were still accruing as of December 31, 2015 and 2014.

	December 31,
	2015	2014
	(Dollars in thousands)
Nonaccrual loans:
Commercial:
Commercial and other	$—	$27
Real estate	1,396	879
Construction	41	—
Land	299	1,577
Residential mortgage	590	1,933
Home equity	23	7
Total	$2,349	$4,423
The following tables present the aging of the recorded investment in past due loans as of December 31, 2015 and 2014 by class of loans:

	December 31, 2015
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
	(Dollars in thousands)
Commercial:
Commercial and other	$—	$—	$—	$—	$18,117	$18,117
Real estate	1,282	—	102	1,384	90,916	92,300
Five or more family	20	—	—	20	22,672	22,692
Construction	41	—	—	41	11,041	11,082
Land	—	—	—	—	10,639	10,639
Residential mortgage	176	—	495	671	39,807	40,478
Mortgage warehouse	—	—	—	—	128,902	128,902
Residential construction:
Construction	—	—	—	—	2,423	2,423
Land	—	—	—	—	878	878
Home equity	—	—	8	8	13,982	13,990
Consumer and other	—	—	—	—	3,380	3,380
Total	$1,519	$—	$605	$2,124	$342,757	$344,881

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
Troubled Debt Restructurings
A loan modification is considered a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the Company grants a concession it would not otherwise consider but for the borrower’s financial difficulties. The following table presents the Company’s TDRs as of the dates indicated:

	December 31,
	2015	2014
	(Dollars in thousands)
TDRs:
Performing in accordance with modified repayment terms	$1,720	$5,873
Nonperforming	—	762
Total	$1,720	$6,635

Specific reserve	$—	$23
TDRs previously disclosed resulted in no charge-offs during the years ending December 31, 2015 and 2014. The Company has not committed to lend additional amounts as of December 31, 2015 and 2014 to customers with outstanding TDR loans.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following tables present loans by class that were modified as troubled debt restructurings during the year ending December 31, 2015 and 2014:

	Year Ended December 31, 2015			Year Ended December 31, 2014
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Commercial:
Real estate	4	$1,213	$1,221	3	$2,106	$2,106
Five or more family	—	—	—	2	3,507	3,750
Residential mortgage	—	—	—	4	514	673
Home equity	1	73	78	—	—	—
Total	5	$1,286	$1,299	9	$6,127	$6,529
During the year ended December 31, 2015, the concessions granted by the Company consisted of a reduction in monthly payments and loan refinances at below market interest rates. During the year ended December 31, 2014, the concessions granted by the Company consisted of loan refinances at below market interest rates.
The troubled debt restructurings described above did not require any additional reserves or result in any charge-offs during the years ended December 31, 2015 and 2014.
There were no TDRs that defaulted within twelve months following the modification for the years ended December 31, 2015 and 2014.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

As of December 31, 2015 and 2014, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	December 31, 2015
	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial:
Commercial and other	$17,807	$310	$—	$—
Real estate	86,548	3,075	2,677	—
Five or more family	22,692	—	—	—
Construction	11,041	—	41	—
Land	10,258	82	299	—
Residential mortgage	39,490	21	967	—
Mortgage warehouse	128,902	—	—	—
Residential construction:
Construction	2,423	—	—	—
Land	878	—	—	—
Home equity	13,893	—	97	—
Consumer and other	3,380	—	—	—
Total	$337,312	$3,488	$4,081	$—

	December 31, 2014
	Pass	Special Mention	Substandard	Doubtful
	(Dollars in thousands)
Commercial:
Commercial and other	$17,397	$—	$18	$—
Real estate	67,597	1,663	5,983	20
Five or more family	12,787	—	3,699	—
Construction	2,322	—	—	—
Land	5,147	102	1,577	—
Residential mortgage	36,827	120	2,370	—
Mortgage warehouse	132,636	—	—	—
Residential construction:
Construction	1,472	—	—	—
Land	192	—	—	—
Home equity	13,113	73	9	—
Consumer and other	4,325	—	—	—
Total	$293,815	$1,958	$13,656	$20

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Purchased Loans
The Company purchased loans during 2007, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The outstanding balance and carrying amount of those loans is as follows at the dates indicated:

	December 31,
	2015	2014
	(Dollars in thousands)
Commercial:
Commercial and other	$—	$27
Real estate	—	621
Residential mortgage	106	112
Outstanding balance	$106	$760
Carrying amount, net of allowance of $0	$106	$731
Accretable yield, or income expected to be collected, is as follows:

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Beginning balance	$18	$73
Accretion of income	(18)	(55)
Ending balance	$—	$18
For the purchased loans disclosed above, the Company did not increase the allowance for loan losses during 2015 or 2014. No allowances for loan losses were reversed during 2015 or 2014.
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

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The tables below present the valuation methodology and unobservable inputs for impaired loans and other real estate owned at December 31, 2015 and 2014.

	December 31, 2015
	Valuation Methodology	Unobservable Inputs	Range of Inputs	Average of Inputs
Impaired loans:
Commercial:
Real Estate	Appraisals	Discounts for changes in market conditions	8%	8%
Land	Appraisals	Discounts for changes in market conditions	10%	10%
Residential mortgage	Appraisals	Discounts for changes in market conditions	0-20%	10%
Other real estate owned, net:
Residential mortgage	Appraisals	Discounts for changes in market conditions	30%	30%

	December 31, 2014
	Valuation Methodology	Unobservable Inputs	Range of Inputs	Average of Inputs
Impaired loans:
Commercial:
Real Estate	Appraisals	Discount for changes in market conditions	20-90%	34%
Land	Appraisals	Discount for changes in market conditions	10-20%	18%
Residential mortgage	Appraisals	Discount for changes in market conditions	0-20%	7%
Other real estate owned, net:
Commercial:
Real Estate	Appraisals	Discount for changes in market conditions	10%	10%
Land	Appraisals	Discount for changes in market conditions	0-37%	18%
Residential construction:
Land	Appraisals	Discount for changes in market conditions	20%	20%
Mortgage Servicing Rights: On a quarterly basis, mortgage servicing rights are evaluated for impairment based on the fair value of the rights as compared to the carrying amount. If the carrying amount of an individual tranche exceeds fair value, impairment is recorded on that tranche so that the servicing asset is carried at fair value. Fair value is determined at a tranche level, based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model utilizes assumptions that market participants would use in estimating future net servicing income and that can be validated against available market data (Level 2).

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Fair value at December 31, 2015 was determined using a discount rate of 10.0%; prepayment speeds ranging from 6.9% to 22.1%, depending on the stratification of the specific right; and a weighted average default rate of approximately 0.5%. Fair value at December 31, 2014 was determined using a discount rate of 10.0%; prepayment speeds ranging from 8.8% to 23.9%, depending on the stratification of the specific right; and a weighted average default rate of approximately 0.5%.
Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:

		December 31, 2015
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial Assets:
Investment securities available-for-sale:
U.S. federal agency obligations	$9,372	$—	$9,372	$—
State and municipal	52,400	—	52,400	—
Mortgage-backed securities – residential	17,696	—	17,696	—
Government agency sponsored collateralized mortgage obligations	41,836	—	41,836	—
Corporate debt securities	939	—	939	—
Total investment securities available-for-sale	$122,243	$—	$122,243	$—
Loans held for sale	$3,581	$—	$3,581	$—
Derivatives – residential mortgage loan commitments	$39	$—	$39	$—
Financial Liabilities:
Derivatives – interest rate swaps	$(1,265)	$—	$(1,265)	$—

		December 31, 2014
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial Assets:
Investment securities available-for-sale:
U.S. federal agency obligations	$7,395	$—	$7,395	$—
State and municipal	56,847	—	56,847	—
Mortgage-backed securities – residential	27,488	—	27,488	—
Government agency sponsored collateralized mortgage obligations	62,530	—	62,530	—
Corporate debt securities	963	—	963	—
Total investment securities available-for-sale	$155,223	$—	$155,223	$—
Loans held for sale	$763	$—	$763	$—
Derivatives – residential mortgage loan commitments	$53	$—	$53	$—
Financial Liabilities:
Derivatives – interest rate swaps	$(1,156)	$—	$(1,156)	$—
There were no transfers between Level 1, Level 2, and Level 3 during the years ended December 31, 2015 or 2014.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The Company has elected the fair value option for loans held for sale. These loans are intended for sale, and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due nor on nonaccrual as of December 31, 2015 and 2014.
The aggregate fair value, contractual principal, and gain or loss for loans held for sale was as follows:

	December 31,
	2015			2014
	Aggregate Fair Value	Gain (Loss)	Contractual Principal	Aggregate Fair Value	Gain (Loss)	Contractual Principal
	(Dollars in thousands)
Loans held for sale	$3,581	$110	$3,471	$763	$24	$739
The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets carried at fair value for the years ended December 31, 2015 and 2014:

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Loans held for sale
Other gains (losses)	$45	$(6)
Interest income	41	30
Interest expense	—	—
Total changes in fair values included in current period earnings	$86	$24
For items for which the fair value option has been elected, interest income is recorded within the consolidated statements of income and comprehensive income (loss) based on the contractual amount of interest income earned on financial assets (none were delinquent or in nonaccrual status).
Assets measured at fair value on a non-recurring basis are summarized below:

		December 31, 2015
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Impaired loans:
Commercial:
Real estate	$590	$—	$—	$590
Land	79	—	—	79
Residential mortgage	252	—	—	252
Home equity	—	—	—	—
Other real estate owned, net:
Residential mortgage	36	—	—	36
Mortgage servicing rights	145	—	145	—

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a gross carrying amount of $1.9 million, with a valuation allowance of $945,000 at December 31, 2015, resulting in an additional provision for loan losses of $764,000 for the year ended December 31, 2015. At December 31, 2014, impaired loans had a gross carrying amount of $3.3 million, with a valuation allowance of $886,000, resulting in a reversal of provision for loan losses of $87,000 for the year ended December 31, 2014.
Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $36,000 at December 31, 2015, resulting in write-downs of $10,000 for the year ended December 31, 2015. At December 31, 2014, other real estate owned had a net carrying amount of $624,000 at December 31, 2014, resulting in write-downs of $176,000 for the year ending December 31, 2014.
Mortgage servicing rights, which are carried at lower of cost or fair value, were carried at their fair value of $145,000, which is made up of the outstanding balance of $231,000, net of a valuation allowance of $86,000 at December 31, 2015, resulting in a reversal of $5,000 for the year ending December 31, 2015. At December 31, 2014, mortgage servicing rights were carried at their fair value of $173,000, which is made up of the outstanding balance of $264,000, net of a valuation allowance of $91,000, resulting in a reversal of $15,000 for the year ended December 31, 2014.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The carrying amounts and estimated fair values of financial instruments are as follows:

		December 31, 2015
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial assets:
Cash and due from financial institutions	$18,459	$18,459	$—	$—
Interest-earning time deposits in other financial institutions	13,599	—	13,641	—
Securities available-for-sale	122,243	—	122,243	—
Loans held for sale	3,581	—	3,581	—
Loans, net	341,552	—	—	344,488
Federal Home Loan Bank stock	4,029	—	4,029	—
Accrued interest receivable	1,519	—	760	759
Financial liabilities:
Deposits	$(390,959)	$—	$(390,914)	$—
Federal Home Loan Bank advances	(55,000)	—	(55,197)	—
Subordinated debentures	(5,155)	—	—	(5,139)
Accrued interest payable	(175)	—	(172)	(3)
Derivatives – interest rate swaps	(1,265)	—	(1,265)	—

		December 31, 2014
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Financial assets:
Cash and due from financial institutions	$8,698	$8,698	$—	$—
Interest-earning time deposits in other financial institutions	6,615	—	6,636	—
Securities available-for-sale	155,223	—	155,223	—
Loans held for sale	763	—	763	—
Loans, net	306,131	—	—	309,903
Federal Home Loan Bank stock	4,275	—	4,275	—
Accrued interest receivable	1,485	—	857	628
Financial liabilities:
Deposits	$(340,768)	$—	$(340,830)	$—
Federal Home Loan Bank advances	(84,919)	—	(85,078)	—
Subordinated debentures	(5,155)	—	—	(5,149)
Accrued interest payable	(155)	—	(152)	(3)
Derivatives – interest rate swaps	(1,156)	—	(1,156)	—

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
NOTE 6 – LOAN SERVICING
Mortgage loans serviced for others are not reported as assets. The principal balances of these loans for the dates indicated are as follows:

	December 31,
	2015	2014
	(Dollars in thousands)
Mortgage loan portfolios serviced for:
FHLMC	$56,968	$59,938
FHLB	1,591	1,339
Total	$58,559	$61,277
Custodial escrow balances maintained in connection with serviced loans were $437,000 and $358,000, respectively, at December 31, 2015 and 2014.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Activity for capitalized mortgage servicing rights was as follows:

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Servicing rights:
Beginning of year	$351	$368
Additions	45	33
Amortized to expense	(67)	(65)
Change in valuation allowance	5	15
End of year	$334	$351

Valuation allowance:
Beginning of year	$91	$106
Additions expensed	17	5
Reductions credited to expense	(22)	(20)
Direct write-downs	—	—
End of year	$86	$91
The weighted average amortization period for mortgage servicing rights was 4.10 years at December 31, 2015.
The Company also services mortgage warehouse loans for the mortgage warehouse participation program that was implemented during 2015. At December 31, 2015, the program included three local financial institutions. The principal balances serviced totaled $101.0 million at December 31, 2015.
NOTE 7 – PREMISES AND EQUIPMENT
Premises and equipment were as follows for the dates indicated:

	December 31,
	2015	2014
	(Dollars in thousands)
Land	$2,355	$2,355
Buildings	10,205	10,076
Furniture, fixtures, and equipment	5,430	5,580
Leasehold improvements	45	45
Construction in progress	—	17
	18,035	18,073
Less: Accumulated depreciation	(9,427)	(9,405)
	$8,608	$8,668
Depreciation expense was $572,000 and $547,000, respectively, for the years ended December 31, 2015 and 2014.
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
The Company leases its loan production office in St. Joseph, Michigan under an operating lease. Rent expense was $14,000 for the years ended December 31, 2015 and 2014, respectively. Rent commitments, before considering renewal options that generally are present, were $14,000 in 2016 and $8,000 in 2017.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS
The Company’s goodwill totaled $8.4 million at December 31, 2015 and 2014. The Company determined that no impairment of its goodwill existed during the years ended December 31, 2015 and 2014. Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of the Company’s single reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. Management determined the fair value of the reporting unit and compared it to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, a second step to the impairment test is required. The Company’s annual impairment analysis performed as of October 31, 2015 indicated that the Step 2 analysis was not necessary.
At December 31, 2015 and 2014, the Company’s core deposit intangible assets had a net carrying value of $153,000 and $204,000, respectively. The total gross carrying amount of the core deposit intangible assets totaled $1.5 million at December 31, 2015 and 2014 and is reported net of accumulated amortization of $1.4 million and $1.3 million at December 31, 2015 and 2014, respectively.
Aggregate amortization expense for the years ended December 31, 2015 and 2014 was $51,000 and $70,000, respectively.
Estimated amortization expense related to the Company’s core deposit intangibles for each of the next five years is as follows:

(Dollars in thousands)
2016	$41
2017	33
2018	26
2019	21
2020	18
NOTE 9 – DEPOSITS

	December 31,
	2015	2014
	(Dollars in thousands)
Noninterest-bearing demand deposits	$62,020	$53,030
Interest-bearing demand deposits	106,434	58,892
Money market	57,999	57,069
Savings deposits	65,747	62,330
Certificates of deposit of $250,000 or more	2,799	4,148
Other certificates and time deposits	95,960	105,299
Total deposits	$390,959	$340,768
Time deposits of $100,000 or more totaled $43.6 million and $48.8 million, respectively, at December 31, 2015 and 2014.
Scheduled maturities of time deposits for the next five years were as follows at December 31, 2015:

(Dollars in thousands)
2016	$38,264
2017	31,266
2018	9,614
2019	11,771
2020	3,250
Thereafter	4,594
$98,759

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES
The advance type, balances, and interest rate ranges for the dates indicated are as follows:

	December 31, 2015
Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
(Dollars in thousands)
Fixed rate bullet	$45,000	0.52% to 1.86%	1.00%	January 2016 through April 2019
LIBOR adjustable	10,000	0.57%	0.57%	July 2016
Total advances	$55,000

	December 31, 2014
Advance Type	Balance	Interest Rate Range	Weighted Average Rate	Maturity Date Range
(Dollars in thousands)
Fixed rate bullet	$60,000	0.30% to 3.22%	1.04%	January 2015 through April 2019
Variable rate	9,919	0.43%	0.43%	January 2015
LIBOR adjustable	15,000	0.47% to 0.50%	0.49%	September 2015 through July 2016
Total advances	$84,919
The Bank was authorized to borrow up to $99.5 million from the FHLB at December 31, 2015 and up to $85.9 million at December 31, 2014. At December 31, 2015 and 2014, the Bank had indebtedness to the FHLB totaling $55.0 million and $84.9 million, respectively. The FHLB advances held by the Bank consisted of two different types as of December 31, 2015 and three different types as of December 31, 2014, respectively. Fixed rate bullet advances carry a fixed interest rate throughout the life of the advance and are subject to a prepayment penalty if the advances are repaid prior to maturity. Variable rate advances carry a variable rate throughout the life of the advance. All of the variable rate advances held by the Bank at December 31, 2014 were short-term advances and may be prepaid at any time. London Interbank Offered Rate (“LIBOR”) adjustable advances carry adjustable interest rates which reset quarterly based on the 3-Month LIBOR in effect on the reset date plus a spread. These advances may be called by the FHLB on a quarterly basis.
The required payments for FHLB advances over the next four years are as follows at December 31, 2015:

(Dollars in thousands)
2016	$30,000
2017	10,000
2018	10,000
2019	5,000
At December 31, 2015 and 2014, in addition to FHLB stock, the Bank pledged mortgage, home equity, and commercial real estate loans totaling $100.6 million and $103.6 million, respectively, to the FHLB to secure its outstanding advances. At December 31, 2015 and 2014, the Bank also pledged U.S. government sponsored agency securities totaling $39.4 million and $35.1 million, respectively, to the FHLB to secure its outstanding advances.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 11 – OTHER BORROWINGS
During the years ended December 31, 2015 and 2014, the Company had an accommodation from First Tennessee Bank National Association to borrow federal funds up to the amount of $15.0 million. This federal funds accommodation is not a confirmed line of credit or loan, and First Tennessee Bank National Association may cancel, in whole or in part, the accommodation at any time without cause or notice in its sole discretion. The Company did not have an outstanding balance on this accommodation at December 31, 2015 and 2014.
At December 31, 2015 and 2014, the Company had an agreement with Zions First National Bank to borrow federal funds up to $9.0 million. This federal funds amount was established at the discretion of Zions First National Bank and may be terminated at any time in its sole discretion. The Company did not have an outstanding balance on this line at December 31, 2015 and 2014.
NOTE 12 – SUBORDINATED DEBENTURES
In June 2003, City Savings Statutory Trust I (the “Trust”), a trust formed by City Savings Financial Corporation, closed a pooled private offering of 5,000 trust preferred securities with a liquidation amount of $1,000 per security. City Savings Financial Corporation issued $5.2 million of subordinated debentures to the Trust in exchange for ownership of all of the common security of the Trust and the proceeds of the preferred securities sold by the Trust. On October 12, 2007, the Company purchased the ownership of the common securities of the Trust as a result of its acquisition of City Savings Financial Corporation. The Company is not considered the primary beneficiary of this Trust (variable interest entity), therefore the Trust is not consolidated in the Company’s financial statements, but rather the subordinated debentures are shown as a liability. The Company’s investment in the common stock of the Trust was $155,000 and is included in other assets in the December 31, 2015 and 2014 consolidated balance sheets.
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
The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a variable rate of interest equal to the 3-Month LIBOR plus 3.10%, which was 3.70% at December 31, 2015 and 3.35% at December 31, 2014.

NOTE 13 – EMPLOYEE BENEFIT PLANS
401(k) Plan: The Bank maintains a defined contribution 401(k) plan (“401(k) Plan”) for all employees. Employees must be 21 years of age to participate in the 401(k) Plan. Employees are eligible to enter the 401(k) Plan upon the first day of the quarter following employment and are eligible for matching employer contributions upon the first day of the quarter following one year of employment. Voluntary participant contributions may be made in the range of 1% to 75% of employee compensation. The Company will make matching employer contributions equal to 25% of the first 6% of the participant’s voluntary contributions. Employee contributions are 100% vested. Employer matching contributions are vested over five years. The Company made matching contributions totaling $72,000 and $63,000, respectively, for the years ended December 31, 2015 and 2014.
Supplemental Executive Retirement Plan: Effective August 1, 2002, a supplemental retirement plan (“SERP”) was established to cover selected officers. The Bank records an expense equal to the projected present value of payments due at retirement based on the projected remaining years of service. The obligation under the SERP was $2.4 million and $2.3 million for the years ended December 31, 2015 and 2014, respectively, and is included in other liabilities in the consolidated balance sheets. The expense attributable to the SERP, included in salaries and employee benefits in the consolidated statements of income, was $185,000 and $231,000, respectively, for the years ended December 31, 2015 and 2014.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Split-Dollar Life Insurance Plans: Effective January 1, 2003, life insurance plans were provided for certain officers on a split-dollar basis. The officer’s designated beneficiary(s) is entitled to a percentage of the death proceeds from the split-dollar policies. The Bank is entitled to the remainder of the death proceeds less any loans on the policies and unpaid interest or cash withdrawals previously incurred by the Bank. The cash surrender value of these life insurance policies related to the Bank’s SERP totaled $15.0 million and $14.6 million, respectively, at December 31, 2015 and 2014. The Bank is the owner of the split-dollar policies.
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
Participants receive the shares at the end of employment. During the year ended December 31, 2015 and 2014, 7,968 and 7,927 allocated shares, respectively, were distributed to former participants.
Contributions to the ESOP during the years ended December 31, 2015 and 2014 were $166,000 and $164,000, respectively. ESOP related expenses totaled $310,000 and $251,000, respectively, during the years ended December 31, 2015 and 2014.
Shares held by the ESOP were as follows at the dates indicated:

	December 31,
	2015	2014
	(Dollars in thousands)
Allocated to participants	119,036	104,518
Unearned	359,773	382,259
Total ESOP shares	478,809	486,777
Fair value of unearned shares	$5,469	$4,774

NOTE 15 – INCOME TAXES
Income tax expense (benefit) was as follows:

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Current expense (benefit):
Federal	$906	$542
State	248	54
	1,154	596
Deferred expense (benefit):
Federal	57	124
State	(82)	308
	(25)	432
Change in valuation allowance related to realization of net state deferred tax asset	(68)	(335)
Total	$1,061	$693

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The net deferred tax assets at December 31, 2015 and 2014 were as follows:

	December 31,
	2015	2014
	(Dollars in thousands)
Deferred tax assets:
Deferred officer compensation	$995	$963
Bad debt expense	1,419	1,413
Indiana net operating loss carryforwards	326	271
Tax credit carryforwards	40	98
Write downs of other real estate owned	160	260
Capital loss carryforwards	128	135
Nonaccrual loan interest	86	217
Net unrealized losses on interest rate swaps	429	392
Other	147	91
	3,730	3,840
Deferred tax liabilities:
Mortgage servicing rights	(136)	(144)
FHLB stock dividends	(129)	(133)
Deferred loan fees	(124)	(114)
Prepaid expenses	(560)	(554)
Depreciation	(281)	(339)
Net unrealized gains on securities available-for-sale	(590)	(661)
Amortization of other intangible assets	(61)	(74)
Real estate investment trust dividends	(140)	(143)
	(2,021)	(2,162)
Valuation allowance	(682)	(614)
	$1,027	$1,064
The valuation allowance has been established against the portion of the Company’s net state tax deferred tax asset that management feels is not realizable as of December 31, 2015 and 2014. The Company has an Indiana net operating loss carryforward of approximately $3.3 million at December 31, 2015 which will expire in 2028, if not used. The Company also has Indiana enterprise zone credit carryforwards of approximately $40,000 at December 31, 2015 which will expire in 2016 through 2017, if not used.
Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes as a result of the following:

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Expected income tax expense at:
Federal tax rate	$1,917	$1,735
State tax expense, net of federal benefit	65	17
Increase (decrease) resulting from:
Effect of tax exempt income (net)	(686)	(723)
Other tax exempt income	(346)	(316)
Other, net	111	(20)
Total income tax expense	$1,061	$693
Effective tax rate	18.8%	13.6%

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Unrecognized Tax Benefits
The Company has no unrecognized tax positions at December 31, 2015 or 2014 not already addressed by the deferred tax asset valuation allowance. The Company does not expect a significant increase or decrease in unrecognized tax benefits over the next twelve months.
Federal income tax laws provided savings banks with additional bad debt deductions through 1995 which total $2.7 million for the Company. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability would otherwise total $904,000 at December 31, 2015 and 2014. If the Company were liquidated or otherwise ceases to be a bank or if tax laws change, the $904,000 would be recorded as expense.
The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for years before 2012.
NOTE 16 – RELATED-PARTY TRANSACTIONS
Loans to principal officers, directors, and their affiliates were as follows:

	December 31,
	2015	2014
	(Dollars in thousands)
Beginning balance	$444	$488
New loans	177	45
Repayments	(259)	(89)
Ending balance	$362	$444
Deposits from principal officers, directors, and their affiliates at December 31, 2015 and 2014 totaled $1.9 million and $1.7 million, respectively.
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
On October 14, 2014, the Company implemented the 2014 Plan and granted 332,250 stock options and 126,800 restricted share awards to employees and directors. On March 6, 2015, the Company also awarded 3,500 stock options under the 2014 Plan to an employee. Compensation costs related to these grants will be amortized over a five year period on a straight-line basis. The options and restricted share awards vest 20% annually.
Total compensation expense related to the Plans was $696,000 and $334,000, respectively, for the years ended December 31, 2015 and 2014.
Stock-Based Compensation
Compensation expense is recognized for stock options and restricted stock awards issued to employees or directors based on their grant date fair value. A Black-Scholes model is utilized to estimate the fair value of stock options. The market price of the Company’s common stock at the grant date is used for restricted stock awards.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

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
The fair value of each option award is estimated on the grant date using a closed form option valuation (Black-Scholes) model. Expected volatilities are based on historical volatilities of the Company’s common stock. The expected term of options granted represents the period of time they are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grant.

The table below presents information related to stock options granted for the years ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014
Options granted:
Number of options	3,500	332,250
Risk-free interest rate	2.04%	1.88%
Expected term	7.5 years	7.5 years
Expected stock price volatility	19.24%	19.03%
Dividend yield	1.17%	1.39%
Weighted average fair value of options granted	$2.94	$2.28
A summary of stock option activity for the year ended December 31, 2015 was as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(Dollars in thousands)
Outstanding at beginning of year	598,972	$9.30	8.4 years	$1,911
Granted	3,500	13.71	9.2 years
Exercised	(15,308)	6.68
Forfeited or expired	(5,338)	9.10
Outstanding at end of year	581,826	9.40	7.5 years	3,377
Exercisable at end of year	256,262	7.77	6.5 years	1,903
During the year ended December 31, 2015, 15,308 options were exercised which had an intrinsic value of $113,000 The Company received $103,000 in cash and realized $36,000 in tax benefits related to the exercise of these options. There were 4,472 options exercised during the year ended December 31, 2014 which had an intrinsic value of $21,000. The Company received $28,000 in cash and realized $10,000 in tax benefits related to the exercise of these options. At December 31, 2015, there was $647,000 of total unrecognized compensation expense related to nonvested stock options granted. The expense is expected to be recognized over a weighted-average period of 3.5 years. The 2014 Plan had 22,132 shares available for future grant at December 31, 2015.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Restricted Share Awards
The 2011 Plan provided for the issuance of up to 119,298 of restricted shares to directors and employees. The 2014 Plan provides for the issuance of up to 135,772 of restricted shares to directors and employees. Compensation expense is recognized over the vesting period of the awards based on the grant date fair value of the Company’s common stock as determined by the listing price on the respective date. Shares vest 20% annually over five years. The 2014 Plan had 9,870 shares available for future grant at December 31, 2015.
A summary of changes in the Company’s nonvested restricted shares for the year ended December 31, 2015 follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at beginning of year	175,164	$10.14
Granted	—	—
Vested	(49,114)	9.09
Forfeited	(898)	6.44
Nonvested at end of year	125,152	10.58
As of December 31, 2015, there was $1.2 million of total unrecognized compensation expense related to nonvested shares granted under the Plans. The expense is expected to be recognized over a weighted-average period of 3.5 years. At December 31, 2015, the nonvested shares had an intrinsic value of $578,000.
NOTE 18 – REGULATORY CAPITAL MATTERS
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2015, the Bank met all capital adequacy requirements to which it is subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2015 and 2014, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Actual and required Bank capital amounts and ratios are presented below at the dates indicated.

	Actual		Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2015 (1)
Total Capital to risk weighted assets Bank	$71,217	18.0%	$31,700	8.0%	$39,625	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	67,583	17.1	23,775	6.0	31,700	8.0
Tier 1 Common Equity Capital to risk weighted assets Bank	67,583	17.1	17,831	4.5	25,757	6.5
Tier 1 (Core) Capital to average assets Bank	67,583	13.3	20,317	4.0	25,397	5.0
December 31, 2014 (1)
Total Capital to risk weighted assets Bank	$67,729	19.2%	$28,277	8.0%	$35,346	10.0%
Tier 1 (Core) Capital to risk weighted assets Bank	64,134	18.1	14,138	4.0	21,207	6.0
Tier 1 (Core) Capital to average assets Bank	64,134	13.0	19,754	4.0	24,692	5.0

(1)
Basel III Capital Rules, which became effective for the Bank on January 1, 2015, revised the risk-based capital requirements and introduced a new capital measure, Tier 1 common capital to risk weighted assets. As a result, ratios as of December 31, 2015 are computed using the new rules and ratios as of December 31, 2014 are computed using the regulatory guidance applicable at that time.

In July 2013, the federal banking agencies published final rules (“Basel III Capital Rules”) that revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision. The phase-in period for the final rules began for the Bank on January 1, 2015, with full compliance with the final rules entire requirement phased in on January 1, 2019.
The Basel III Capital Rules (i) introduced a new capital measure called “Common Equity Tier 1” (“CET1”), (ii) specified that Tier 1 capital consists of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) narrowly defined CET1 by requiring the most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (iv) expanded the scope of the deductions/adjustments compared to existing regulations.
When fully-phased in on January 1, 2019, the Basel III Capital Rules will require the Bank to maintain the following:

•
A minimum ratio of CET1 to risk weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (resulting in a minimum ratio of CET1 to risk weighted assets of at least 7% upon full implementation).

•	A minimum ratio of Tier 1 capital to risk weighted assets of at least 6.0%, plus the capital conservation buffer (resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation).

•
A minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk weighted assets of at least 8.0%, plus the capital conservation buffer (resulting in a minimum total capital ratio of 10.5% upon full implementation).

•	A minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets.
The Basel III Capital Rules also provide for a number of deductions from and adjustments to CET1 to be phased-in over a four-year period through January 1, 2019 (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). Examples of these include the requirement that mortgage servicing rights, deferred tax assets depending on future taxable income, and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Under current capital standards, the effects of accumulated other comprehensive income items included in capital are excluded for the purposes of determining regulatory capital ratios. Under the Basel III Capital Rules, the effects of certain accumulated other comprehensive items are not excluded; however, the Bank made a one-time permanent election to continue to exclude these items.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Finally, the Basel III Capital Rules prescribe a standardized approach for risk weightings that expand the risk weighting categories from the previous four Basel I-derived categories (0%, 20%, 50%, and 100%) to a much larger and more risk-sensitive number of categories depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities to 600% for certain equity exposures, resulting in higher risk weights for a variety of asset categories.
Management of the Bank believes they would meet all capital adequacy requirements under the Basel III Capital Rules on a fully-phased in basis as if such requirement were currently in effect as of December 31, 2015.
The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met at December 31, 2015.
Dividend Restrictions – The Parent Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits combined with the retained net profits of the preceding two years, subject to the capital requirements described above. At December 31, 2015, the Bank could, without prior approval, declare dividends of approximately $2.2 million million to the Parent Company.
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
The counterparties to the Company’s derivatives are exposed to credit risk whenever a derivative is in a liability position. As a result, the Company has collateralized these liabilities with security collateral held in safekeeping by Bank of New York and PNC Bank. At December 31, 2015 and 2014, the Company had securities with fair market values of $3.7 million and $2.6 million, respectively, posted as collateral for these derivatives.
Interest Rate Swaps Designated as Cash Flow Hedges: Interest rate swaps with notional amounts of $40.0 million and $45.0 million as of December 31, 2015 and 2014, respectively, were designated as cash flow hedges of certain FHLB advances and were determined to be fully effective during the years then ended. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The hedge would no longer be considered effective if a portion of the hedge becomes ineffective, the item hedged is no longer in existence, or the Company discontinues hedge accounting. The Company expects the hedges to remain fully effective during the remaining terms of the swaps. The Company does not expect any amounts to be reclassified from other comprehensive income (loss) over the next 12 months.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Information related to the interest-rate swaps designated as cash flow hedges were as follows for the periods presented:

	December 31,
	2015	2014
	(Dollars in thousands)
FHLB Advance:
Notional amount	$—	$5,000
Unrealized losses	—	(109)
Fixed interest rate payable	—%	3.54%
Variable interest rate receivable (Three month LIBOR plus 0.22%)	—	0.47
Maturity date	September 20, 2015
FHLB Advance:
Notional amount	$10,000	$10,000
Unrealized losses	(154)	(434)
Fixed interest rate payable	3.69%	3.69%
Variable interest rate receivable (Three month LIBOR plus 0.25%)	0.57	0.48
Maturity date	July 19, 2016
FHLB Advance:
Notional amount	$10,000	$10,000
Unrealized losses	(276)	(186)
Fixed interest rate payable	2.09%	2.09%
Variable interest rate receivable (One month LIBOR)	0.35	—
Maturity date	March 15, 2020
FHLB Advance:
Notional amount	$10,000	$10,000
Unrealized losses	(339)	(197)
Fixed interest rate payable	2.23%	2.23%
Variable interest rate receivable (One month LIBOR)	0.35	—
Maturity date	June 15, 2020

	December 31,
	2015	2014
	(Dollars in thousands)
Forward Starting:
FHLB advance:
Notional amount	$10,000	$10,000
Unrealized losses	(496)	(230)
Fixed interest rate payable	2.62%	2.62%
Variable interest rate receivable (One month LIBOR)	—	—
Start date	March 15, 2016
Maturity date	March 15, 2021
Interest expense recorded on these swap transactions totaled $696,000 and $704,000, respectively, for the years ended December 31, 2015 and 2014 and was reported as a component of interest expense on subordinated debentures, deposits, and FHLB advances.

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following table presents the net gains (losses) recorded in accumulated other comprehensive income (loss) and the consolidated statements of income relating to the cash flow derivative instruments for the periods presented:

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Interest rate contracts:
Net amount of gain (loss):
Recognized in OCI (Effective Portion)	$(73)	$17
Reclassified from OCI to interest income	—	—
Recognized in other noninterest income (Ineffective Portion)	—	—
The following table reflects the cash flow hedges included in the consolidated balance sheets as of the dates indicated:

	December 31,
	2015		2014
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other liabilities:
Interest rate swaps related to FHLB advances	(40,000)	(1,265)	(45,000)	(1,156)
NOTE 20 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
A summary of the changes in accumulated other comprehensive income (loss) by component for the dates indicated is as follows:

	Year Ended December 31,
	2015			2014
	Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Available- for-Sale Securities	Total	Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Available- for-Sale Securities	Total
	(Dollars in thousands)
Beginning balance	$(763)	$1,285	$522	$(780)	$(1,058)	$(1,838)
Other comprehensive income (loss) before reclassification	(73)	(74)	(147)	17	2,412	2,429
Amounts reclassified from accumulated other comprehensive income (loss)	—	(65)	(65)	—	(69)	(69)
Net current period other comprehensive income (loss)	(73)	(139)	(212)	17	2,343	2,360
Ending balance	$(836)	$1,146	$310	$(763)	$1,285	$522
A summary of the reclassifications out of accumulated other comprehensive income (loss) for the date indicated is as follows:

	Year ended December 31,
	2015	2014
Details about Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)
	(Dollars in thousands)
Unrealized gains and losses on available-for-sale securities:
Net gains on securities	$99	$105
Income tax expense	(34)	(36)
Net of tax	$65	$69

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 21 – OFFSETTING FINANCIAL ASSETS AND LIABILITIES
The following tables summarize gross and net information about financial instruments and derivative instruments that are offset in the Company’s statement of consolidated balance sheets or that are subject to an enforceable master netting arrangement at December 31, 2015 and 2014.

	December 31, 2015
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet
				Financial Instruments	Cash Collateral Pledged	Net Amount
	(Dollars in thousands)
Derivatives	$1,265	$—	$1,265	$(3,696)	$—	$(2,431)

	December 31, 2014
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet
				Financial Instruments	Cash Collateral Pledged	Net Amount
	(Dollars in thousands)
Derivatives	$1,156	$—	$1,156	$(2,606)	$—	$(1,450)
Repurchase agreements	755	—	755	(755)	—	—
Total	$1,911	$—	$1,911	$(3,361)	$—	$(1,450)
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
NOTE 22 – COMMITMENTS AND CONTINGENCIES
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
The contractual amounts of financial instruments with off-balance-sheet risk were as follows at the dates indicated:

	December 31,
	2015		2014
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
	(Dollars in thousands)
Commitments to make loans	$1,491	$969	$5,662	$21,103
Unused lines of credit	7,237	25,447	6,191	26,959
Standby letters of credit	38	964	33	950
Total	$8,766	$27,380	$11,886	$49,012

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates from 4.00% to 5.50% and maturities of up to 60 months at December 31, 2015. The fixed rate loan commitments have interest rates from 3.95% to 5.25% and a maturity of up to 60 months at December 31, 2014.
The Company has entered into employment agreements with certain officers that provide for the continuation of salary and certain benefits for a specified period of time under certain conditions. Under the terms of the agreements, these payments could occur in the event of a change in control of the Company, as defined, along with other specific conditions.
NOTE 23 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Condensed financial information of LaPorte Bancorp, Inc. at December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 was as follows:

CONDENSED BALANCE SHEETS
	December 31,
	2015	2014
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$3,213	$4,954
Interest-earning time deposits in other financial institutions	1,729	—
Securities available-for-sale	3,493	4,342
ESOP loan receivable	2,992	3,133
Investment in banking subsidiary	76,444	73,376
Investment in captive insurance subsidiary	2,256	1,177
Investment in statutory trust	155	155
Accrued interest receivable and other assets	439	411
Total assets	$90,721	$87,548
LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$5,155	$5,155
Accrued interest payable and other liabilities	18	5
Shareholders’ equity	85,548	82,388
Total liabilities and shareholders’ equity	$90,721	$87,548

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Dividends from banking subsidiary	$1,500	$4,000
Interest income	170	198
Interest expense	(172)	(195)
Other income	3	—
Other expense	(451)	(274)
Income before income tax and undistributed subsidiary income	1,050	3,729
Income tax benefit	(153)	(92)
Equity in undistributed income or net income of subsidiaries	3,375	589
Net income	4,578	4,410
Other comprehensive income (loss)	(212)	2,360
Net income and comprehensive income (loss)	$4,366	$6,770

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

CONDENSED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$4,578	$4,410
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed income or net income of subsidiaries	(3,375)	(589)
Change in other assets	70	806
Change in other liabilities	(96)	(6)
Net cash provided by operating activities	1,177	4,621
Cash flows from investing activities:
Net change in ESOP loan receivable	141	137
Net change in interest-earning time deposits at other financial institutions	(1,729)	2,232
Net change in securities available-for-sale	882	524
Net cash (utilized for) provided by investing activities	(706)	2,893
Cash flows from financing activities:
Stock option exercises	103	28
Repurchase of common stock	(1,419)	(4,321)
Dividends paid on common stock	(896)	(923)
Net cash utilized for financing activities	(2,212)	(5,216)
Net change in cash and cash equivalents	(1,741)	2,298
Beginning cash and cash equivalents	4,954	2,656
Ending cash and cash equivalents	$3,213	$4,954

NOTE 24 – EARNINGS PER SHARE
The factors used in the earnings per common share computation follow:

	Year Ended December 31,
	2015	2014
	(Dollars in thousands, except per share data)
Basic:
Net income	$4,578	$4,410

Weighted average common shares outstanding	5,596,165	5,767,168
Less: Average unallocated ESOP shares	(371,017)	(393,502)
Average shares	5,225,148	5,373,666

Basic earnings per common share	$0.88	$0.82

Diluted:
Net income	$4,578	$4,410

Weighted average common shares outstanding for basic earnings per common share	5,225,148	5,373,666
Add: Dilutive effects of assumed exercises of stock options	122,764	91,890
Average shares and dilutive potential common shares	5,347,912	5,465,556

Diluted earnings per common share	$0.86	$0.81

LAPORTE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

NOTE 25 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share
	(Dollars in thousands, except per share data)
December 31, 2015
First quarter	$4,481	$3,876	$952	$0.18	$0.18
Second quarter	4,736	4,056	1,324	0.25	0.25
Third quarter	4,604	3,904	1,071	0.21	0.20
Fourth quarter	4,904	4,220	1,231	0.24	0.23
December 31, 2014
First quarter	$4,277	$3,482	$850	$0.15	$0.15
Second quarter	4,505	3,695	1,214	0.23	0.22
Third quarter	4,644	3,861	1,341	0.25	0.25
Fourth quarter	4,499	3,822	1,005	0.19	0.19
NOTE 26 – SUBSEQUENT EVENT
On March 10, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Horizon Bancorp (“Horizon”), an Indiana corporation. Pursuant to the Merger Agreement, the Company will merge with and into Horizon, with Horizon as the surviving corporation (the “Merger”). Immediately following the Merger, The La Porte Savings Bank, an Indiana chartered savings bank and wholly-owned subsidiary of the Company (“LPS Bank”), will merge with and into Horizon Bank, National Association, the wholly-owned national bank subsidiary of Horizon (“Horizon Bank”), with Horizon Bank as the surviving bank.
Subject to the terms and conditions of the Merger Agreement, upon the completion of the Merger, each share of outstanding Company common stock, $0.01 par value per share, will be converted into 0.629 shares (the “Exchange Ratio”) of Horizon common stock, no par value, $17.50 per share in cash, or a combination of both. The Merger Agreement provides that, in the aggregate, 65% of the outstanding shares of the Company will be converted into the right to receive shares of Horizon common stock and the remaining 35% of the outstanding shares of the Company will be converted into the right to receive cash. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions, or as otherwise described in the Merger Agreement. No fractional shares of Horizon common stock will be issued arising from the Exchange Ratio, instead, Horizon will pay each holder of Company stock an amount in cash determined by multiplying the fractional shares by an average of the daily closing sales price of a share of Horizon’s common stock during the 15 consecutive trading days immediately preceding the second business day prior to the closing date of the Merger. Immediately prior to the Merger, each outstanding stock option to purchase Company common stock will be converted into the right to receive cash equal to $17.50 minus the per share exercise price for each stock option, minus any applicable taxes required to be withheld by law. Based on Horizon’s March 9, 2016 closing price of $24.21 per share as reported on the NASDAQ Global Select Market, the transaction value is estimated at $94.1 million.
The boards of directors of each of the Company and Horizon have approved the Merger and the Merger Agreement. Subject to the approval of the Merger by the Company’s shareholders, issuance of shares related to the Merger by Horizon shareholders, regulatory approvals and other closing conditions, the parties anticipate completing the Merger during the third quarter of 2016.
The Merger Agreement contains certain termination rights for both Horizon and the Company. Under certain circumstances, termination of the Merger Agreement may result in the payment of a termination fee to Horizon, all as more fully described in the Merger Agreement.
The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 14, 2016.

50.